   As filed with the Securities and Exchange Commission on October 22, 2002
                                                      Registration No. 333-
================================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.
                               -----------------
                                   FORM F-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -----------------
                       KINGSWAY FINANCIAL SERVICES INC.
            (Exact name of registrant as specified in its charter)

                      Ontario                Not Applicable
                  (State or other           (I.R.S. Employer
                  jurisdiction of        Identification Number)
                 incorporation or
                   organization)

                                           Mr. James R. Zuhlke
               5310 Explorer Drive,       Kingsway America Inc.
                     Suite 200            1515 Woodfield Road,
             Mississauga, Ontario L4W           Suite 820
                        5H8             Schaumburg, Illinois 60173
                  (905) 629-7888             (847) 619-7610
              (Address and telephone       (Name, address and
                     number of          telephone number of agent
              Registrant's principal          for service)
                executive offices)
                               -----------------
                          KINGSWAY U.S. FUNDING INC.
                      KINGSWAY FINANCIAL CAPITAL TRUST I
            (Exact name of registrant as specified in its charter)

                     Delaware                 [Applied For]
                     Delaware                 [Applied For]
                  (State or other           (I.R.S. Employer
                  jurisdiction of        Identification Number)
                 incorporation or
                   organization)

                                          The Corporation Trust
             c/o Kingsway America Inc.           Company
               1515 Woodfield Road,     Corporation Trust Center
                     Suite 820             1209 Orange Street
             Schaumburg, Illinois 60173 Wilmington, Delaware 19801
                  (847) 619-7610             (866) 252-8615
              (Address and telephone       (Name, address and
                     number of          telephone number of agent
              Registrant's principal          for service)
                executive offices)
                               -----------------
                                  Copies to:
                Janet O. Love, Esq.      William R. Kunkel, Esq.
               Lord, Bissell & Brook      Skadden, Arps, Slate,
             115 South LaSalle Street   Meagher & Flom (Illinois)
              Chicago, Illinois 60603     333 West Wacker Drive
                  (312) 443-0700         Chicago, Illinois 60606
                                             (312) 407-0700

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                                                          Proposed        Proposed
                                                                            Amount        maximum          maximum
                        Title of each class of                               to be     offering price     aggregate
                      securities to be registered                        registered(1)  per share(1)  offering price(1)
------------------------------------------------------------------------------------------------------------------------
Preferred Securities of Kingsway Financial Capital Trust I..............   2,300,000        $25         $57,500,000
------------------------------------------------------------------------------------------------------------------------
Junior Subordinated Debentures of Kingsway U.S. Funding Inc. (2)(3)(4)..          --          --                  --
------------------------------------------------------------------------------------------------------------------------
Guarantee of Kingsway Financial Services Inc. with respect to the above-
 referenced Preferred Securities (2)(4).................................          --          --                  --
------------------------------------------------------------------------------------------------------------------------
Guarantee of Kingsway Financial Services Inc. with respect to the above
 referenced Debentures..................................................          --          --                  --
------------------------------------------------------------------------------------------------------------------------
Total...................................................................   2,300,000        $ 25        $ 57,500,000


                        Title of each class of                                Amount of
                      securities to be registered                        registration fee(5)
--------------------------------------------------------------------------------------------
Preferred Securities of Kingsway Financial Capital Trust I..............       $5,290
--------------------------------------------------------------------------------------------
Junior Subordinated Debentures of Kingsway U.S. Funding Inc. (2)(3)(4)..            --
--------------------------------------------------------------------------------------------
Guarantee of Kingsway Financial Services Inc. with respect to the above-
 referenced Preferred Securities (2)(4).................................            --
--------------------------------------------------------------------------------------------
Guarantee of Kingsway Financial Services Inc. with respect to the above
 referenced Debentures..................................................            --
--------------------------------------------------------------------------------------------
Total...................................................................       $ 5,290

================================================================================
(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.
(2) This Registration Statement is deemed to cover the Junior Subordinated Debentures of Kingsway U.S. Funding Inc., the rights of holders of Junior Subordinated Debentures of Kingsway U.S. Funding Inc. under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Preferred Securities Guarantee and the Debenture Guarantee entered into by Kingsway Financial Services Inc.
(3) The Junior Subordinated Debentures will be purchased by Kingsway Financial Capital Trust I with the proceeds of the sale of the preferred securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of Kingsway Financial Capital Trust I upon its dissolution and the distribution of its assets.
(4) No separate consideration will be received for the Junior Subordinated Debentures, the Preferred Securities Guarantee and the Debenture Guarantee.
(5) Pursuant to Rule 457(p) of the Securities Act, the $5,244 filing fee paid by Kingsway for the Form F-10 Registration Statement (no. 333-90298) filed with the SEC on June 7, 2002 is offset against the currently due filing fee.
   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 2002
PROSPECTUS

[LOGO] K

                             Trust Preferred Securities
                      Kingsway Financial Capital Trust I

                           % Trust Preferred Securities
            (US$25 liquidation amount per trust preferred security)
                    Fully and Unconditionally Guaranteed by
                       Kingsway Financial Services Inc.
                               -----------------
   Kingsway Financial Capital Trust I will sell trust preferred securities to the public. Each trust preferred security represents a corresponding amount of the junior subordinated debentures issued by Kingsway U.S. Funding Inc. and the related rights under the debenture guarantee and the preferred securities guarantee of Kingsway Financial Services Inc. Kingsway Financial Capital Trust I will use the proceeds from the sale of the trust preferred securities to buy the junior subordinated debentures issued by Kingsway U.S. Funding Inc.

   Kingsway Financial Capital Trust I will pay you quarterly cumulative cash
distributions on the trust preferred securities at an annual rate equal to    %
on the liquidation amount of US$25 per trust preferred security, beginning
on      , 2002, from payments on the debentures. Kingsway U.S. Funding Inc. can defer interest payments on the debentures one or more times for up to 20 consecutive quarterly periods. If it defers interest payments, Kingsway Financial Capital Trust I will defer distribution payments to the holders of the trust preferred securities. The debentures mature, and the trust preferred
securities must be redeemed by,      , 2032. Kingsway Financial Capital Trust I
may redeem all or some of the trust preferred securities at any time, and for
any reason, on or after      , 2007, or all, but not some, of the trust
preferred securities at any time before      , 2007 under some circumstances,
at a redemption price equal to US$25 per trust preferred security, plus accumulated interest, if any, as described in this prospectus.

   We will apply to list the trust preferred securities on the New York Stock Exchange under the symbol "KFS PrA."
                               -----------------
    Investing in the trust preferred securities involves risks. See "Risk Factors" beginning on page 11 of this prospectus.
                               -----------------
   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
================================================================================

                                                         Per Preferred Security Total
-------------------------------------------------------- ---------------------- -----
Public offering price...................................        US$25.00         US$
-------------------------------------------------------------------------------------
Proceeds to the Kingsway Financial Capital Trust I......        US$25.00         US$
-------------------------------------------------------------------------------------
Underwriting commissions (1)............................          US$            US$
-------------------------------------------------------------------------------------
Proceeds (before expenses) to Kingsway U.S. Funding Inc.          US$            US$
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Kingsway U.S. Funding Inc. will pay the underwriters' commission for the sale of the trust preferred securities to the public and Kingsway Financial Capital Trust I will use all proceeds from the sale of the trust preferred securities to invest in Kingsway U.S. Funding Inc.'s debentures.
                               -----------------
   Kingsway Financial Capital Trust I has granted the underwriters a 30-day
option to purchase up to       additional trust preferred securities at US$25
per trust preferred security to cover over-allotments.

   The underwriters are offering the trust preferred securities to you. The underwriters will only sell the trust preferred securities after they have purchased the trust preferred securities from Kingsway Financial Capital Trust
I. The underwriters entirely or partially may reject any order for trust preferred securities and they may withdraw, cancel or modify the offering without giving you any notice. The underwriters expect to deliver the trust preferred securities against payment therefor in book-entry form through the
Depository Trust Company on or about      , 2002.

Advest, Inc.
        Ferris, Baker Watts
               Incorporated
                  Keefe, Bruyette & Woods, Inc.
                           Raymond James
                                     Sandler O'Neill & Partners, L.P.
                                                  Putnam Lovell Securities Inc.

               The date of this prospectus is            , 2002

                              PROSPECTUS SUMMARY

   This summary highlights only some of the information contained in this prospectus and does not contain all of the information that may be important to you in deciding whether to purchase the trust preferred securities. You should carefully read the entire prospectus and the documents that we have filed with the SEC that are incorporated by reference into this prospectus, prior to deciding whether to invest in the trust preferred securities. You should pay special attention to the section of this prospectus entitled "Risk Factors" beginning on page 11 to determine whether an investment in the trust preferred securities is appropriate for you. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under "Where You Can Find More Information."

   Unless otherwise specified in this prospectus, "Kingsway Financial," refers to Kingsway Financial Services Inc., a holding company incorporated under the laws of Ontario, Canada; "Kingsway," "we," "our," and "us" refer to Kingsway Financial and its consolidated subsidiaries; "Kingsway America" refers to Kingsway America Inc., the U.S. holding company for all of our U.S. subsidiaries; "Funding Co." refers to Kingsway U.S. Funding Inc.; the "Trust" refers to Kingsway Financial Capital Trust I; and "you" and "yours" refer to the holders of the applicable securities.

   All of the dollar amounts in this prospectus are expressed in Canadian dollars, except where otherwise indicated. References to "Canadian dollars," "dollars," "C$," or "$" are to Canadian dollars and any references to "U.S. dollars" or "US$" are to U.S. dollars.

                                 The Offering

What are the trust preferred securities?

   Each trust preferred security represents an undivided beneficial interest in
the assets of the Trust. The underwriters are offering         trust preferred
securities at a public offering price of US$25 for each trust preferred
security. The underwriters may also purchase up to an additional         trust
preferred securities at the public offering price within 30 days after the date of this prospectus to cover any over-allotments.

Who is the Trust?

   The Trust is a Delaware statutory trust. The Trust will sell its preferred securities to the public and its common securities to Funding Co. The Trust
will use the proceeds from these sales to buy a series of      % Junior
Subordinated Debentures due 2032 from Funding Co. with the same economic terms as the trust preferred securities. Kingsway Financial will fully and unconditionally guarantee payments of principal and interest on the debentures and the payment of principal and interest on the trust preferred securities to the extent described in this prospectus. The Trust's assets will consist solely of the debentures and payments received on the debentures.

   There are five trustees of the Trust. Three of the trustees will be officers or employees of Kingsway America. BNY Midwest Trust Company will act as the property trustee of the Trust and The Bank of New York (Delaware) will act as the Delaware trustee.

Who are Kingsway, Kingsway Financial, Kingsway America and Funding Co.?

   Kingsway is a specialty provider of personal and commercial lines of property and casualty insurance in the United States and Canada. Kingsway Financial is a holding company incorporated under the laws of Ontario, Canada. Kingsway America is a wholly-owned subsidiary of Kingsway Financial and is the holding company for all of our U.S. subsidiaries. Funding Co. is a wholly owned subsidiary of Kingsway America and was established as a financing entity to be used to raise funds for our U.S. operations. Funding Co. will use the proceeds from the sale of the debentures to the Trust to buy subordinated notes from Kingsway America that have the same economic terms as the debentures.

What transactions will take place between Kingsway Financial, Kingsway America, Funding Co., the Trust and you as holders of the trust preferred securities in connection with this offering?

   The offering will consist of the following transactions, which will occur simultaneously:

  . The Trust will issue the common securities of the Trust to Funding Co. The Trust will publicly offer the trust preferred securities to you. The Trust will use the proceeds from the offering and sale of the trust preferred securities and the common securities to purchase the debentures from Funding Co.

  . Funding Co. will use all of the proceeds from the sale of its debentures to purchase subordinated notes from Kingsway America.

  . Kingsway Financial will issue the preferred securities guarantee and the debenture guarantee.

   The following diagram outlines the relationships among Kingsway Financial, Kingsway America, Funding Co., the Trust and you as holders of the trust preferred securities after completion of this offering.

                                  [FLOW CHART]



When will you receive quarterly distributions on the trust preferred securities?

   If you purchase the trust preferred securities, you will be entitled to
receive cumulative cash distributions at an annual rate of      % of the
liquidation amount of US$25 per preferred security. Distributions will accumulate from the date the Trust issues the trust preferred securities and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning with the first such date after issuance.

When can payment of distributions on the trust preferred securities be deferred?

   Funding Co. may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the indenture has occurred and is continuing. A deferral of interest payments cannot extend beyond the scheduled maturity date of the
debentures (which is            , 2032).

   Funding Co.'s only source of funds will be payments of principal and interest payable under the subordinated notes issued to it by Kingsway America. The subordinated notes will be unsecured and will rank junior to all of Kingsway America's senior debt, including indebtedness that Kingsway America may incur in the future. Kingsway America may, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods, unless an event of default under the subordinated notes has occurred and is continuing.

   If Kingsway America defers interest payments on its subordinated notes issued to Funding Co. and Funding Co. defers interest payments on the debentures, the Trust will defer its distributions on the trust preferred securities. During this deferral period, distributions will continue to
accumulate on the trust preferred securities at an annual rate of      % of the
liquidation amount of US$25 per trust preferred security. Also, the deferred distributions will themselves accumulate distributions at an annual rate
of      %, to the extent permitted by law. Once Funding Co. makes all deferred interest payments on the debentures, with accrued interest, the Trust will then pay all accumulated and unpaid distributions to you. Funding Co. may again defer interest payments on the debentures if no event of default under the indenture has occurred and is continuing.

   During any period in which Funding Co. defers interest payments on the debentures, neither Funding Co. nor Kingsway Financial will be permitted to:

  . declare or pay a dividend or distribution on any of its outstanding capital stock;

  . redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

  . make or permit any subsidiary to make a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, Kingsway Financial's guarantee of the debentures or the subordinated notes issued by Kingsway America to Funding Co., as the case may be; or

  . make or permit any subsidiary to make any guarantee payments with respect to any guarantee of any debt security (other than payments under the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures or the debenture guarantee, as the case may be.

   If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for U.S. federal income tax purposes in advance of receiving cash relating to these amounts, even if you are a cash-basis taxpayer.

When can the Trust redeem the trust preferred securities?

   The Trust will redeem all of the outstanding trust preferred securities when
the debentures are paid at maturity on          , 2032. Funding Co. has the
option, however, to shorten the maturity date of the debentures at any time on
or after          , 2007 and up to 90 days prior to          , 2032. In
addition, Funding Co. may redeem, at any time, all of the debentures if:

  . there is a change in existing laws or regulations, or new official administrative or judicial interpretation or application of these laws and regulations, that causes the interest that Funding Co. pays on the debentures to no longer be deductible for U.S. federal income tax purposes; the Trust becomes subject to U.S. federal income tax; the Trust becomes or will become subject to more than an immaterial amount of other taxes or governmental charges; or

  . there is a change in existing laws or regulations that requires the Trust to register as an investment company under the Investment Company Act of 1940.

   Funding Co. may also redeem debentures at any time, and from time to time, in an amount equal to the liquidation amount of any trust preferred securities that it purchases, plus a proportionate amount of common securities, but only in exchange for a like amount of the trust preferred securities and common securities then owned by it.

   If your trust preferred securities are redeemed by the Trust, you will receive the liquidation amount of US$25 per trust preferred security, plus any accrued and unpaid distributions to the date of redemption.

What is the nature of Kingsway Financial's guarantee of the trust preferred securities and the debentures?

   Kingsway Financial's obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee by it on a subordinated basis, of the obligations of the Trust under the trust preferred securities and of the obligations of Funding Co. under the debentures.

   If Funding Co. does not make a required payment on the debentures or Kingsway Financial does not make a required payment under the debenture guarantee, the Trust will not have sufficient funds to make the related payment on the trust preferred securities. The preferred securities guarantee does not cover payments on the trust preferred securities when the Trust does not have sufficient funds to make such payments. Kingsway Financial's obligations under the debenture guarantee and the preferred securities guarantee rank junior in priority of payment to all of Kingsway's senior debt, except in each case as discussed elsewhere in this prospectus.

When can the debentures be distributed to you?

   Funding Co., as the depositor of the Trust, has the right to dissolve the Trust at any time. If Funding Co. exercises this right to dissolve the Trust, after satisfaction of any creditors of the Trust in accordance with applicable law, the Trust will be liquidated by distribution of the debentures to holders of the trust preferred securities and the common securities.

What happens if the Trust is dissolved and the debentures are not distributed?

   The Trust may also be dissolved in circumstances where the debentures will not be distributed to you. In those situations, after satisfaction of any creditors of the Trust, the Trust will be obligated to pay in cash the liquidation amount of US$25 for each trust preferred security plus accumulated and unpaid distributions to the date such payment is made. The Trust will be able to make this liquidation distribution only if the debentures are redeemed by Funding Co. Funding Co. will not have sufficient funds to redeem the debentures unless Kingsway America redeems the subordinated notes.

How will the trust preferred securities and the debentures rank in right of payment?

   The Trust's obligations under the trust preferred securities are unsecured and the trust preferred securities will rank equally with the common securities of the Trust with regard to right of payment. The Trust will pay distributions on the trust preferred securities and the common securities pro rata. However, if Funding Co. defaults with respect to the debentures or Kingsway Financial defaults with respect to the debenture guarantee, then no distributions on the common securities of the Trust will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid.

   Funding Co.'s obligations under the debentures and Kingsway Financial's obligations under the debenture guarantee are unsecured and generally will rank junior in priority to their existing and future senior indebtedness.

   As of June 30, 2002, on an adjusted basis to give effect to the issuance and sale of the trust preferred securities offered by the Trust in this offering
and the issuance and sale of $           of     % senior debentures by Kingsway
Financial and the application of the net proceeds from such offerings to pay $42.5 million of the amount outstanding under our unsecured revolving credit facility, the total amount of Kingsway's senior debt that would have effectively ranked senior to the debenture guarantee and the preferred
securities guarantee would have been approximately $     million. We cannot
assure you as to whether or when our senior debt offering will be completed.

What voting rights will holders of the trust preferred securities have?

   Except in limited circumstances, holders of the trust preferred securities will have no voting rights.

Will the trust preferred securities be listed on a stock exchange?

   We plan to list the trust preferred securities on the New York Stock Exchange under the symbol "KFS PrA." Trading of the trust preferred securities on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that a liquid trading market for the trust preferred securities will develop or be maintained.

   If the Trust distributes the debentures, we will use our best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the trust preferred securities are then listed.

In what form will the trust preferred securities be issued?

   The trust preferred securities will be represented by one or more global securities that will be deposited with, and registered in the name of, The Depository Trust Company, New York, New York, or DTC, or its nominee. This means that you will not receive a certificate for your trust preferred securities but, instead, will hold your interest through DTC's book-entry system. The trust preferred securities will be ready for delivery through DTC
on or about          , 2002.

                                  Our Company

   Kingsway is a specialty provider of personal and commercial lines of property and casualty insurance in the United States and Canada. Our principal line of business is non-standard automobile insurance, which covers drivers who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. We also provide standard automobile insurance as well as insurance for commercial and public vehicles, including taxis and trucks.

   In addition to automobile insurance, we provide motorcycle insurance, specialized commercial and personal property coverage, warranty insurance and other specialty coverages, such as customs and surety bonds. In the six months ended June 30, 2002, we derived 42.5% of our gross premiums written from non-standard automobile insurance, 31.3% from trucking, 10.8% from commercial and personal property coverages, 6.4% from commercial automobile, 3.4% from motorcycle, 1.9% from standard automobile, 1.4% from warranty and 2.3% from other specialty lines. In the six months ended June 30, 2002, 52.4% of our gross premiums written were generated from personal lines and 47.6% were from our commercial lines.

   We are the largest provider of non-standard automobile and motorcycle insurance in Canada and have a prominent position in several U.S. markets in which we currently operate, such as Florida, Illinois, Texas and South Carolina. In 2001, we generated 67% of our gross premiums written from the United States and 33% from Canada. In the six month period ended June 30, 2002, we generated 75% of our gross premiums written from the United States and 25% from Canada.

   The insurance industry is highly competitive. However, we generally seek to identify and operate in specialty markets which present opportunities for us to effectively compete due to the narrow scope or limited size of the market or the specialty nature of the coverage or risk. These specialty markets may be defined by geographic area, type of insurance or other factors.

   We focus on specialty lines of auto, property and casualty insurance where we believe competition is more limited. We emphasize underwriting profit and will not underwrite risks at rates which we believe are unprofitable in order to increase our premium volume. We believe that by executing this strategy we have been able to deliver returns that have exceeded the average in our industry in both the United States and Canada.

   In 2001, we generated $1.1 billion of gross premiums written and $937.5 million of total revenues, compared to $643.0 million and $595.0 million, respectively, in 2000. Our gross premiums written have increased at a compounded annual growth rate of 50% during the five year period from December 31, 1996 to December 31, 2001. Our gross premiums written for the six months ended June 30, 2002, were $919.0 million, an increase of 93%, compared to $476.2 million in the first six months of 2001. Our return on equity averaged 11.9% for the fiscal years 1997 to 2001. As of June 30, 2002, we had total assets of $2.4 billion and shareholders' equity of $550.6 million. In addition to revenues derived from premiums earned, we also derive revenue from premium financing and investment income. The latter two sources of revenue amounted to $64.6 million in 2001 as compared to $55.0 million in 2000.

   In 2001, we generated net income of $44.9 million, an increase of 64% over the $27.5 million earned in 2000. For the six months ended June 30, 2002, net income increased by 58% to $32.5 million compared to $20.6 million in the first six months of 2001.

   We conduct our operations through our wholly owned subsidiaries in Canada and the United States. We are licensed to write a broad range of property and casualty insurance in all Canadian provinces and territories and in

49 states and the District of Columbia in the United States. We distribute all of our products through independent agents, managing general agents, or MGAs, and brokers.

Corporate Strategy

   Our strategy is to build long-term shareholder value by targeting three financial measurements over a five year period: (i) a 15% average after-tax return on shareholders' equity, (ii) an average combined ratio, a measurement of underwriting profitability, of 96% or less, and (iii) average increases in net premiums earned of 15% per annum. Our strategy is characterized by the following principles:


  . Adhere to a strict underwriting discipline. We manage our business with a strict focus on underwriting profit rather than on premium growth or market share and have demonstrated our willingness to increase pricing or reduce or increase premium volumes based on market conditions. For 2001, our combined ratio was 99.1%. Over the five year period ended December 31, 2001 our combined ratio averaged 98.5% including 99.5% for our Canadian operations compared with the overall Canadian property and casualty industry average combined ratio of 107.1%. Over the four year period ended December 31, 2001, the combined ratio of our U.S. operations, which are primarily automobile lines, averaged 98.8% compared with the overall U.S. all automobile lines industry average combined ratio of 107.0% and the overall U.S. property and casualty industry average combined ratio of 110.2%. For the six months ended June 30, 2002, our combined ratio was 99.7%, including 96.6% for our U.S. operations and 108.4% for our Canadian operations. Management's incentive compensation is directly linked to our combined ratio and return on equity objectives.

  . Apply a specialty focus to regional markets. We seek to identify market segments where we believe competition is more limited, presenting the potential for above average returns. We believe that the non-standard automobile insurance business, our primary business, is presently one such specialty market. Other specialty markets in which we operate include trucking, taxi, motorcycle and warranty insurance. We operate through a network of regionally based operating subsidiaries. This decentralized operating structure allows us to target specialized markets and products based on our underwriting expertise and knowledge of local market conditions.

  . Rigorously manage claims at the local level. We seek to protect our business through diligent claims management. Our claims are managed by our experienced personnel located in our regional operating subsidiaries. We maintain a culture of rigorously investigating claims, preventing fraud and litigating our claims as necessary.

  . Expand in the United States and Canada. We rely on our detailed understanding of our regional markets to take advantage of any favorable conditions or trends. We look for opportunities to expand our specialty focus into selected regional markets and increase the distribution of our core products in our existing territories. We may also look for opportunities to acquire books of business or other companies which are in line with our specialty focus. For example, we completed the acquisition of American Country Holdings Inc., or ACHI, and its subsidiaries for a purchase price of approximately US$24.0 million in April 2002. ACHI specializes in the underwriting and marketing of commercial property and casualty insurance for the transportation and hospitality industry. This acquisition strengthened our position in the Chicago metropolitan area, where ACHI is the dominant writer of taxicab insurance. Since late 2001, we have also entered into new programs with several MGAs in the United States to expand the distribution network for our core business lines.

  . Maintain a strong relationship with our agents, MGAs and brokers. We are committed to our distribution network of independent agents, MGAs and brokers. We continually strive to provide the highest level of service to our agents, MGAs and brokers and build relationships at the local level in the markets in which we operate. We communicate with them through a variety of channels and we look for opportunities to increase efficiency and further reduce our operating costs, including through the use of technology and automation. We also look for opportunities to expand our distribution relationships and enhance our product mix.

   For more details about our business, see the section of this prospectus entitled "The Company" beginning on page 38.

Recent Development

   On September 9, 2002, Kingsway Financial filed a preliminary short form prospectus with securities regulatory authorities in Canada for a proposed offering of approximately $100 million of senior unsecured debentures. The debentures will be unconditionally guaranteed by Kingsway America. We expect to use the net proceeds of the senior unsecured debentures to provide additional capital to our operating subsidiaries to support the expected growth of our business and for general corporate purposes, which may include the payment of all or a portion of the approximately $42.5 million outstanding under our $66.5 million unsecured revolving credit facility. We cannot, however, assure you as to whether or when our senior debt offering will be completed.

Corporate Information

   Our principal executive offices are located at 5310 Explorer Drive, Suite 200, Mississauga, Ontario L4W 5H8. Our telephone number is (905) 629-7888. Kingsway America is the holding company for all of our U.S. subsidiaries. Kingsway America's principal executive offices and the principal offices of Funding Co. and the Trust are located at 1515 Woodfield Road, Suite 820, Schaumburg, Illinois 60173. Kingsway America's telephone number is (847) 619-7610.

   Kingsway Financial's Web site is www.kingsway-financial.com. Information on our Web site is not incorporated by reference in this prospectus and you should not consider this information as part of this prospectus.

                                 Risk Factors

   You should carefully consider all information contained or incorporated by reference in this prospectus before making an investment in the trust preferred securities. In particular, you should consider the risk factors described in the section of this prospectus entitled "Risk Factors" beginning on page 11.

                      Summary Consolidated Financial Data

   The following table sets forth our summary consolidated financial data and other financial information as at and for each of the years in the five year period ended December 31, 2001, and as at and for the six-month periods ended June 30, 2002 and 2001. Our results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002, or any other future periods. The summary consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 29 of this prospectus and our consolidated financial statements and the related notes included in this prospectus beginning on page F-1.

   Our consolidated financial statements contained in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles, which we refer to in this prospectus as Canadian GAAP. Canadian GAAP, as applied to us, conforms in all material respects with U.S. generally accepted accounting principles, which we refer to in this prospectus as U.S. GAAP, except as otherwise described in our consolidated financial statements included in this prospectus beginning on page F-1, where we provide a reconciliation of the differences between Canadian GAAP and U.S. GAAP. We publish our consolidated financial statements in Canadian dollars. The comparability of the operating data in different periods is affected by currency exchange rate fluctuations.

                                            Six Months Ended
                                                June 30,                     Year Ended December 31,
                                            -----------------    -----------------------------------------------
                                              2002        2001      2001      2000     1999      1998     1997
                                            --------    -------- ---------- -------- --------  -------- --------
                                               (unaudited)
                                            (in thousands of Canadian dollars, except per share data and ratios)
AMOUNTS UNDER CANADIAN GAAP:
Statement of Operations Data
Gross premiums written..................... $919,044    $476,192 $1,065,262 $643,022 $508,595  $409,200 $210,795
Net premiums written.......................  870,146     456,852  1,014,960  604,493  468,874   320,396  186,813
                                            --------    -------- ---------- -------- --------  -------- --------
Revenues:
    Net premiums earned....................  709,646     357,073    872,830  539,969  445,557   314,651  174,462
    Investment income......................   26,891      20,293     42,692   37,109   32,037    24,771   12,591
    Premium finance income.................    3,860       4,783      9,861    7,467    5,761     5,883    3,068
    Net realized gains.....................    5,317       5,045     12,079   10,444      950     6,945    6,177
                                            --------    -------- ---------- -------- --------  -------- --------
       Total revenues......................  745,714     387,194    937,462  594,989  484,305   352,250  196,298
                                            --------    -------- ---------- -------- --------  -------- --------
Expenses:
    Claims incurred........................  505,914     250,243    616,079  371,946  304,541   193,801  113,909
    Commissions and premium taxes..........  143,208      63,174    167,176  106,378   90,844    61,927   34,801
    General and administrative.............   58,046      40,091     81,938   66,925   61,630    39,848   18,433
    Interest expense.......................    5,754       5,866     11,399   11,408   10,557     2,034       --
                                            --------    -------- ---------- -------- --------  -------- --------
       Total expenses......................  712,922     359,374    876,592  556,657  467,572   297,610  167,143
                                            --------    -------- ---------- -------- --------  -------- --------
Income before income taxes.................   32,792      27,820     60,870   38,332   16,733    54,640   29,155
Income taxes (benefit).....................      311       4,300     10,083    5,393   (1,896)   20,873    6,189
                                            --------    -------- ---------- -------- --------  -------- --------
Net income before goodwill.................   32,481      23,520     50,787   32,939   18,629    33,767   22,966
Amortization of goodwill, net of applicable
 income taxes (1)..........................       --       2,928      5,856    5,469    5,031     2,756      815
                                            --------    -------- ---------- -------- --------  -------- --------
Net income................................. $ 32,481    $ 20,592 $   44,931 $ 27,470 $ 13,598  $ 31,011 $ 22,151
                                            ========    ======== ========== ======== ========  ======== ========
Operating income (2)....................... $ 28,330    $ 17,257 $   36,581 $ 20,800 $ 12,568  $ 26,315 $ 17,833
Diluted earnings per share................. $   0.66    $   0.60 $     1.19 $   0.80 $   0.38  $   0.86 $   0.73
Diluted earnings per share before
 goodwill..................................     0.66        0.68       1.34     0.96     0.52      0.93     0.76
Diluted operating earnings per share.......     0.57        0.50       0.97     0.61     0.35      0.73     0.59

                                  Six Months Ended
                                      June 30,                        Year Ended December 31,
                               ----------------------   ----------------------------------------------------
                                  2002         2001        2001       2000       1999       1998      1997
                               ----------   ----------- ---------- ---------- ---------- ---------- --------
                                    (unaudited)
Selected Financial Ratios:
Consolidated
    Claims ratio..............      71.3%       70.1%        70.6%      68.9%      68.4%      61.6%    65.3%
    Expense ratio.............      28.4%       28.9%        28.5%      32.1%      34.2%      32.3%    30.5%
                               ----------     -------   ---------- ---------- ---------- ---------- --------
    Combined ratio............      99.7%       99.0%        99.1%     101.0%     102.6%      93.9%    95.8%
Canadian operations
    Claims ratio..............      78.1%       70.4%        73.5%      70.1%      72.7%      60.4%    65.3%
    Expense ratio.............      30.3%       30.1%        29.6%      31.7%      32.1%      31.6%    30.5%
                               ----------     -------   ---------- ---------- ---------- ---------- --------
    Combined ratio............     108.4%      100.5%       103.1%     101.8%     104.8%      92.0%    95.8%
U.S. Operations
    Claims ratio..............      68.9%       69.8%        68.9%      67.8%      64.5%      63.5%     n.a.
    Expense ratio.............      27.7%       28.2%        27.9%      33.1%      36.1%      33.5%     n.a.
                               ----------     -------   ---------- ---------- ---------- ---------- --------
    Combined ratio............      96.6%       98.0%        96.8%     100.9%     100.6%      97.0%     n.a.
Return on equity(3)...........      11.9%       14.5%        13.3%      10.7%       5.5%      13.4%    16.5%

                                As at June 30, 2002                      As at December 31,
                               ----------------------   ----------------------------------------------------
                                                As
                                 Actual     Adjusted(4)    2001       2000       1999       1998      1997
                               ----------   ----------- ---------- ---------- ---------- ---------- --------
                                    (unaudited)
                                        (in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER CANADIAN GAAP:
Balance Sheet Data
Cash and investments.......... $1,552,521           $   $1,223,198 $  780,510 $  686,196 $  627,629 $349,521
Total assets..................  2,375,590                1,778,744  1,173,926  1,071,710  1,012,776  511,229
Unpaid claims.................    919,726                  589,963    435,322    444,689    446,245  198,186
Bank indebtedness.............    175,602                  144,516    143,129    153,270    100,863       --
Total shareholders' equity....    550,569                  536,842    272,713    242,042    250,065  213,248
Book value per share.......... $    11.29           $   $    11.03 $     8.01 $     7.12 $     6.96 $   5.95

                                  Six Months Ended                 Year Ended
                                      June 30,                    December 31,
                               ----------------------   --------------------------------
                                  2002         2001        2001       2000       1999
                               ----------   ----------- ---------- ---------- ----------
                                    (unaudited)
                               (in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Statement of Operations Data
Net income.................... $   32,900     $21,578   $   46,365 $   27,608 $   10,673
Operating income(2)...........     28,749      18,243       38,015     20,938      9,643
Diluted earnings per share.... $     0.66     $  0.62   $     1.22 $     0.80 $     0.30
Diluted operating earnings per
 share........................       0.58        0.53         1.00       0.61       0.27

                                As at June 30, 2002            As at December 31,
                               ----------------------   --------------------------------
                                                As
                                 Actual     Adjusted(4)    2001       2000       1999
                               ----------   ----------- ---------- ---------- ----------
                                    (unaudited)
                               (in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Balance Sheet Data
Cash and investments.......... $1,560,658           $   $1,227,667 $  773,423 $  661,691
Total assets..................  2,384,218                1,783,062  1,167,325  1,046,909
Unpaid claims.................    919,726                  589,963    435,322    444,689
Bank indebtedness.............    175,602                  144,516    143,129    153,270
Total shareholders' equity....    551,397                  533,680    266,112    217,241
Book value per share.......... $    11.31           $   $    10.97 $     7.81 $     6.39

--------
(1) Effective January 1, 2002, in accordance with new accounting standards, all existing goodwill and intangible assets with indefinite lives ceased to be amortized to income over time, and are subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value.
(2) Operating income equals net income before after-tax realized gains.
(3) Return on equity percentages for the six months ended June 30, 2002 and 2001 are annualized.
(4) Reflects net proceeds of approximately $      million (US$      million),
    based on an offering price of US$25 per trust preferred security, after deducting the underwriting commission and estimated offering expenses.

                                 RISK FACTORS

   An investment in the trust preferred securities involves a number of risks. You should carefully read and consider the following risks as well as the other information contained or incorporated by reference in this prospectus, including the financial statements and the related notes, before investing in the trust preferred securities. The business, financial condition and results of operations of Kingsway, including Funding Co., could be materially adversely affected by any of these risks. Because the Trust will rely on payments it receives on the debentures to make payments on the trust preferred securities, and because the Trust may distribute the debentures in exchange for the trust preferred securities upon liquidation of the Trust, you are making an investment decision with regard to the debentures as well as the trust preferred securities. You should carefully read the information in this prospectus about both of these securities.

                        Risks Relating to this Offering

Kingsway Financial's obligation under the debenture guarantee and the preferred securities guarantee, and Funding Co.'s obligations under the debentures, are subordinated.

   Kingsway Financial's obligations under the debenture guarantee and the preferred securities guarantee will be unsecured and will rank junior in priority of payment to all other debt of Kingsway Financial outstanding at any time, except:

  . debt made equal with or junior to the debenture guarantee or the preferred securities guarantee by its terms;

  . other debenture guarantees or preferred securities guarantees issued by Kingsway Financial or any of its subsidiaries on behalf of holders of trust preferred securities or other similar securities of any other trust, partnership or other entity affiliated with Kingsway, which is a financing vehicle of Kingsway or an affiliate of Kingsway; and

  .   trade accounts payable.

   This means that Kingsway Financial cannot make any payments on the debenture guarantee or the preferred securities guarantee if Kingsway Financial defaults on a payment of any of its other debt, except as described above. In the event of the bankruptcy, liquidation or dissolution of Kingsway Financial, its assets would be available to pay obligations under the debenture guarantee and the preferred securities guarantee only after all payments had been made on the other debt of Kingsway Financial, except as described above.

   Funding Co.'s obligations under the debentures will be unsecured and will rank junior in priority of payment to all of Funding Co.'s senior debt, if any, as described in the section of this prospectus entitled "Description of the Debentures and the Debenture Guarantee." Funding Co. will lend the proceeds received from the sale of its debentures to the Trust to Kingsway America in exchange for subordinated notes of Kingsway America. The economic terms of the subordinated notes of Kingsway America will be substantially similar to the terms of the debentures and will be unsecured and rank junior in priority of payment to all of Kingsway America's senior debt. Therefore, if Kingsway America defaults on a payment of any of its senior debt, Kingsway America cannot make any payments on its subordinated notes and Funding Co. cannot make any payments on the debentures to the Trust. Kingsway America will not be a party to the indenture and will not be a guarantor of the debentures. Further, though Kingsway Financial will guarantee payments on the debentures, Kingsway Financial is an Ontario corporation with its principal place of business in Ontario, Canada, and with reinsurance subsidiaries domiciled in Barbados and Bermuda for the sole purpose of reinsuring risks from Kingsway Financial's insurance subsidiaries. It may, therefore, be more difficult for debenture holders to pursue remedies against Kingsway Financial than it would have been to pursue remedies against a U.S. guarantor whose assets are located entirely in the United States.

   As of June 30, 2002, on an adjusted basis to give effect to the issuance and sale of the trust preferred securities offered by the Trust in this offering
and the issuance and sale of $           of     % debentures by Kingsway
Financial and the application of the net proceeds from such offerings to pay $42.5 million of the amount outstanding under our unsecured revolving credit facility, the total amount of Kingsway's senior debt that would have effectively ranked senior to the debenture guarantee and the preferred
securities guarantee would have been approximately $     million. We cannot
assure you as to whether or when our senior debt offering will be completed.

Kingsway Financial's holding company structure effectively subordinates claims against it to claims against its operating subsidiaries.

   Kingsway Financial is a holding company with assets consisting primarily of the capital stock of its Canadian operating subsidiaries and Kingsway America, which is a holding company for our U.S. operating subsidiaries. Since Kingsway Financial is a holding company, its right and the rights of its creditors to participate in any asset distributions of any of its subsidiaries on liquidation, reorganization or otherwise, will rank junior to all creditors of the operating subsidiaries, including insureds under policies, except to the extent that Kingsway Financial may itself be a creditor of an operating subsidiary.

   Further, the right of creditors of Kingsway Financial (including the holders of the debentures who are creditors of Kingsway Financial by virtue of the debenture guarantee and the holders of trust preferred securities who are creditors of Kingsway Financial by virtue of the preferred securities guarantee) to participate in any distribution of the stock owned by Kingsway Financial in certain of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over such subsidiaries. Consequently, the debenture guarantee, the preferred securities guarantee and, therefore, the trust preferred securities will be structurally subordinated to all liabilities of Kingsway Financial's subsidiaries.

Funding Co. and Kingsway Financial have made only limited covenants in the indenture, the trust agreement and the preferred securities guarantee, which may not protect your investment in the event they experience significant adverse changes in their financial condition or results of operations.

   The indenture governing the debentures and the debenture guarantee, the trust agreement governing the trust preferred securities and the preferred securities guarantee agreement do not require Funding Co. or Kingsway Financial to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. As a result, these governing documents will not protect your investment in the event that Funding Co. or Kingsway Financial experiences significant adverse changes in its financial condition or results of operations. The indenture prevents Funding Co. from incurring indebtedness, in connection with the issuance of any trust preferred securities or any similar securities, that is senior in right of payment to the debentures.
Except as described above, neither the indenture, the trust agreement nor the preferred securities guarantee agreement limits the ability of Funding Co. or Kingsway to incur other additional indebtedness that is senior in right of payment to the debentures, payment under the debenture guarantee or the preferred securities guarantee, as the case may be. You should not consider the covenants contained in these governing documents as a significant factor in evaluating whether Funding Co. will be able to comply with its obligations under the debentures or Kingsway Financial will be able to comply with its obligations under the debenture guarantee or the preferred securities guarantee.

   In addition, you will have no protection under the terms of the indenture, the trust agreement or the preferred securities guarantee agreement against any sudden decline in Kingsway Financial's credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control.

The preferred securities guarantee covers payments only if the Trust has sufficient funds.

   The Trust will depend solely on Funding Co.'s interest payments on the debentures to pay amounts due to you on the trust preferred securities. If Funding Co. defaults on its obligation to pay the principal or interest on the debentures or Kingsway Financial defaults on its obligations under the debenture guarantee, the Trust will not have sufficient funds to pay distributions or the liquidation amount on the trust preferred securities. In that case, you will not be able to rely on the preferred securities guarantee of Kingsway Financial for payment of these amounts because Kingsway Financial's preferred securities guarantee only applies if the Trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, you or the property trustee will have to institute a direct action against Funding Co. to enforce the property trustee's or your pro rata rights under the indenture relating to the debentures or the debenture guarantee, as the case may be, as described under the section of this prospectus entitled "Relationship Among the Trust Preferred Securities, the Debentures and the Guarantees" beginning on page 85.

If our operating subsidiaries are unable to pay dividends, Kingsway Financial may be unable to make payments under the preferred securities guarantee or the debenture guarantee and Funding Co. may be unable to make payments on the debentures.

   Kingsway Financial conducts its operations through its Canadian subsidiaries and Kingsway America, which conducts its operations through its U.S. operating subsidiaries. Kingsway Financial also has wholly owned reinsurance subsidiaries domiciled in Bermuda and Barbados. As a result, Kingsway Financial's ability to make payments on the debenture guarantee or the preferred securities guarantee and Kingsway America's ability to make payments on its subordinated notes (which will allow Funding Co. to make payments on the debentures) will depend primarily on distributions or other payments to Kingsway Financial and Kingsway America from their operating subsidiaries. The payment of distributions, making of loans and advances or other payments to Kingsway Financial and Kingsway America from their respective subsidiaries depends on the earnings of those subsidiaries and is subject to various other business considerations. In addition, distributions and other payments by our insurance and reinsurance subsidiaries are subject to various statutory and regulatory restrictions imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries, including Barbados and Bermuda. For the year 2002, under these insurance regulatory restrictions, based on our December 31, 2001 financial statements, our insurance and reinsurance subsidiaries would have aggregate dividend capacity of $102.5 million.

If Kingsway America defers interest payments on the subordinated notes issued to Funding Co., Funding Co. will defer interest payments on the debentures and you will not receive timely distributions on the trust preferred securities.

   As long as there is no event of default under the indenture that has occurred but has not been cured or waived, Funding Co. will have the right to defer interest payments on the debentures for up to 20 consecutive quarters,
but not beyond           , 2032. Subject to those parameters, there is no limit
on the number of deferral periods that Funding Co. may impose. Deferral periods are periods during which Funding Co. defers interest payments on the debentures. If Funding Co. defers interest payments on the debentures, the Trust will defer payment of distributions on the trust preferred securities. During a deferral period, you will still accumulate distributions at an annual
rate of     % of the liquidation amount of the trust preferred securities.

   Funding Co.'s only source of funds will be payments of principal and interest payable under the subordinated notes issued to it by Kingsway America. The subordinated notes will be unsecured and will rank junior to all of Kingsway America's senior debt, including indebtedness that Kingsway America may incur in the future. Kingsway America may, on one or more occasions, defer interest payments on the subordinated notes for up to 20 consecutive quarterly periods, unless an event of default under the subordinated notes has occurred and is continuing. If Kingsway America defers interest payments on the subordinated notes, Funding Co. will defer interest payments on the debentures and the Trust will defer interest payments on the trust preferred securities.

If Funding Co. elects to defer interest payments on the debentures, you will have to include interest in your taxable income before you receive any cash distribution.

   Although you will not receive cash distributions during a deferral period, for U.S. federal income tax purposes, you will be required to recognize the interest income that accrues on your proportionate share of the debentures held by the Trust in the tax year in which that interest accrues (determined on a constant yield basis). As a result, you will be required to include this income in your gross income for U.S. federal income tax purposes before you receive any cash distribution with respect to this income. For more information on the tax consequences of interest deferral, see the section of this prospectus entitled "Material U.S. Federal Income Tax Consequences--Interest Income and Original Issue Discount" beginning on page 89.

Funding Co.'s right to defer interest on the debentures could adversely affect the market price of the trust preferred securities.

   Due to Funding Co.'s right to defer interest payments on the debentures, the market price of the trust preferred securities may be more volatile than the market prices of other securities without this deferral feature.

If Funding Co. exercises its right to defer interest payments on the debentures, the market price of the trust preferred securities would likely be adversely affected. During a deferral period, the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell your trust preferred securities during an interest deferral period, you may not receive the same return on your investment as someone who continues to hold the trust preferred securities.

If you sell your trust preferred securities before the record date for payment, you may incur additional U.S. federal income tax consequences.

   If you sell your trust preferred securities before the record date for the payment of distributions, you will not receive payment of a distribution for the period before the disposition. However, you will be required to include accrued but unpaid interest on the debentures through the date of disposition as ordinary income for U.S. federal income tax purposes. In addition, if Funding Co. has, at any time, deferred interest payments on the debentures, you will be required to add the amount of the accrued but unpaid interest to your tax basis in the trust preferred securities. Your increased tax basis in the trust preferred securities will increase the amount of any capital loss or decrease the amount of any capital gain that you may have otherwise realized on the sale. You cannot offset ordinary income against capital losses for U.S. federal income tax purposes, except in a few limited cases. For more information on the tax consequences of selling your trust preferred securities before the record date for the payment of distributions, see the section of this prospectus entitled "Material U.S. Federal Income Tax Consequences--Sales of Trust Preferred Securities" beginning on page 90.

Our ability to deduct interest on the debentures for U.S. federal income tax purposes may be limited or deferred.

   The deduction of interest payable with respect to the debentures as accrued for U.S. federal income tax purposes may be deferred or disallowed (i) pursuant to the earnings stripping rules of Section 163(j) of the United States Internal Revenue Code of 1986, as amended, or the Code, (ii) in the event that the debentures are deemed to be applicable high yield discount obligations within the meaning of Section 163(i) of the Code or (iii) for that portion of the interest expense allocable to the holding of tax-exempt obligations as provided by Section 265 of the Code.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

   You may not be able to directly enforce your rights against Funding Co. or Kingsway Financial if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against Funding Co and its rights as holder of the debenture guarantee. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against Funding Co. and Kingsway America, as the case may be, to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to Funding Co.'s failure to pay interest or principal on the debentures, or Kingsway Financial's failure to pay interest or principal defaults under the debenture guarantee or the preferred securities guarantee, you may proceed directly against Funding Co. or Kingsway Financial, as the case may be. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

If Funding Co. redeems the debentures before maturity, you may be required to reinvest your money in other investments at a lower rate of return.

   Funding Co. will have an option to redeem the debentures, and, therefore, cause the Trust to redeem a like amount of the trust preferred securities, at
any time on or after           , 2007 and up to 90 days prior to

        , 2032. You should assume that Funding Co. will exercise its redemption option if it is able to refinance at a lower interest rate or it is in its interest to redeem the debentures at that time. Consequently, your trust preferred securities could be redeemed as early as five years after the issue date.

   In addition, if a tax event or an investment company event, as further described below, occurs, Funding Co. has the right to redeem the debentures in whole, but not in part, within 180 days. If Funding Co. redeems the debentures, the Trust will be required to redeem the trust preferred securities. Thus, it is possible that the trust preferred securities could be redeemed before
          , 2007.

   A tax event could result from amendments or changes in U.S. federal income tax laws or regulations, including those arising from judicial decisions or administrative pronouncements that could cause Funding Co. to be unable to deduct the interest payments on the debentures or subject the Trust to tax. An investment company event could result from changes in laws or regulations that could cause the Trust to be deemed an investment company under the Investment Company Act of 1940. These events could have adverse tax consequences for us or the Trust.

   Legislation has been introduced in the U.S. Congress that generally would deny an interest deduction for interest paid or accrued on debt instruments that are not included as liabilities in the certified annual report of an issuer. This legislation is proposed to be effective for instruments issued on or after the date of enactment of such legislation and consequently, as drafted, this legislation would not affect the trust preferred securities or debentures. While this legislation has not been enacted into law, we cannot assure you that this or similar legislation will not ultimately be enacted or what the effective date of any such legislation might be. If this or similar legislation were to apply to the debentures, Funding Co. would not be able to deduct interest payments on the debentures for U.S. federal income tax purposes, and, consequently, such legislation would result in a tax event.

   For more information on these events and on redemption generally, see the section of this prospectus entitled "Description of the Trust Preferred Securities--Redemption or Exchange" beginning on page 58.

There is no current public market for the trust preferred securities, and their market price may be subject to significant fluctuations.

   Prior to this offering, there has been no public market for the trust preferred securities. Although we will apply to have the trust preferred securities listed on the New York Stock Exchange, we cannot assure you that our application for listing will be approved. Even if our listing application is approved, we cannot assure you that an active trading market will develop or how liquid that market might become. If an active trading market does not develop, the market price and liquidity of the trust preferred securities may be adversely affected. Even if an active trading market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities. Future trading prices of the trust preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. In addition, the commencement of a deferral period would likely cause the market price of the trust preferred securities to decline.

Funding Co. can distribute the debentures to you in exchange for the trust preferred securities, which may adversely affect the liquidity and the market value of your investment.

   The Trust will dissolve upon the occurrence of the events described in the section of this prospectus entitled, "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" beginning on page 62, including if Funding Co. elects to dissolve the Trust. After Funding Co. dissolves the Trust and after satisfying all liabilities to the Trust's creditors, the property trustee may distribute the debentures to you in exchange for the trust preferred securities.

   There is no public market for the debentures. In the event the debentures are distributed to the trust preferred security holders, we will use our best efforts to list the debentures on the New York Stock Exchange or any other stock exchange or automated quotation system on which the trust preferred securities are then listed or quoted.

However, we cannot assure you that the debentures will be approved for listing or that a trading market will exist for the debentures. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a lower price than you paid to purchase the trust preferred securities.

   Under current U.S. federal income tax law and interpretations and assuming that the Trust is treated as a grantor trust, as is expected, and not as an association taxable as a corporation, you would not be taxed if the property trustee distributed the debentures to you upon liquidation of the Trust. However, if a tax event were to occur and the Trust was taxed on income received or accrued on the debentures, you and the Trust could be taxed on the distribution of the debentures.

As a holder of trust preferred securities, you have limited voting rights, and Funding Co. can amend the trust agreement without your consent.

   Holders of trust preferred securities will have limited voting rights relating principally to the amendment of the trust agreement. In general, only Funding Co. can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the trust preferred securities may replace the property trustee and the Delaware trustee. In addition, Funding Co. generally may amend the trust agreement without the consent of the holders of trust preferred securities.

                        Risks Relating to Our Business

Our provision for unpaid claims may be inadequate, which would result in a reduction in our net income.

   Our provisions for unpaid claims do not represent an exact calculation of our actual liability, but are estimates involving actuarial and statistical projections at a given point in time of what we expect to be the cost of the ultimate settlement and administration of known and unknown claims. Actual losses from claims may deviate, perhaps substantially, from the provisions for unpaid claims reflected in our financial statements.

   We base our provisions for unpaid claims on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation. Furthermore, factors such as inflation, claims settlement patterns, legislative activity and litigation trends, all of which are difficult to predict, may have a substantial impact on our actual claims experience. As time passes and more information about the claims becomes known, the estimates are appropriately adjusted upward or downward to reflect this additional information. Because of the elements of uncertainty encompassed in this estimation process, and the extended time it can take to settle many of the more substantial claims, several years of experience are usually required before a meaningful comparison can be made between actual losses and the original provisions for unpaid claims. As of June 30, 2002, our provisions for unpaid claims were $919.7 million.

   If our provisions for unpaid claims are determined to be inadequate in future periods, we will be required to increase our provisions for unpaid claims to rectify the deficiency with a corresponding reduction in our net income. Moreover, insufficiencies in our provisions for unpaid claims could have a material adverse effect on our results of operations and financial condition.

We rely on agents, MGAs, and brokers and are exposed to related risks.

   We market and distribute our automobile insurance products through a network of over 3,500 independent agents and approximately 20 MGAs in the United States and over 3,000 independent brokers across Canada. In the first six months of 2002, approximately 50% of our gross written premiums in the United States were sourced through MGAs and approximately 50% were sourced through independent agents. Our insurance products are marketed through a large number of independent agents, MGAs, and brokers and we rely heavily on their ability to attract new business. These independent agencies and MGAs typically represent more than one insurance company, which may expose us to competition within the agency, and, therefore, we cannot rely on their commitment to our insurance products. In some markets, we operate pursuant to "open market" arrangements in which we have no formal relationships with the brokers who place our risk in these markets. Loss of all or a substantial portion of the business provided by these intermediaries could have a material adverse effect on our business, results of operations and financial condition.

   Our independent agents, MGAs and brokers generally have the ability to bind insurance policies and a few MGAs may settle claims on our behalf, and we have only limited ability to exercise control over them. In the event that an independent agent, MGA or broker exceeds its authority by binding us on a risk that does not comply with our underwriting guidelines, we may be at risk for that policy until we effect a cancellation. Although to date we have not experienced a material loss from improper use of binding authority by our agents, MGAs or brokers, any improper use of such authority may result in losses that could have a material adverse effect on our business, results of operations and financial condition.

   In accordance with industry practice, our customers often pay the premiums for their policies to agents, MGAs or brokers for payment over to us. These premiums are considered paid when received by the broker or agent and thereafter the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the broker or agent. Consequently, we assume a degree of risk associated with our reliance on agents and brokers in connection with the settlement of insurance balances.

The highly competitive environment in which we operate could have an adverse effect on our business, results of operations and financial condition.

   The automobile insurance and other property and casualty markets in which we operate are highly competitive. We compete, and will continue to compete, with major North American and other insurers, many of which have greater financial, marketing and management resources than we do. There may also be other companies that may be planning to enter the insurance industry of which we are not aware. Insurers in our markets generally compete on the basis of price, consumer recognition, coverages offered, claims handling, financial stability, customer service and geographic coverage. Although our pricing is influenced to some degree by that of our competitors, we generally believe that it is not in our best interest to compete solely on price, and may from time to time experience a loss of market share during periods of intense price competition. Our business could be adversely impacted by the loss of business to competitors offering competitive insurance products at lower prices. This competition could affect our ability to attract and retain profitable business.

   In our non-standard automobile business, we compete with both large national underwriters and smaller regional companies. Our competitors include other companies that, like us, serve the independent agency market, as well as companies that sell insurance directly to customers. Direct underwriters may have certain competitive advantages over agency underwriters, including increased name recognition, loyalty of the customer base to the insurer rather than to an independent agency and reduced costs to acquire policies. Any new, proposed or potential legislative or industry developments could further increase competition in our markets. New competition from these developments could cause the demand for our products to decrease, which would adversely affect our profitability. In addition, in certain provinces or states, government-operated risk plans may provide non-standard automobile insurance products at a lower price than those we provide.

   Additionally, our markets may attract competition from time to time from new or temporary entrants. In some cases, such entrants may, because of inexperience, the desire for new business or for other reasons, price their insurance below the rates that we believe offer an acceptable premium for the related risk. Further, a number of our competitors, including new entrants to our markets, are developing e-business capabilities which may impact the level of business transacted through our more traditional distribution channels or which may affect pricing in the market as a whole.

Our operating results may fluctuate as a result of many factors, including cyclical patterns in the property and casualty insurance industry and in the automobile insurance market.

   The results of companies in the property and casualty insurance industry have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by many factors, including:

  . rising costs that are not known by companies at the time they price their products, such as unforeseen case law developments;

  . volatile and unpredictable developments, including weather-related and other natural catastrophes;

  . changes in insurance and tax laws and regulation, as well as new legislative initiatives; and

  . general economic conditions, such as fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of loss amounts.

   In addition, the profitability of automobile insurers can be affected significantly by many factors, including:

  . regulatory regimes which limit their ability to detect and defend against fraudulent claims and fraud rings;

  . developing trends in tort and class action litigation which may encourage frivolous litigation or expose automobile insurers to allegations of bad faith;

  . changes in consumer protection laws which could limit the use of used or like kind and quality after-market parts or to compel compensation for alleged diminution in value notwithstanding repair of the vehicle; and

  . changes in laws or regulations, including the adoption of consumer initiatives regarding rates charged for automobile or other insurance coverage or claims handling procedures.

   The financial performance of the property and casualty insurance industry has historically tended to fluctuate in cyclical patterns of "soft" markets characterized generally by increased competition resulting in lower premium rates followed by "hard" markets characterized generally by lessening competition and increasing premiums rates. Although an individual insurance company's financial performance depends on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern with profitability generally increasing in hard markets and decreasing in soft markets.

Failure to manage our growth effectively could harm our business and results of operations.

   Since 1996, we have experienced significant growth internally and through acquisitions. As a result, our gross premiums written have increased at a compounded annual growth rate of 50% during the five year period from December 31, 1996 to December 31, 2001 and our gross premiums written for the six months ended June 30, 2002, were $919.0 million, an increase of 93%, compared to $476.2 million in the first six months of 2001. This growth has placed, and will continue to place, a strain on our management systems and operational resources. As our business grows, we will need to improve our financial and managerial controls, reporting systems and procedures.

   The successful integration and management of new MGA relationships, acquired businesses and other new business involves numerous risks that could adversely affect our growth and profitability, including:

  . our management may not be able to manage the MGA relationships, acquired businesses and other new business successfully and the integration may place significant demands on our management, diverting attention from our existing operations;

  . new MGA relationships, acquired businesses and other new business may require substantial financial resources that otherwise could be used in the development of other aspects of our business;

  . acquisitions may result in liabilities and contingencies, which could be significant to our operations; and

  . personnel from our acquisitions and our existing businesses may not be able to work together successfully, which would adversely affect the operation of our business.

   We cannot assure you that we will be able to manage our growth effectively. If we are unable to manage our rapid growth, our future profitability could be materially adversely affected.

The majority of our gross premiums written are derived from the non-standard automobile and trucking insurance markets, and if the demand for insurance in these markets declines, our results of operations could significantly decline.

   For the six months ended June 30, 2002, approximately 42.5% of our gross premiums written were attributable to non-standard automobile and 31.3% were attributable to trucking insurance. The size of both the non-standard automobile and trucking insurance markets can be affected significantly by many factors outside of our control, such as the underwriting capacity and underwriting criteria of standard automobile insurance carriers and trucking insurers and we may specifically be affected by these factors. Additionally, an economic downturn in one or more of our principal markets could result in fewer automobile sales and a lower volume of goods shipped by truck resulting in less demand for these insurance products. To the extent that these insurance markets are affected adversely for any reason, our gross premiums written will be disproportionately affected due to our substantial reliance on these insurance markets.

We may experience difficulty in executing our growth strategy, which could adversely affect our results of operations and financial condition.

   We plan to continue to expand our specialty focus into selected regional markets in the United States and Canada and to increase the distribution of our core products in our existing markets. Our future growth is contingent on various factors, including:

  . increasing the statutory capital of our insurance subsidiaries to support additional underwriting;

  . obtaining the required regulatory approvals to offer additional insurance products or expand into additional states and provinces;

  .   obtaining regulatory approval for appropriate premium rates;

  . establishing relationships with additional independent agents, MGAs and brokers to expand our distribution network;

  .   expanding our financial, operational and management information systems;
      and

  . expanding our executive management and the infrastructure required to effectively control our growth.

   We cannot assure you that we will be successful in expanding our business, that our existing infrastructure will be able to support additional expansion or that any new business will be profitable. If we are unable to execute our growth strategy, our results of operations and financial condition could be adversely affected.

If we fail to comply with applicable insurance regulatory requirements, our business and financial condition could be adversely affected.

   As an insurance company, we are subject to numerous laws and regulations. These laws and regulations delegate regulatory, supervisory and administrative powers to federal, provincial or state insurance commissioners and agencies. Such regulation generally is designed to protect policyholders rather than shareholders, and is related to matters including:

  .   rate setting;

  .   risk-based capital and solvency standards;

  .   restrictions on types of investments;

  . the maintenance of adequate reserves for unearned premiums and unpaid claims;

  . the examination of insurance companies by regulatory authorities, including periodic financial and market conduct examinations;

  .   the licensing of insurers and their agents; and

  .   limitations on dividends and transactions with affiliates.

   In addition, these statutes typically require us periodically to file financial statements and annual reports, prepared on a statutory accounting basis, and other information with insurance regulatory authorities, including information concerning our capital structure, ownership, financial condition and general business operations. We allocate considerable time and resources to compliance with these requirements, and could be subject to regulatory sanctions and fines if a regulatory authority believed we had failed to comply with any applicable law or regulation.

   Any such failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, which could adversely affect our results of operations or financial condition. In addition, any changes in laws and regulation, including the adoption of consumer initiatives regarding rates charged for automobile or other insurance coverage or claims handling procedures, could materially adversely affect our business, results of operations and financial condition.

If our insurance subsidiaries fail to comply with minimum capital requirements, they may be subject to regulatory action.

   In order to enhance the regulation of insurer solvency, a risk based capital, or RBC, formula was adopted by the National Association of Insurance Commissioners, or NAIC, for U.S. insurance companies. State insurance regulators monitor the financial status of an insurer by reviewing the insurer's compliance with RBC requirements. The provinces in Canada in which we operate have similar solvency requirements. If our insurance subsidiaries do not comply with these minimum capital requirements, they may be restricted or prohibited from operating. If our insurance subsidiaries are required to increase their reserves in the future, as a result of unexpectedly poor claims experience or otherwise, they may violate these minimum capital requirements unless we are able to contribute additional capital to that subsidiary. As a result, our business, results of operations, and financial condition may be materially adversely affected.

Our business could be adversely affected as a result of changing political, regulatory, economic or other influences.

   The insurance industry is subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Legislatures in Canada, the United States, Barbados, Bermuda and local jurisdictions in which we operate have periodically considered programs to reform or amend their respective insurance and reinsurance systems. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions.

   Changes in current insurance regulation may include increased governmental involvement in the insurance industry, initiatives aimed at premium controls, or may otherwise change the business and economic environment in which insurance industry participants operate. Such changes could require us to make unplanned modifications of our products and services, or may result in delays or cancellations of sales of our products and services. We cannot predict the future impact of changing law or regulation on our operations and any changes could have a material adverse effect on our results of operations or financial condition.

Our business may be materially adversely affected if the tax laws of the United States or Canada change.

   We operate subsidiary reinsurance companies in Barbados and Bermuda for the sole purpose of reinsuring risks from our own subsidiaries. Legislation has been introduced in the U.S. Congress which would disallow a deduction for U.S. income tax purposes for premiums paid to certain specified related reinsurers. If this or similar legislation or regulation is enacted, this could have the effect of increasing the taxes payable by certain of our subsidiaries. We cannot assure you that any such legislation or regulations or similar legislation or regulations will not be enacted.

   Due to our corporate structure and to differences in the tax laws of the United States and Canada, we deduct interest paid on certain of our debt in the United States as well as in Canada. Such deductions are based on our interpretation of applicable tax laws. There is no guarantee that the Internal Revenue Service or any other tax authority will not challenge our interpretation, and if such a challenge were made and were successful, the taxes payable by us or certain of our subsidiaries could be increased. In addition, amendments or changes in applicable income tax laws or regulations, including those arising from judicial decisions or administrative pronouncements, could deny a deduction for interest to taxpayers with a structure similar to ours.

We may not be able to realize our investment objectives, which could reduce our net income significantly.

   We depend on income from our investment portfolio for a substantial portion of our earnings. In 2001 and the first six months of 2002, net investment income and net realized capital gains accounted for approximately 6.9% and 4.8%, respectively, of our consolidated revenue. A significant decline in investment yields in our investment portfolio or a default by the issuers of securities that we own could have a material adverse effect on our business, results of operations and financial condition. We currently maintain and intend to continue to maintain an investment portfolio comprising primarily fixed income securities. As of June 30, 2002, the fair value of our investment portfolio included $1.2 billion of fixed income securities. For 2001 and the first six months of 2002, the change in net unrealized gains in our portfolio reflected an increase of $12.0 million and an increase of $3.3 million, respectively. Due to fluctuations in the yields on fixed income securities, we face reinvestment risk as these securities mature because the funds may be reinvested at rates lower than the maturing security.

   Our ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. In addition, changing economic conditions can result in increased defaults by the issuers of securities that we own. Interest rates are highly sensitive to many factors, including monetary policies, domestic and international economic and political conditions and other factors beyond our control.

   General economic conditions, stock market conditions and many other factors can also adversely affect the securities markets and, consequently, the value of the securities we own. We may not be able to realize our investment objectives, which could reduce our net income significantly.

We derive the majority of our premiums from a few geographic areas, which may cause our business to be affected by catastrophic losses or business conditions in these areas.

   We derive most of our premiums from a relatively small number of jurisdictions, including Illinois, Florida, Ontario and California. Our results of operations may, therefore, be adversely affected by any catastrophic losses in these areas. Catastrophic losses can be caused by a wide variety of events, including earthquakes, hurricanes, tropical storms, tornadoes, wind, ice storms, hail, fires, terrorism, riots and explosions, and their incidence and severity are inherently unpredictable. Catastrophic losses are characterized by low frequency but high severity due to aggregation of losses, and could result in adverse effects on our results of operations or financial condition. Our results of operations may also be adversely affected by general economic conditions, competition, regulatory actions or other business conditions that affect losses or business conditions in the areas in which we do business.

If reinsurance rates rise significantly or reinsurance becomes unavailable, we may be adversely affected.

   We purchase reinsurance from third parties in order to reduce our liability on individual risks. Reinsurance does not relieve us of liability to our insureds. A third party reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on our financial condition or results of operations. As of June 30, 2002, we had $166.7 million recoverable from third party reinsurers and other insurers. The majority of these recoverables are unsecured. The losses reported by the reinsurance industry in 2001 and 2002, which included the impact of the terrorist attacks of September 11, 2001 in the United States, may adversely affect the financial resources of some reinsurers and their ability to pay claims. Also, the material decline in the worldwide equity markets and the defaults and credit downgrades on bonds of many companies have contributed to a significant decline in the net equity of reinsurers.

   The amount and cost of reinsurance available to our insurance companies are subject, in large part, to prevailing market conditions beyond our control. Our ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends in part upon the extent to which we can obtain adequate reinsurance in amounts and at rates that will not adversely affect our competitive position. We cannot assure that we will be able to maintain our current reinsurance facilities, which generally are subject to annual renewal. If we are unable to renew any of these facilities upon their expiration or obtain other reinsurance facilities in adequate amounts and at favorable rates, we may need to modify our underwriting practices or reduce our underwriting commitments.

If we are unable to maintain our current claims-paying ratings, our ability to write insurance and compete with other insurance companies will be adversely impacted.

   Third party rating agencies assess and rate the claims-paying ability of insurers and reinsurers based upon criteria established by the rating agencies. Periodically these rating agencies evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us.

   Our insurance subsidiaries maintain individual ratings by A.M. Best, which represent independent opinions of an insurer's financial strength and ability to meet policyholder obligations. Our Canadian subsidiaries, Kingsway General Insurance Company, York Fire & Casualty Insurance Company and Jevco Insurance Company, possess an "A" (Excellent) rating from A.M. Best. Of our U.S. subsidiaries, Lincoln General Insurance Company and Universal Casualty Company have an "A-" (Excellent) rating, American Service Insurance Company, Inc. has a "B++" (Very Good) rating, American Country Insurance Company and Southern United Fire Insurance Company have a "B+" (Very Good) rating, and U.S. Security Insurance Company has a "B" (Fair) rating. Companies rated from "A++" to "B+" are deemed "secure," and are described by A.M. Best as having a strong or good ability to meet their long-term obligations to members and policyholders. These insurers maintain a level of financial strength that can withstand unfavourable changes in the business, economic or regulatory environment. Companies rated below "B+" are considered "vulnerable," and tend to present progressively higher risks. If we are unable to maintain our current claims-paying ratings, our ability to write insurance and compete with other insurance companies will be adversely affected.

   Rating agencies evaluate insurance companies based on financial strength and the ability to pay claims, factors which are more relevant to policyholders than investors. Financial strength ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security.

Kingsway Financial is a holding company and its operating subsidiaries are subject to dividend restrictions.

   Kingsway Financial is an insurance holding company with assets consisting primarily of the capital stock of its subsidiaries. Our operations are and will continue to be limited by the earnings of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends, loans, advances or the reimbursement of expenses. The payment of dividends, the making of loans and advances or the reimbursement of expenses to us by our subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations. In addition, payments of dividends to us by our insurance and reinsurance subsidiaries are subject to various statutory and regulatory restrictions imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries, including Barbados and Bermuda. For the year 2002, under these insurance regulatory restrictions, based on our December 31, 2001 financial statements, our insurance and reinsurance subsidiaries would have aggregate dividend capacity of $102.5 million. The inability of our subsidiaries to pay dividends to us could have a material adverse effect on our business and financial condition.

Our business depends upon key employees, and if we are unable to retain the services of these key employees or to attract and retain additional qualified personnel, our business may suffer.

   We are substantially dependent on a number of key employees. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. There are no employment contracts in place for any of our executives.

Fluctuations in currency exchange rates could negatively affect our results.

   We publish our consolidated financial statements in Canadian dollars. The majority of our premiums are currently denominated in U.S. dollars, and we expect that our U.S. business will continue to grow as a proportion of our business. Therefore, fluctuations in the U.S.-Canadian dollar exchange rate will impact our results of operations and financial condition from period to period. Our Canadian insurance operations generally write policies denominated in Canadian dollars and invest in Canadian dollars. Our U.S. operations generally write policies denominated in U.S. dollars and invest in U.S. dollars. Although investing in local currencies limits the effect of currency exchange rate fluctuations on local operating results, fluctuations in such rates could affect our operations or results, and do affect the translation of these results into our consolidated financial statements.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under the captions Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, The Company and elsewhere in this prospectus constitute forward-looking statements. You can identify these statements from our use of the words may, should, could, potential, continue, plan, forecast, estimate, project, believe, intend, anticipate, expect, target, is likely, will, or the negative of these terms, and similar expressions. These forward-looking statements may include, among other things:

  . statements and assumptions relating to projected growth, earnings, earnings per share, and other financial performance measures as well as management's short-term and long-term performance goals;

  . statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events;

  .   statements relating to our business and growth strategies; and

  . any other statements, projections or assumptions that are not historical facts.

   We believe that our expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus beginning on page 11.

   The risk factors and cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that we, or persons acting on our behalf may issue. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                USE OF PROCEEDS

   The Trust will use the proceeds of US$      million (C$      million) from
the sale of the trust preferred securities and all of the proceeds of
US$      million (C$      million) from the issuance of its common securities
to purchase the debentures from Funding Co. Funding Co. will use the proceeds,
before expenses, of US$      million (C$      million) from the sale of the
debentures to purchase subordinated notes from Kingsway America.

   Kingsway America intends to use the proceeds from the sale of its subordinated notes to Funding Co. to provide additional capital to its subsidiaries, to support the expected growth of our business and for general corporate purposes. Further, if Kingsway Financial completes additional financing prior to the application of the proceeds from this offering, Kingsway America may use a portion of the proceeds from this offering to pay down all or a portion of the then outstanding amount under Kingsway's unsecured revolving credit facility. Pending the foregoing uses, Kingsway America intends to invest the net proceeds from the sale of its subordinated notes in short-term, interest bearing, investment grade marketable securities.

                                CAPITALIZATION

   The following table sets forth our indebtedness and total capitalization as of June 30, 2002. Our capitalization is presented:

  .   on an actual basis;

  .   on an as adjusted basis to give effect to the issuance and sale of trust preferred securities offered by the Trust in this offering at an assumed offering price of US$25 per trust preferred security and the application of the net proceeds therefrom, as if these events occured June 30, 2002; and

  . on a pro forma as adjusted basis to give effect to the issuance and sale of C$100 million of % senior debentures by Kingsway Financial and the application of the net proceeds therefrom, as if these events occured on June 30, 2002.

   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 29 and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                        As of June 30, 2002
                                                                 ---------------------------------
                                                                                         Pro Forma
                                                                  Actual    As Adjusted As Adjusted
                                                                 --------   ----------- -----------
                                                                 (in thousands of Canadian dollars)
Bank indebtedness............................................... $175,602        $           $
  % Debentures..................................................       --
Company obligated mandatorily redeemable preferred securities of
  subsidiary trust holding subordinated debentures(1)...........       --
Shareholders' equity
   Common shares, no par value (authorized--unlimited;
     outstanding--48,760,546)...................................  356,964
   Currency translation adjustment..............................   (3,987)
   Retained earnings............................................  197,592
Total shareholders' equity......................................  550,569
                                                                 --------        -           -
Total capitalization............................................ $726,171        $           $
                                                                 ========        =           =

--------
(1) Reflects the trust preferred securities issued by the Trust at US$25 per trust preferred security. The only assets of the Trust will be
    approximately US$     million (C$     million) in aggregate principal
    amount of subordinated debentures, including the amounts attributable to the issuance of the common securities of the Trust to Funding Co. Kingsway Financial will indirectly own all of the common securities issued by the Trust.

                             ACCOUNTING TREATMENT

   For financial reporting purposes, Funding Co. and the Trust will be treated as our subsidiaries and, accordingly, the accounts of Funding Co. and the Trust will be included in our consolidated financial statements. The trust preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company obligated mandatorily redeemable preferred securities of subsidiary trust holding subordinated debentures," or other similar caption. In addition, appropriate disclosures about the trust preferred securities, the debenture guarantee, the preferred securities guarantee, the debentures and the subordinated notes will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as interest expense in our consolidated statements of income.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of consolidated earnings to fixed charges for the periods indicated. Ratios of earnings to combined fixed charges and preferred stock dividends are not presented as there were no preferred share dividends in any of the periods indicated.

                                                      Year ended December 31
                                    Six Months Ended -------------------------
                                     June 30, 2002   2001 2000 1999 1998  1997
                                    ---------------- ---- ---- ---- ----- ----
 Ratio of earnings to fixed charges       6.70       5.83 3.88 2.11 25.29  --

   Earnings consist of income from continuing operations before income taxes plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest expense.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 29 and our consolidated financial statements and the related notes contained in this prospectus.

   The statement of operations data set forth below for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2001 and 2000 are derived from, and are qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus. KPMG LLP, our independent auditors, audited these financial statements. The statement of operations data set forth below for the years ended December 31, 1999, 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 are derived from audited consolidated financial statements not included in this prospectus. The statement of operations data set forth below for the six-month periods ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 and 2001 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all normal recurring adjustments that we consider necessary for a fair presentation of our results of operations and financial condition. The results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002, or any other future periods.

   Our consolidated financial statements contained in this prospectus have been prepared in accordance with Canadian GAAP. Canadian GAAP, as applied to us, conforms in all material respects with U.S. GAAP, except as otherwise described in our consolidated financial statements included in this prospectus beginning on page F-1, where we provide a reconciliation of the differences between Canadian GAAP and U.S. GAAP. We publish our consolidated financial statements in Canadian dollars.

                                                   Six Months Ended
                                                       June 30,                     Year Ended December 31,
                                                   -----------------    -----------------------------------------------
                                                     2002        2001      2001      2000     1999      1998     1997
                                                   --------    -------- ---------- -------- --------  -------- --------
                                                      (unaudited)
                                                   (in thousands of Canadian dollars, except per share data and ratios)
AMOUNTS UNDER CANADIAN GAAP:
Statement of Operations Data
Gross premiums written............................ $919,044    $476,192 $1,065,262 $643,022 $508,595  $409,200 $210,795
Net premiums written..............................  870,146     456,852  1,014,960  604,493  468,874   320,396  186,813
                                                   --------    -------- ---------- -------- --------  -------- --------
Revenues:
   Net premiums earned............................  709,646     357,073    872,830  539,969  445,557   314,651  174,462
   Investment income..............................   26,891      20,293     42,692   37,109   32,037    24,771   12,591
   Premium finance income.........................    3,860       4,783      9,861    7,467    5,761     5,883    3,068
   Net realized gains.............................    5,317       5,045     12,079   10,444      950     6,945    6,177
                                                   --------    -------- ---------- -------- --------  -------- --------
      Total revenues..............................  745,714     387,194    937,462  594,989  484,305   352,250  196,298
                                                   --------    -------- ---------- -------- --------  -------- --------
Expenses:
   Claims incurred................................  505,914     250,243    616,079  371,946  304,541   193,801  113,909
   Commissions and premium taxes..................  143,208      63,174    167,176  106,378   90,844    61,927   34,801
   General and administrative.....................   58,046      40,091     81,938   66,925   61,630    39,848   18,433
   Interest expense...............................    5,754       5,866     11,399   11,408   10,557     2,034       --
                                                   --------    -------- ---------- -------- --------  -------- --------
      Total expenses..............................  712,922     359,374    876,592  556,657  467,572   297,610  167,143
                                                   --------    -------- ---------- -------- --------  -------- --------
Income before income taxes........................   32,792      27,820     60,870   38,332   16,733    54,640   29,155
Income taxes (benefit)............................      311       4,300     10,083    5,393   (1,896)   20,873    6,189
                                                   --------    -------- ---------- -------- --------  -------- --------
Net income before goodwill........................   32,481      23,520     50,787   32,939   18,629    33,767   22,966
Amortization of goodwill, net of applicable income
 taxes(1).........................................       --       2,928      5,856    5,469    5,031     2,756      815
                                                   --------    -------- ---------- -------- --------  -------- --------
Net income........................................ $ 32,481    $ 20,592 $   44,931 $ 27,470 $ 13,598  $ 31,011 $ 22,151
                                                   ========    ======== ========== ======== ========  ======== ========
Operating income(2)............................... $ 28,330    $ 17,257 $   36,581 $ 20,800 $ 12,568  $ 26,315 $ 17,833
Diluted earnings per share........................ $   0.66    $   0.60 $     1.19 $   0.80 $   0.38  $   0.86 $   0.73
Diluted earnings per share before goodwill........     0.66        0.68       1.34     0.96     0.52      0.93     0.76
Diluted operating earnings per share..............     0.57        0.50       0.97     0.61     0.35      0.73     0.59

                                     Six Months Ended June 30,               Year Ended December 31,
                                     ------------------------- ----------------------------------------------------
                                        2002         2001         2001       2000       1999       1998      1997
                                      ----------  -----------  ---------- ---------- ---------- ---------- --------
                                          (unaudited)
Selected Financial Ratios:
Consolidated
   Claims ratio.....................      71.3%       70.1%         70.6%      68.9%      68.4%      61.6%    65.3%
   Expense ratio....................      28.4%       28.9%         28.5%      32.1%      34.2%      32.3%    30.5%
                                      ----------    -------    ---------- ---------- ---------- ---------- --------
   Combined ratio...................      99.7%       99.0%         99.1%     101.0%     102.6%      93.9%    95.8%
Canadian operations
   Claims ratio.....................      78.1%       70.4%         73.5%      70.1%      72.7%      60.4%    65.3%
   Expense ratio....................      30.3%       30.1%         29.6%      31.7%      32.1%      31.6%    30.5%
                                      ----------    -------    ---------- ---------- ---------- ---------- --------
   Combined ratio...................     108.4%      100.5%        103.1%     101.8%     104.8%      92.0%    95.8%
U.S. Operations
   Claims ratio.....................      68.9%       69.8%         68.9%      67.8%      64.5%      63.5%     n.a.
   Expense ratio....................      27.7%       28.2%         27.9%      33.1%      36.1%      33.5%     n.a.
                                      ----------    -------    ---------- ---------- ---------- ---------- --------
   Combined ratio...................      96.6%       98.0%         96.8%     100.9%     100.6%      97.0%     n.a.

Return on equity(3).................      11.9%       14.5%         13.3%      10.7%       5.5%      13.4%    16.5%

                                      As at June 30, 2002                       As at December 31,
                                     ------------------------- ----------------------------------------------------
                                                      As
                                       Actual     Adjusted(4)     2001       2000       1999       1998      1997
                                      ----------  -----------  ---------- ---------- ---------- ---------- --------
                                          (unaudited)
                                              (in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER CANADIAN
 GAAP:
Balance Sheet Data
Cash and investments................ $1,552,521     $          $1,223,198 $  780,510 $  686,196 $  627,629 $349,521
Total assets........................  2,375,590                 1,778,744  1,173,926  1,071,710  1,012,776  511,229
Unpaid claims.......................    919,726                   589,963    435,322    444,689    446,245  198,186
Bank indebtedness...................    175,602                   144,516    143,129    153,270    100,863       --
Total shareholders' equity..........    550,569                   536,842    272,713    242,042    250,065  213,248
Book value per share................ $    11.29     $          $    11.03 $     8.01 $     7.12 $     6.96 $   5.95

                                     Six Months Ended June 30,     Year Ended December 31,
                                     ------------------------- --------------------------------
                                        2002         2001         2001       2000       1999
                                      ----------  -----------  ---------- ---------- ----------
                                          (unaudited)
                                     (in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Statement of Operations Data
Net income.......................... $   32,900     $21,578    $   46,365 $   27,608 $   10,673
Operating income(2).................     28,749      18,243        38,015     20,938      9,643
Diluted earnings per share.......... $     0.66     $  0.62    $     1.22 $     0.80 $     0.30
Diluted operating earnings per share       0.58        0.53          1.00       0.61       0.27

                                      As at June 30, 2002             As at December 31,
                                     ------------------------- --------------------------------
                                                      As
                                       Actual     Adjusted(4)     2001       2000       1999
                                      ----------  -----------  ---------- ---------- ----------
                                          (unaudited)
                                     (in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Balance Sheet Data
Cash and investments................ $1,560,658     $          $1,227,667 $  773,423 $  661,691
Total assets........................  2,384,218                 1,783,062  1,167,325  1,046,909
Unpaid claims.......................    919,726                   589,963    435,322    444,689
Bank indebtedness...................    175,602                   144,516    143,129    153,270
Total shareholders' equity..........    551,397                   533,680    266,112    217,241
Book value per share................ $    11.31     $          $    10.97 $     7.81 $     6.39

--------
(1) Effective January 1, 2002, in accordance with new accounting standards, all existing goodwill and intangible assets with indefinite lives ceased to be amortized to income over time, and are subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value.
(2) Operating income equals net income before after-tax realized gains.
(3) Return on equity percentages for the six months ended June 30, 2002 and 2001 are annualized.
(4) Reflects net proceeds of approximately $      million (US$      million),
    based on an offering price of US$25 per trust preferred security, after deducting the underwriting commission and estimated offering expenses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under the section entitled "Risk Factors" beginning on page 11 and elsewhere in this prospectus.

   All of the dollar amounts in this prospectus are expressed in Canadian dollars, except where otherwise indicated. References to "Canadian dollars," "dollars," "C$," or "$" are to Canadian dollars and any references to "U.S. dollars" or "US$" are to U.S. dollars.

Overview

   We provide property and casualty insurance in specialized lines in the United States and Canada. Our primary business is non-standard automobile insurance, which covers drivers who do not qualify for standard automobile insurance coverage. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. We also write standard automobile insurance as well as insurance for commercial and public vehicles, including taxis and trucks. In addition to automobile insurance, we provide motorcycle insurance, specialized commercial and personal property coverage, warranty insurance and other specialty coverages such as customs and surety bonds.

   We use the claims ratio, the expense ratio and the combined ratio as important measures of our performance. The claims ratio is derived by dividing the amount of claims incurred by net premiums earned. The expense ratio is derived by dividing the sum of commissions and premium taxes and general and administrative expenses by net premiums earned. The combined ratio is the sum of the claims ratio and the expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss. We believe that underwriting profit is the true measure of performance of the core business of a property and casualty insurance company. We follow a disciplined approach by refusing to knowingly sacrifice underwriting profitability in order to increase premium revenue. We, therefore, will not underwrite risks at rates which we believe are unprofitable in order to increase our premium volume. Management's incentive compensation is directly linked to our combined ratio and our return on equity objectives.

   Many companies in our industry defer the internal costs of writing business as part of their deferred acquisition costs, whereas we expense these costs when they are incurred. Many companies also exclude corporate overhead expenses when calculating their expense ratio, whereas we do not exclude any corporate overhead expenses when calculating our expense ratio. When our earned premiums increase, we expect our general expense ratio to improve since our earned premiums should grow faster than general expenses.

   In recent years, the North American property and casualty insurance market, including the non-standard automobile market, has been extremely price competitive. Many insurers significantly reduced premium rates from 1998 to 2000. As a result of these lower premium rates and increased claim costs in the U.S. and Canada, including unfavorable development in reserves and adverse development of prior years' claims, the industry reported substantial underwriting losses in 2001. At the same time, the insurance industry has been adversely affected by lower prevailing interest rates and a significant drop in the equity indices. Accordingly, many U.S. and Canadian insurers and reinsurers reported increased combined ratios, larger underwriting losses, declining investment returns and reduced capital levels, in both 2000 and 2001 compared to previous years. As a result, many insurers began increasing premium rates towards the end of 2000. In addition, the tragic events of September 11, 2001 and the bankruptcy of Enron have created significant claims for the North American insurance industry, and, in particular, its reinsurers. This has resulted in significantly higher reinsurance rates and a decline in available capacity for many of our competitors in the United States. We believe these trends will result in sustained price increases and a significant dislocation of business in our industry, a trend we expect will continue in most markets throughout 2003 and into 2004. However, because of the delay between the implementation of rate increases and the recognition of earned premium, we expect that overall industry results may not show marked improvement until late 2002.

   Since 1996, we have experienced significant growth through acquisitions. In Canada, we acquired York Fire in February 1996 and Jevco in March 1997. In the United States, we acquired Universal Casualty and Southern United in January 1998, American Service in March 1998, Lincoln General in December 1998, U.S. Security in January 1999, and American Country in April 2002. We accounted for these acquisitions using the purchase method of accounting. Accordingly, we included the assets and liabilities of the acquired entities in our consolidated financial statements at their fair market value at the date of acquisition. We may from time to time be involved in discussions concerning acquisition opportunities, although we cannot assure you that any such discussions will result in a transaction.

Critical Accounting Policies

   Our significant accounting policies are described in Note 1 to the audited financial statements included in this prospectus starting on page F-1. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. As more information becomes known, these estimates and assumptions could change and thus impact amounts reported in the future. Management believes that the establishment of the provision for unpaid claims is the area where the degree of judgment required to determine amounts recorded in the financial statements makes the accounting policy critical. We discuss the policy below under the heading "Provision for Unpaid Claims."

Revenues

   Revenues reflected in our consolidated financial statements are derived from insurance premiums earned, investment income and realized investment gains.

Premium Income

   Our gross premiums written have grown at a compounded annual growth rate of 50% over the five years ended December 31, 2001. In the six months ended June 30, 2002, our gross premiums written increased by 93% to $ 919.0 million compared to $476.2 million in the first six months of 2001, increasing by 35% for our Canadian operations and by 126% for our U.S. operations. We attribute the growth over the last five years to our various acquisitions and to internal growth, as we have executed our strategy to diversify both by line of business and by geographic location.

   Net premiums written represent gross premiums written less amounts ceded to reinsurers. In the United States, over 45% of our gross premiums written are from non-standard automobile insurance policies, which generally have lower limits of insurance commensurate with the minimum coverage requirement under the statute of the states in which we write the business. These limits of liability are typically not greater than US$40,000 per occurrence. Consequently, we are able to retain most of our gross written premiums for our own account while minimizing our claims exposure, and only purchase reinsurance to limit our exposure to the larger and catastrophic type losses.

Investment Income

   Our investment income has grown at a compounded annual growth rate of 44% over the five years ended December 31, 2001. Our insurance subsidiaries' investments must comply with applicable regulations which prescribe the type, quality and concentration of investments. These regulations, in the various jurisdictions in which our insurance subsidiaries are domiciled, permit investments in government, state, provincial, municipal and corporate bonds, and preferred and common equities, within specified limits and subject to certain qualifications. The majority of our investments are held by our insurance subsidiaries.

   At June 30, 2002, we held cash and investments with a market value of $1.58 billion and a carrying value of $1.57 billion, resulting in a net unrealized gain of $14.9 million. Because most of our investment portfolio is comprised of fixed-income securities, which are usually held to maturity, periodic changes in interest rate levels generally impact our financial results to the extent that reinvestment yields are different than the original yields on maturing securities. Our investment portfolio includes investments that are subject to changes in market values with changes in interest rates. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without penalties.

   We maintain a liquid portfolio to ensure there is sufficient cash available for the payment of claims on a timely basis. Our historical ability to generate an underwriting profit has reduced our reliance on cash flow from premiums written to fund the payment of losses and loss adjustment expense. We believe that our high quality, liquid investment portfolio and our success in underwriting provide us with sufficient liquidity to meet our obligations to our policyholders.

   Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. We provide the option of monthly payments on personal automobile policies, whereby the insured is only required to pay a portion of the premium when the policy is placed in force and the balance in monthly installments. The insured pays us an additional fee for this option, reflecting handling costs and the income we would have earned on such premium, had we received the total amount at the beginning of the policy period. The option of monthly premium payments is available only where permitted under the laws or regulations of the specific territory. We typically collect sufficient premiums in advance of the period of risk which ensures that in the event of payment defaults by insureds, we do not have uncollectable balances. Some jurisdictions require the option of monthly premium payments at a specific annual interest rate or monthly charge. We consider our income from our premium finance activities to be a part of investment income, because this additional fee is essentially an interest payment on the balance of unpaid premium.

Provisions for Unpaid Claims

   We establish provisions for unpaid claims to reflect the estimated ultimate cost of both reported but unsettled claims and incurred but not reported claims. Our provisions for unpaid claims are based on individual reported claims, for which we establish case reserves; estimated provisions for claims that have not yet been made but we expect will be made in the future; and internal or unallocated claims adjustment expenses. The provisions for claims not yet made are sometimes referred to as provisions for incurred but not yet reported claims, or IBNR. The establishment of provisions for unpaid claims is based on known facts and interpretation of circumstances and is therefore a complex and dynamic process influenced by a large variety of factors. These factors include our experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, product mix or concentration, claims severity, claim frequency patterns and inflation rates. Our provisions for unpaid claims are not discounted to reflect expected future payouts of claims nor do they reflect any future investment income.

   Other factors affecting provisions for unpaid claims include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of our claims personnel and independent adjustors retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices, including claims handling and settlement practices, the effect of inflationary trends on future claims settlement costs, court decisions, economic conditions and public attitudes. In addition, time can be a critical part of the provisions' determination, because the longer the span between the incidence of a loss and the payment or settlement of the claims, the more variable the ultimate settlement amount can be. Accordingly, short-tailed claims, such as property claims, tend to be more reasonably predictable than long-tailed claims, such as general liability and automobile accident benefit claims.

   The process of establishing provisions for unpaid claims relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made. This evaluation includes a re-estimation of the liability for unpaid claims relating to each preceding financial year compared to the liability that we originally established. In addition, we conduct a detailed review of all open claims each quarter and consider all factors into the provisions' calculation in order to ensure their ongoing adequacy. Accordingly, as experience develops and new information becomes known, we adjust our reserves as necessary following these evaluations. Any adjustments are reflected in our consolidated statement of income in the period in which they become known and are accounted for as changes in estimates. Even after such adjustments, ultimate liability or recovery may exceed or be less than the revised estimates.

   Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of provisions for unpaid claims. We believe that the amounts we have recorded as reinsurance recoverables are appropriately established. However, as our underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. Our reinsurance recoverables are generally unsecured. We regularly evaluate our reinsurers, and the respective amounts recoverable, and a provision for uncollectable reinsurance is recorded, if needed. The table on page 24 of our annual report incorporated by reference in this prospectus summarizes the composition of the amounts due from reinsurers at December 31, 2001 by the rating as assigned by A.M. Best to the applicable reinsurer. At December 31, 2001, only 4.1% of the receivables were due from reinsurers that did not have an "A" type rating.

   The development of the provisions for unpaid claims is shown by the difference between estimates of claims as of the initial year-end and the re-estimated liability at each subsequent year-end. This is based on actual payments in full or partial settlement of claims, plus re-estimates of the claims required for claims still open or claims still unreported. Favorable development (reserve redundancy) means that the original claim estimates were higher than subsequently determined. Unfavorable development (reserve deficiency) means that the original claim estimates were lower than subsequently determined. Our desire is to ensure that our provisions for unpaid claims show favorable development so that future changes in claim estimates benefit future earnings. The tables on pages 25 and 26 of our annual report incorporated by reference in this prospectus summarize the provisions for unpaid claims, net of recoveries from reinsurers, established as at the end of the years 1991 through 2000 for our Canadian operations and at the end of years 1998 to 2000 for our U.S. operations. The tables compare the re-estimation of those liabilities as at December 31, 2001.

Results of Operations

Six Months Ended June 30, 2002 and 2001

   Gross Premiums Written. Our gross premiums written in the first six months of 2002 increased 93% to $919.0 million, compared with $476.2 million for the first six months of 2001. Growth in premiums is attributable to increased rates and contraction of competition in most of our markets. Favorable market conditions have also allowed expansion of our agency distribution network. Gross premiums written for our U.S. operations in the first six months of 2002 increased 126% to $686.2 million compared to $303.4 million for the first six months of 2001. For the first six months of 2002, U.S. operations represented 75% of gross premiums written compared with 64% last year. Gross written premiums from Canadian operations in the first six months of 2002 increased 35% to $232.8 million compared to $172.8 million for the first six months of 2001.

   Gross premiums written for non-standard automobile increased by 50% to $390.1 million over last year reflecting increased premium rates and firming market conditions in all of our geographic locations. Gross premiums written for trucking and commercial automobile in the first six months of 2002 increased 208% to $346.2 million compared to $112.5 million for the first six months of 2001, as a result of favorable rate increases and a contraction of competitive markets.

   Net Premiums Written. Net premiums written in the first six months of 2002 increased 90% to $870.1 million compared with $456.9 million for the first six months of 2001. Net premiums written from the U.S.

operations in the first six months of 2002 increased 123% to $651.1 million compared with $291.5 million for the first six months of 2001. Net premiums written from the Canadian operations increased 32% to $219.0 million from $165.4 million for the first six months of 2001. This increase resulted from the growth in gross premiums written during 2001 and 2002.

   Net Premiums Earned. Net premiums earned for the first six months of 2002 increased 99% to a record $709.6 million, compared with $357.1 million for the first six months of 2001. For U.S. operations, net premiums earned for the first six months of 2002 increased 146% to $525.1 million compared with $213.8 million for the first six months of 2001. Net premiums earned from Canadian operations for the first six months of 2002 increased by 29% to $184.5 million compared with $143.3 million for the first six months of 2001.

   Investment Income. Investment income in the first six months of 2002 increased to $30.8 million compared with $25.1 million for the first six months of 2001. The growth in our premiums written generated positive cash flow from operations which increased the investment portfolio during the period.

   Net Realized Gains. We realized net gains on sales of investments of $5.3 million in the first six months of 2002 compared with $5.0 million for the first six months of 2001.

   Claims Incurred and Unpaid Claims. Our claims ratio for the first six months of 2002 was 71.3%, compared to 70.1% for the first six months of 2001. The claims ratio for the U.S. operations for the first six months of 2002 was 68.9% compared with 69.8% for the first six months of 2001. The claims ratio for the Canadian operations for the first six months of 2002 deteriorated to 78.1% compared to 70.4% for the first six months of 2001, primarily due to increases in accident benefit costs in Ontario.

   Underwriting Expenses. The expense ratio for the first six months of 2002 improved to 28.4%, compared to 28.9% for the first six months of 2001 as a result of the higher level of premiums earned.

   Combined Ratio. The combined ratio of 99.7% for the first six months of 2002 produced an underwriting profit of $2.5 million, compared with $3.6 million for the first six months of 2001. For the first six months of 2002, the U.S. operations combined ratio improved to 96.6% (98.0% last year) and for the Canadian operations the combined ratio was 108.4% (100.5% last year). The results of our Canadian operations were adversely affected by results from Ontario automobile due to increases in accident benefit costs.

   Interest Expense. Interest expense in the first six months of 2002 was $5.8 million, compared to $5.9 million for the first six months of 2001.

   Net Income Before Goodwill Amortization. Net income before goodwill amortization for the first six months of 2002 increased by 38% to $32.5 million, compared to $23.5 million in the six months of 2001, primarily due to an increase in investment income.

   Net Income and Earnings Per Share. Our net income for the first six months of 2002 increased by 58% to $32.5 million, compared to $20.6 million for the first six months of 2001. Diluted earnings per share for the first six months of 2002 were 66 cents, compared to 60 cents last year on 43% more shares outstanding than last year.

   Book Value Per Share and Return on Equity. Book value per share was $11.29 at June 30, 2002 compared to $8.69 at June 30, 2001. Our investment portfolio increased to $1,569.9 million (market value $1,584.7 million) as at June 30, 2002, compared to $1,235.4 million (market value $1,247.0 million) as at December 31, 2001. Our investment portfolio represents $32.20 per common share at June 30, 2002.

Years Ended December 31, 2001 and 2000

   Gross Premiums Written. Our gross premiums written in 2001 increased by 66%, to $1,065.3 million in 2001, compared to $643.0 million in 2000, due primarily to premium growth in our non-standard automobile insurance business. The increase in gross premiums written was primarily achieved by taking advantage of opportunities to increase prices and the volume of business. Unearned premiums increased by 58% to $424.1 million at the end of 2001 from $268.2 million at the beginning of the year.

   Gross premiums written from our Canadian operations increased by 23% to $356.0 million compared with $289.4 million in 2000. The increase was due primarily to non-standard automobile and trucking business.

   Gross premiums written by our U.S. operations in 2001 increased by 101% to $709.2 million, compared to $353.6 million in 2000. The increase was primarily attributable to premiums written from non-standard automobile, trucking and commercial automobile insurance. During the year we saw strong growth in California and Texas due to the exit of several competitors from these markets.

   Gross premiums written from non-standard automobile insurance in 2001 increased by 51% to $546.3 million, compared to $361.3 million in 2000. Premiums in Canada increased by 24% over 2000, and by 61% in the United States. Non-standard automobile insurance represented 51% of our total business in 2001, compared to 56% in 2000.

   Gross premiums written from commercial automobile insurance, including trucking and taxis, in 2001 increased by 92% to $307.2 million, compared to $105.3 million in 2000. The increase resulted primarily from the rate increases that were implemented during the year and new business relationships that we established in the United States. Premiums from property and liability lines, including warranty, in 2001 increased by 31% to $100.6 million, compared to $76.6 million in 2000. Premiums from motorcycle insurance increased 15% to $42.1 million, compared to $36.5 million in 2000.

   Net Premiums Written. Our net premiums written in 2001 increased by 68% to $1,015.0 million, compared to $604.7 million in 2000. In Canada, net premiums written in 2001 increased 24% to $335.9 million, compared to $272.0 million in 2000, and by 104% in the U.S. to $679.1 million from $332.7 million. This significant growth resulted from the increase in gross premiums written and the increased retention of business. In 2001, premiums ceded to reinsurers represented 5% of gross premiums written compared to 6% in 2000.

   Net Premiums Earned. Our net premiums earned in 2001 increased 62% to $872.8 million, compared to $540.0 million in 2000. Net premiums earned from Canadian operations increased 28% to $321.9 million, compared to $251.9 million in 2000. The U.S. operations increased by 91% to $550.9 million, compared with $288.1 million in 2000.

   Investment Income. Our investment income in 2001 increased by 18% to $52.6 million, compared to $44.6 million in 2000. The growth in our premiums written increased the cash available for investment which increased the investment portfolio in the year.

   Net Realized Gains. We realized net gains on sales of investments of $12.1 million in 2001. The market value of our portfolio improved significantly in 2001 due to declining interest rates and increased values in our equity portfolio. At December 31, 2001, the fair value of the investment portfolio was approximately $11.6 million higher than the carrying value of the portfolio based on prevailing market prices. At December 31, 2000 the carrying value was $0.4 million higher than the fair value.

   Claims Incurred and Unpaid Claims. Our claims ratio for 2001 was 70.6%, compared to 68.9% for 2000. The claims ratio for the Canadian operations deteriorated to 73.5%, compared to 70.1% in 2000 and for the twelfth consecutive year outperformed the Canadian industry ratio which was 79.1% for 2001, according to the Insurance Bureau of Canada, or IBC. The claims ratio for the U.S. operations was 68.9% in 2001, compared to 67.8% in 2000, and to the U.S. industry of 90.1% in 2001, according to A.M. Best.

   Underwriting Expenses. The expense ratio for 2001 decreased to 28.5%, compared to 32.1% in 2000. The decrease is mainly attributable to general and administrative expenses, which were 9.4% of premiums earned, compared with 12.4% in 2000. The general and administrative expenses were lower as a percentage of net premiums earned due to increased levels of earned premiums in both Canada and the United States.

   Commissions and premium taxes in 2001 were 19.1% of earned premiums, compared to 19.7% in 2000. For our Canadian operations, commissions and premium taxes represented 18.9% of earned premiums in 2001, compared to 21.3% in 2000 and in the United States were 19.3% of earned premiums in 2001, compared to 18.3% in 2000.

   General and administrative expenses for our Canadian operations were 10.7% of net premiums earned, compared to 10.4% in 2000. For our U.S. operations, general and administrative expenses were 8.7% of net premiums earned, compared to 14.8% for 2000.

   Combined Ratio. The combined ratio for 2001 improved to 99.1% compared to 101.0% in 2000. This produced an underwriting profit of $7.6 million for 2001 compared to an underwriting loss of $5.3 million in 2000. For 2001, the combined ratio of our U.S. operations improved to 96.8% compared to 100.9% in 2000 and for the Canadian operations was 103.1% compared to 101.1% in 2000. The results of the Canadian operations were adversely affected by prior years claims development of $33.3 million related primarily to our Ontario automobile business. This increased charge related to prior periods increased the combined ratio of Canadian operations by 10.3% and the consolidated combined ratio by 3.8% for the year ended December 31, 2001.

   Interest Expense. Interest expense in 2001 was $11.4 million, compared to $11.4 million in 2000.

   Net Income Before Goodwill Amortization. Our acquisitions in Canada and the United States have required that goodwill amortization of $5.9 million be charged against earnings in 2001 compared to $5.5 million in 2000. Net income before goodwill amortization in 2001 increased by 54% to $50.8 million, compared to $32.9 million in 2000. As of January 1, 2002 all existing goodwill and intangible assets with indefinite lives which are currently included in our Consolidated Balance Sheets will cease to be amortized to income over time, and will be subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value. The Company currently has no intangible assets with indefinite lives.

   Net Income and Earnings Per Share. Our net income in 2001 increased to $44.9 million, compared to $27.4 million in 2000. Diluted earnings per share improved to $1.19 on 37,856,100 weighted average number of shares, compared to $0.80 on weighted average number of shares 34,341,235 shares in 2000. Fully diluted earnings per share before goodwill increased to $1.34, compared to $0.96 in 2000.

   Book Value Per Share and Return on Equity. Book value per share increased by 38% to $11.03 at the end of 2001, compared to $8.01 at the end of 2000. Our return on equity in 2001 improved to 13.3%, compared to 10.7% in 2000.

Quarterly Results of Operations

   The following table presents unaudited quarterly results of operations data for each of the six quarters ended June 30, 2002. You should read the following table in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. In our opinion, this information reflects all normal non-recurring adjustments that we consider necessary for a fair presentation of such information in accordance with Canadian GAAP. The results for any quarter are not necessarily indicative of results that may be expected for any future period.

                                                           Quarter Ended
                                  -----------------------------------------------------------------------
                                  March 31,   June 30,  September 30,  December 31,  March 31,  June 30,
                                    2001        2001        2001           2001        2002       2002
                                  ---------   --------  -------------  ------------  ---------  --------
                                  (unaudited, in thousands of Canadian dollars, except per share amounts)
Gross premiums written........... $216,035    $260,127    $297,522       $291,578    $416,397   $502,647
Net premiums earned..............  162,206     194,867     237,334        278,423     310,369    399,277
Net income before goodwill.......   10,645      12,875      15,786         11,481      16,259     16,222
Net income.......................    9,162      11,430      14,338         10,001      16,259     16,222
Diluted earnings per share before
  goodwill....................... $   0.31    $   0.37    $   0.40       $   0.26    $   0.33   $   0.33
Diluted earnings per share.......     0.27        0.33        0.36           0.23    $   0.33   $   0.33

Financial Condition

   Liquidity and Capital Resources

   The purpose of liquidity management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they fall due. We believe that we have the flexibility to obtain, from internal sources, the funds needed to fulfill our cash requirements during the current financial year and also to satisfy regulatory capital requirements. However, such funds may not provide sufficient capital to enable us to pursue additional market opportunities.

   Our insurance operations create liquidity by collecting and investing premiums from new and renewal business in advance of earning those premiums and paying claims. This creates a liquid float of money that we hold on behalf of our policyholders. We earn investment income on this float until we pay the claim. As long as we continue to grow and remain profitable, the float grows and continues to be available for investment. Net cash provided from the growth in operations in 2001 was $207.3 million and in the six months ended June 30, 2002, was $167.5 million.

   In February 1999, we entered into a US$100.0 million unsecured credit facility with a syndicate of two Canadian and two U.S. banks. This facility is for a fixed term of five years, at a fixed rate of LIBOR plus a spread which is commensurate with our credit rating. We drew down the facility in full and entered into an interest rate swap transaction whereby we fixed our rate at 5.91% plus a spread based on our credit rating or the ratio of funded debt to total capitalization, whichever is higher, for the term of the facility. The current interest rate, including the spread, on this facility is 7.41%. As of June 30, 2002, we were in compliance with all of the covenants of this credit facility and we had $136 million (US$90 million) outstanding under this facility.

   In May 2002, we entered into a $66.5 million credit facility with a syndicate of three banks. The facility is a 364 day revolving credit facility at a floating interest rate determined based on the type of loan and our senior unsecured debt rating. This debt ranks pari passu with our US$100 million unsecured credit facility. As of June 30, 2002, we were in compliance with all of the covenants of this credit facility and we had approximately $42.5 million outstanding under this revolving facility at an effective interest rate of approximately 3%.

   Kingsway Financial is substantially dependent on dividends, loans, and advances from its subsidiaries to meet its commitments and obligations, including its obligations under the debenture guarantee and the preferred securities guarantee. The payment of dividends to Kingsway Financial by its insurance and reinsurance subsidiaries is subject to limitations imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries, principally the laws of the various states in the U.S. where our subsidiaries are located, Canadian federal and provincial laws, and the laws of Barbados and Bermuda. Based on the dividend restrictions imposed by applicable insurance laws, dividends available for payment from our subsidiaries during 2002, based on our December 31, 2001 financial statements, would have been $102.5 million. For more information on these regulatory restrictions, see the section of this prospectus entitled "The Company--Insurance Regulatory Matters." Also, both of our credit facilities described above contain financial covenants regarding Kingsway Financial's minimum net worth and the maintenance of certain financial ratios. The indenture for our senior debt offering will also contain similar covenants. These facilities allow Kingsway Financial's subsidiaries to pay dividends only if after giving effect to such dividends, there would be no default or event of default under the facilities.

   Our senior debt is rated "BBB" (Investment Grade) by Standard & Poor's, a primary rating agency for debt in North America, and by Dominion Bank Rating Services, a Toronto-based, full-service credit rating agency established in 1976.

   Shareholders' Equity

   As a result of our profitability and the $206.4 million of additional equity raised in our July and December 2001 common share offerings, our shareholders' equity increased to $536.8 million at December 31, 2001 compared to $272.7 million at December 31, 2000. As at June 30, 2002, our shareholders' equity had increased to $550.6 million. Book value per share outstanding was $11.29 per share at June 30, 2002, compared to $11.03 per share at December 31, 2001. During the five year period ended December 31, 2001, our book value per share grew at a compounded annual growth rate of 28%.

   Investments

   The fair value of our investment portfolio, including cash and premium finance receivables, amounted to $1.58 billion as of June 30, 2002 and $1.25 billion as of December 31, 2001. Our portfolio, other than cash and premium finance receivables, was comprised primarily of short term securities including treasury bills, bankers' acceptances, government bonds and corporate bonds (the majority of which are rated "A" or higher). The investment portfolio and financed premiums represented $25.39 for each share outstanding at December 31, 2001, compared with $23.12 for each share at the end of 2000 and a five year compounded annual growth rate of 29%. At June 30, 2002, the investment portfolio represented $32.20 for each share outstanding, an increase of 27% from December 31, 2001.

   Interest Rate and Equity Market Fluctuations

   Movements in short-term and long-term interest rates, as well as fluctuations in the value of equity securities, affect the level and timing of recognition of gains and losses on securities we hold, causing changes in realized and unrealized gains and losses. Generally, our investment income will be reduced during sustained periods of lower interest rates as higher yielding fixed income securities are called, mature, or are sold and the proceeds are reinvested at lower rates. During periods of rising interest rates, the market value of our existing fixed-income securities will generally decrease and our realized gains on fixed-income securities will likely be reduced.

   Generally, declining interest rates result in unrealized gains in the value of fixed income securities we continue to hold, as well as realized gains to the extent the relevant securities are sold. General economic conditions, stock market conditions and many other factors can also adversely affect the securities markets and, consequently, the value of the equity securities we own.

   We currently maintain and intend to maintain an investment portfolio comprising primarily fixed income securities.

                                  THE COMPANY

Overview

   Kingsway is a specialty provider of personal and commercial lines of property and casualty insurance in the United States and Canada. Our principal line of business is non-standard automobile insurance, which covers drivers who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. We also provide standard automobile insurance as well as insurance for commercial and public vehicles, including taxis and trucks.

   In addition to automobile insurance, we provide motorcycle insurance, specialized commercial and personal property coverage, warranty insurance and other specialty coverages, such as customs and surety bonds. In the six months ended June 30, 2002, we derived 42.5% of our gross premiums written from non-standard automobile insurance, 31.3% from trucking, 10.8% from commercial and personal property coverages, 6.4% from commercial automobile, 3.4% from motorcycle, 1.9% from standard automobile, 1.4% from warranty and 2.3% from other specialty lines. In the six months ended June 30, 2002, 52.4% of our gross premiums written were generated from personal lines and 47.6% were from our commercial lines.

   We are the largest provider of non-standard automobile and motorcycle insurance in Canada and have a prominent position in several U.S. markets in which we currently operate, such as Florida, Illinois, Texas and South Carolina. In 2001, we generated 67% of our gross premiums written from the United States and 33% from Canada. In the six month period ended June 30, 2002, we generated 75% of our gross premiums written from the United States and 25% from Canada.

   The insurance industry is highly competitive. However, we generally seek to identify and operate in specialty markets which present opportunities for us to compete effectively due to the narrow scope or limited size of the market or the specialty nature of the coverage or risk. These specialty markets may be defined by geographic area, type of insurance or other factors.

   We focus on specialty lines of auto, property and casualty insurance where we believe competition is more limited. We emphasize underwriting profit and will not underwrite risks at rates which we believe are unprofitable in order to increase our premium volume. We believe that by executing this strategy we have been able to deliver returns that have exceeded the average in our industry in both the United States and Canada.

   In 2001, we generated $1.1 billion of gross premiums written and $937.5 million of total revenues, compared to $643.0 million and $595.0 million, respectively, in 2000. Our gross premiums written have increased at a compounded annual growth rate of 50% during the five year period from December 31, 1996 to December 31, 2001. Our gross premiums written for the six months ended June 30, 2002, were $919.0 million, an increase of 93%, compared to $476.2 million in the first six months of 2001. Our return on equity averaged 11.9% for the fiscal years 1997 to 2001. As of June 30, 2002, we had total assets of $2.4 billion and shareholders' equity of $550.6 million. In addition to revenues derived from premiums earned, we also derive revenue from premium financing and investment income. The latter two sources of revenue amounted to $64.6 million in 2001 as compared to $55.0 million in 2000.

   In 2001, we generated net income of $44.9 million, an increase of 64% over the $27.5 million earned in 2000. For the six months ended June 30, 2002, net income increased by 58% to $32.5 million compared to $20.6 million in the first six months of 2001.

   We conduct our operations through our wholly owned subsidiaries in Canada and the United States. We are licensed to write a broad range of property and casualty insurance in all Canadian provinces and territories and in 49 states and the District of Columbia in the United States. We distribute all of our products through independent agents, MGAs, and brokers.

Corporate Strategy

   Our strategy is to build long-term shareholder value by targeting three financial measurements over a five year period: (i) a 15% average after-tax return on shareholders' equity, (ii) an average combined ratio, a measurement of profitability, of 96% or less, and (iii) average increases in net premiums earned of 15% per annum. Our strategy is characterized by the following principles:

  . Adhere to a strict underwriting discipline. We manage our business with a strict focus on underwriting profit rather than on premium growth or market share and have demonstrated our willingness to increase pricing or reduce or increase premium volumes based on market conditions. For 2001, our combined ratio was 99.1%. Over the five year period ended December 31, 2001 our combined ratio averaged 98.5% including 99.5% for our Canadian operations compared with the overall Canadian property and casualty industry average combined ratio of 107.1%. Over the four year period ended December 31, 2001, the combined ratio of our U.S. operations, which are primarily automobile lines, averaged 98.8% compared with the overall U.S. all automobile lines industry average combined ratio of 107.0% and the overall U.S. property and casualty industry average combined ratio of 110.2%. For the six months ended June 30, 2002, our combined ratio was 99.7%, including 96.6% for our U.S. operations and 108.4% for our Canadian operations. Management's incentive compensation is directly linked to our combined ratio and return on equity objectives.

  . Apply a specialty focus to regional markets. We seek to identify market segments where we believe competition is more limited, presenting the potential for above average returns. We believe that the non-standard automobile insurance business, our primary business, is presently one such specialty market. Other specialty markets in which we operate include trucking, taxi, motorcycle and warranty insurance. We operate through a network of regionally based operating subsidiaries. This decentralized operating structure allows us to target specialized markets and products based on our underwriting expertise and knowledge of local market conditions.

  . Rigorously manage claims at the local level. We seek to protect our business through diligent claims management. Our claims are managed by our experienced personnel located in our regional operating subsidiaries. We maintain a culture of rigorously investigating claims, preventing fraud and litigating our claims as necessary.

  . Expand in the United States and Canada. We rely on our detailed understanding of our regional markets to take advantage of any favorable conditions or trends. We look for opportunities to expand our specialty focus into selected regional markets and increase the distribution of our core products in our existing territories. We may also look for opportunities to acquire books of business or other companies which are in line with our specialty focus. For example, we completed the acquisition of ACHI and its subsidiaries for a purchase price of approximately US$24.0 million in April 2002. ACHI specializes in the underwriting and marketing of commercial property and casualty insurance for the transportation and hospitality industry. This acquisition strengthened our position in the Chicago metropolitan area, where ACHI is the dominant writer of taxicab insurance. Since late 2001, we have also entered into new programs with several MGAs in the United States to expand the distribution network for our core business lines.

  . Maintain a strong relationship with our agents, MGAs and brokers. We are committed to our distribution network of independent agents, MGAs and brokers. We continually strive to provide the highest level of service to our agents, MGAs and brokers and build relationships at the local level in the markets in which we operate. We communicate with them through a variety of channels and we look for opportunities to increase efficiency and further reduce our operating costs, including through the use of technology and automation. We also look for opportunities to expand our distribution relationships and enhance our product mix

Recent Development

   On September 9, 2002, Kingsway Financial filed a preliminary short form prospectus with securities regulatory authorities in Canada for a proposed offering of approximately $100 million of senior unsecured debentures. We expect to use the net proceeds of the senior unsecured debentures to provide additional capital to our operating subsidiaries to support the expected growth of our business and for general corporate purposes, which may include the payment of all or a portion of the approximately $42.5 million outstanding under our $66.5 million unsecured revolving credit facility. We cannot, however, assure you as to whether or when our senior debt offering will be completed.

Corporate Structure

   Kingsway serves as the holding company for our business. Our insurance subsidiaries include Kingsway General, York Fire, and Jevco in Canada and Universal Casualty, Southern United, American Service, Lincoln General, U.S. Security and American Country in the United States. We also have wholly owned reinsurance subsidiaries domiciled in Bermuda and Barbados.

   We conduct our operations through these subsidiaries to, among other things:

  .   maintain discrete brand identities; and

  . develop expertise and organizational cultures that best serve the individual markets in which we operate.

   We believe that the markets for our insurance products differ greatly by community because regulations, legal decisions, traffic, law enforcement, cultural attitudes, insurance agents, medical services and auto repair services vary greatly by jurisdiction and by community. Our organization helps to meet varied local conditions under a cohesive set of policies and procedures designed to provide underwriting discipline, consistency and control.

Lines of Business

   We write automobile insurance primarily for the non-standard automobile market. We also write insurance in selected other lines of business for both individuals and commercial customers. Other coverages for individuals that we provide include motorcycle, homeowners, home appliance and automobile warranty and selected specialty lines. Our commercial coverages include automobile, trucking, property and selected specialty lines such as customs bonds. Our personal lines business accounted for 64% of our gross premiums written for the year ended December 31, 2001, while the remaining 36% consisted of commercial lines business. In the six months ended June 30, 2002, 52% of our gross premiums written were generated from our personal lines and 48% were from our commercial lines.

   Our automobile insurance products provide coverage in three major areas: liability, accident benefits and physical damage. Liability insurance provides coverage, where our insured is responsible for an automobile accident, for the payment for injuries and for property damage to third parties. Accident benefits provide coverage for loss of income, medical and rehabilitation expenses for insured persons who are injured in an automobile accident, regardless of fault. Physical damage coverages provide for the payment of damages to an insured automobile arising from a collision with another object or from other risks such as fire or theft. Automobile physical damage and liability coverages generally provide more predictable results than automobile personal injury insurance.

   The following sets forth our gross premiums written by line of business for the periods indicated:

                                   Six Months Ended
                                     June 30,          For the year ended December 31,
                                   ---------------     ------------------------------------
                                       2002                 2001               2000
                                   ---------------     ------------------  ----------------
                                   (in millions of Canadian dollars, except for percentages)
  Non-Standard Automobile......... $390.1       42.5%  $  546.3    51.3%   $361.3    56.2%
  Standard Automobile.............   17.3        1.9       33.7     3.2      38.8     6.0
  Motorcycle......................   31.3        3.4       42.1     4.0      36.5     5.7
  Property (including liability)..   22.7        2.5       29.3     2.8      20.1     3.2
  Warranty........................   13.2        1.4       20.0     1.9      19.0     2.9
  Other Specialty Lines...........    7.0        0.7       13.5     1.1       9.9     1.5
                                    ------     -----    --------   -----    ------   -----
     Total Personal............... $481.6       52.4%  $  684.9    64.3%   $485.6    75.5%
  Trucking........................  287.7       31.3      253.5    23.8      83.9    13.0
  Commercial Automobile...........   58.4        6.4       53.8     5.0      21.4     3.3
  Property (including liability)..   76.4        8.3       51.3     4.8      37.5     5.8
  Other Specialty Lines...........   14.9        1.6       21.8     2.1      14.6     2.4
                                    ------     -----    --------   -----    ------   -----
     Total Commercial............. $437.4       47.6%  $  380.4    35.7%   $157.4    24.5%
                                    ------     -----    --------   -----    ------   -----
     Total Gross Premiums Written. $919.0      100.0%  $1,065.3   100.0%   $643.0   100.0%
                                    ======     =====    ========   =====    ======   =====

   We conduct our business in the United States and Canada. We expect that business generated from the United States will become an increasingly significant part of our business, based on various opportunities for growth in that market. The following table sets forth our gross premiums written by state and province for the periods indicated:

                                   Six Months Ended
                                     June 30,          For the year ended December 31,
                                   ---------------     ------------------------------------
                                       2002                 2001               2000
                                   ---------------     ------------------  ----------------
                                   (in millions of Canadian dollars, except for percentages)
  Illinois........................ $113.8       12.4%  $  162.6    15.3%   $130.8    20.3%
  Florida.........................  111.9       12.2      134.9    12.7      57.2     8.9
  Texas...........................   41.1        4.5       66.6     6.2      41.0     6.4
  South Carolina..................   41.1        4.5       55.0     5.2      10.1     1.6
  Georgia.........................   22.0        2.4       22.4     2.1      11.8     1.8
  Alabama.........................   24.1        2.6       40.4     3.8      25.8     4.0
  Pennsylvania....................   20.8        2.3       31.0     2.9      23.6     3.7
  California......................   96.9       10.5       44.7     4.2        --      --
  Other...........................  214.5       23.3      151.6    14.2      53.3     8.3
                                    ------     -----    --------   -----    ------   -----
     Total United States.......... $686.2       74.7%  $  709.2    66.6%   $353.6    55.0%
  Ontario.........................  108.5       11.8      175.3    16.5     156.0    24.3
  Quebec..........................   54.4        5.9       84.0     7.9      60.6     9.4
  Alberta.........................   51.7        5.6       73.8     6.9      55.0     8.5
  Other...........................   18.2        2.0       23.0     2.1      17.8     2.8
                                    ------     -----    --------   -----    ------   -----
     Total Canada................. $232.8       25.3%  $  356.1    33.4%   $289.4    45.0%
                                    ------     -----    --------   -----    ------   -----
     Total Gross Premiums Written. $919.0      100.0%  $1,065.3   100.0%   $643.0   100.0%
                                    ======     =====    ========   =====    ======   =====

  Non-Standard Automobile

   Non-standard automobile insurance is principally provided to individuals who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. As underwriting standards for providing standard coverages have become more restrictive and many jurisdictions now require insurance regardless of driving record, high risk individuals have been forced to seek non-standard coverage and have contributed to the increase in the size of the non-standard automobile insurance market.

   Non-standard automobile insurance is generally accompanied by increased loss exposure, higher claims experience and a higher incidence of consumer fraud. However, these factors are mitigated to some extent by higher premium rates, the tendency of high-risk individuals to own low value automobiles, and generally lower limits of insurance coverage. In addition, policy renewal rates tend to be low for non-standard automobile policies. Non-standard policyholders often allow their policies to lapse because of non-payment of premiums and then reapply for insurance as new policyholders. This creates an ongoing requirement to replace non-renewing policyholders with new policyholders. Non-standard automobile insurance accounted for 51% and 56% of our gross premiums written for the years ended December 31, 2001, and 2000, respectively and 43% for the six months ended June 30, 2002.

   The insuring of non-standard drivers is often transitory. We expect that if and when their driving records improve, these drivers will qualify for and obtain insurance in the standard market at lower premium rates. As a result, our automobile insurance policies experience a retention rate that is lower than that experienced for standard market risks. Most of our insureds pay their premiums on a monthly installment basis. We limit our risk of non-payment of premiums by requiring a deposit for two months of insurance premiums.

   In the United States and Canada, automobile insurers are generally required to participate in various involuntary residual market pools that provide automobile insurance coverages to individuals or other entities that are unable to purchase such coverage in the voluntary market. For example, in Ontario, every insurer is required to be a member of the Facility Association, an entity that was created to ensure the availability of automobile insurance to every motorist in Ontario. The Facility Association selects designated carriers to provide coverage and claims handling services to drivers who are unable to purchase insurance through private carriers, in return for an administration fee. Participation in these pools in most jurisdictions is in proportion to voluntary writings of selected lines of business in that jurisdiction.

   In Canada, we are the largest writer of non-standard automobile insurance operating primarily in Ontario, Alberta and Quebec, with Ontario being our largest market. The non-standard automobile insurance market in Canada is primarily focused on providing drivers with minimum levels of liability and accident benefit insurance. We obtained approval for premium rate increases effective in early 2002 in Ontario of 5.7% and Alberta of 10.0% and we continue to assess opportunities for additional rate increases. In July 2002, we obtained approval for a further rate increase commencing September 2002 and to eliminate certain rating classes in Ontario, the effect of which was an average 22.3% increase in premiums, although many of our insureds will face increases in excess of 40%.

   In the United States, we write non-standard automobile insurance in Illinois, South Carolina, Florida, Mississippi, Alabama, Missouri, Indiana, Texas, Georgia, California, Louisiana, Ohio and Virginia. Our business in Illinois is presently concentrated in the Chicago metropolitan area, although we are expanding into other areas of Illinois.

  Standard Automobile

   Standard automobile insurance provides coverage for drivers of standard-risk private passenger automobiles. Premiums for these types of policies are usually lower than premiums charged in the non-standard market. However, the frequency and severity of accidents and other loss events are also typically lower. The majority of our standard automobile business is written in Ontario.

  Motorcycle

   Motorcycle insurance primarily consists of liability, physical damage and personal injury insurance coverages. In Canada we are the largest writer of motorcycle insurance, writing in the provinces of Ontario, Alberta and Quebec. We also write motorcycle insurance in the United States.

  Property (including liability)

   We write property (including liability) insurance for businesses and individuals in Canada and the United States. This business focuses on insuring against damage to property and accidents that may occur on such property. Our commercial property and liability business consists of risks that are difficult to place due to class, age, location or occupancy of the risk. These risks are characterized by high premiums and deductibles and limited coverage. We generally limit our exposure to no more than $500,000 on any one risk.

   Our specialty property business includes insurance for restaurants, rental properties and garages. We also write non-hydrant protected homeowners insurance and habitational risks which do not qualify for coverage by writers of standard insurance. We provide coverage on a very itemized named perils basis with relatively high rates and high deductibles for risks that are considered substandard by other companies. We believe these risks provide us with the opportunity to achieve attractive returns.

   Our strategy is to operate as a niche underwriter of classes of property business that are more difficult to underwrite and offer the ability to achieve higher levels of underwriting profitability. We underwrite this business using our carefully developed underwriting methodology based on a stringent set of criteria. This business is seldom subject to a high degree of competition and we have often been able to write these policies at relatively high rates with fairly restricted coverage.

  Warranty

   In our warranty insurance business, we assume the liability for performance under the terms of service contracts and limited warranties issued by retailers of automobiles, home appliances, furniture and electronics and by residential home builders. This coverage indemnifies the consumer against loss resulting from service contract claims that occur during a specified period after expiration of the manufacturer's or builder's warranty.

  Trucking

   We provide coverage for liability, accident benefits, physical damage, cargo and comprehensive general liability under a package program throughout both Canada and the United States. Since late 2000, several companies have exited this business as a result of poor performances due to severe underpricing. These market conditions have allowed us to increase our prices, expand our relationships and have led to a significant increase in our gross premiums written for trucking insurance.

   In the six months ended June 30, 2002, gross premiums written from trucking increased by 288% to $287.7 million compared to $74.2 million in the first half of 2001. Trucking insurance accounted for 24% and 13% of our gross premiums written for the years ended December 31, 2001 and 2000, respectively, and 31% for the six months ended June 30, 2002.

  Commercial Automobile

   Commercial automobile policies provide coverage for taxis, rental car fleets and garage risks. Through our rental car program, we offer coverage for the rental agency property, dual interest liability, and physical damage on the rental vehicle.

  Other Specialty Lines

   Our other specialty lines include customs and surety bonds written in both the United States and Canada. Custom bonds involve insuring the timely payment of customs duties on goods imported into the United States and Canada, as well as any penalties incurred due to late payment of the duties or administrative non-compliance. Such duties generally represent less than 5% of the face value of the imported goods. We also write contract payment and performance and other miscellaneous surety bonds.

Underwriting

   We employ stringent underwriting standards to develop a broad spread of risk and to receive an appropriate premium for each risk. We seek to achieve an underwriting profit, targeting a combined ratio of 96.0% or less. Our underwriting philosophy stresses receiving an adequate premium and spread of risks for the business we accept. Rather than attempt to select individual risks, we seek to set premium rates at levels that will generate profitable underwriting. Once we have set premium rates that we believe are adequate, we are generally willing to accept as much business within our underwriting guidelines as is available to us. We regularly monitor premium adequacy by territory and class of business and make adjustments as required. We refuse to reduce our pricing when competitors offer to underwrite certain classes of business at premium rates which are below what we believe is an acceptable level. Instead, we elect to maintain our premium per risk rather than write a large number of risks at premiums which we consider to be inadequate. In such instances, our premium volumes have decreased, in some cases significantly.

   We regularly consider and implement various initiatives to address adverse profitability trends in our business. These initiatives vary by jurisdiction, but include tightening of underwriting requirements, price increases, policy non-renewals (where permitted) and other administrative changes. All companies writing insurance in Canada and in most U.S. jurisdictions must have their premium rates approved by the applicable regulatory authority. Once these rates are approved, an insurance company is prohibited from altering them without approval for new rates.

Marketing and Distribution

   We market and distribute our automobile insurance products through a network of over 3,500 independent agents and approximately 20 MGAs in the United States and over 3,000 independent brokers across Canada. In the first six months of 2002, approximately 50% of our gross written premiums in the United States were sourced through MGAs and approximately 50% were sourced through independent agents. We maintain an "open market" approach which allows these agents and brokers to place business with us with no minimum commitments and provides us with a broad, flexible and easily scalable distribution network. We believe that this approach is different from that generally used by automobile insurance companies.

   We focus on developing and maintaining strong relationships with our independent agents, MGAs and brokers. We continually strive to provide excellent service to our agents, MGAs and brokers and build relationships in the local markets in which we operate. We communicate with our agents, MGAs and brokers through a variety of channels and we look for opportunities to increase efficiency and reduce operating costs. We believe that the commissions we pay to our agents, MGAs and brokers are fair and competitive.

   Our independent agents, MGAs and brokers generally have the authority to enter into binding policies on our behalf with respect to specified insurance coverages within prescribed underwriting guidelines, subject to compliance with our mandated procedures. These guidelines prescribe the kinds and amounts of coverage that may be written and the premium rates that may be charged for specified categories of risk. In most cases, our independent agents, MGAs and brokers do not have authority on our behalf to settle or adjust claims, establish underwriting guidelines, develop rates or enter into other transactions or commitments. Certain MGAs have greater authority than our independent agents and brokers, however we work diligently with them to ensure that they adhere to our underwriting standards and claims handling procedures.

Claims

   Claims management is the procedure by which an insurance company determines the validity and amount of a claim. We focus on rigorous claims management, which we believe is one of our areas of expertise. We believe that effective claims management is fundamental to our operations.

   We investigate the actual circumstances of the incident that give rise to the claim and the actual loss suffered. An important part of claims management is verifying the accuracy of the information provided to the insurance company at the time the policy is underwritten.

   The nature of non-standard automobile insurance typically requires more thorough claims management and, in particular, more thorough investigative procedures than other types of insurance. Insurance claims on our policies are investigated and settled by our local claims adjusters. If necessary, we also employ independent adjusters, private investigators, various experts and legal counsel to adjust claims. Claims are scrutinized by an appraiser, an adjuster and, as appropriate, senior management, before claims payments are made.

Reinsurance Ceded

   We purchase reinsurance from third parties in order to reduce our liability on individual risks and our exposure to catastrophic events. Reinsurance is insurance purchased by one insurance company from another for part of the risk originally underwritten by the purchasing insurance company. The practice of ceding insurance to reinsurers allows an insurance company to reduce its exposure to loss by size, geographic area, type of risk or on a particular policy. An effect of ceding insurance is to permit an insurance company to write additional insurance for risks in greater number or in larger amounts than it would otherwise insure independently, having regard to its statutory capital, risk tolerance and other factors.

   We generally purchase reinsurance to limit our net exposure to a maximum amount on any one loss of $500,000 with respect to property claims and $1.0 million with respect to liability claims. In addition, we purchase catastrophe reinsurance which provides coverage in the event of a series of claims arising out of a single occurrence, which limits this exposure in Canada to $1.5 million per occurrence to a maximum coverage of $40.0 million, and in the United States to US$5.0 million per occurrence to a maximum coverage of US$85.0 million. For most of the non-standard automobile business that we write in the United States, the liability is limited to the minimum statutory liability limits, which are typically not greater than US$40,000 per occurrence, depending on the state. The cost of our external reinsurance represented 4.7% of gross premiums written for the year ended December 31, 2001, and 5.3% for the six months ended June 30, 2002.

   Reinsurance ceded does not relieve us of our ultimate liability to our insured in the event that any reinsurer is unable to meet its obligations under its reinsurance contracts. We therefore enter into reinsurance contracts with only those reinsurers who we believe have sufficient financial resources to provide the requested coverage. Reinsurance treaties are generally subject to cancellation by our reinsurers or us on the anniversary date and are subject to renegotiation annually. We regularly evaluate the financial condition of our reinsurers and monitor the concentrations of credit risk to minimize our exposure to significant losses as a result of insolvency of a reinsurer. We believe that the amounts we have recorded as reinsurance recoverables are appropriately established. However, estimating amounts of reinsurance recoverables is subject to various uncertainties and the amounts ultimately recoverable may vary from amounts currently recorded. As of June 30, 2002, we had $166.7 million recoverable from third party reinsurers and other insurers, which are generally unsecured.

Investments

   Our business philosophy stresses the importance of both underwriting profits and investment returns to build shareholder value. We manage our investment portfolio primarily to support the liabilities of our insurance operations and generate current investment returns. We invest predominantly in high quality corporate, government and municipal bonds with relatively short durations. We also invest in preferred and common equity securities and consider our finance premium receivables to be a part of investment portfolio. Our overall investment strategy is aimed at maximizing returns without compromising liquidity and risk control.

   All of our investments are managed by professional, third-party investment management firms. We have engaged Conning Asset Management to oversee our fixed income investments of our U.S., Canadian and Bermuda subsidiaries. In addition, Burgundy Asset Management, Deans Knight Capital Management Limited, Marquest Investment Counsel, SFE Investment Counsel, Kingwest and Company and Royal Bank of Canada (Caribbean) have each been engaged to manage portions of our subsidiaries' equity and fixed income investments.

   Our investment guidelines stress the preservation of capital, market liquidity to support payment obligations of our insurance liabilities and the diversification of risk. As part of this strategy, we attempt to maintain an appropriate relationship between the average duration of the investment portfolio and the approximate duration of our policy claims liabilities. With respect to fixed maturity securities, we generally purchase securities with the expectation of holding them to their maturity. Insurance laws and regulations in each domiciliary state or province also place limitations on the permitted investments of property and casualty insurers.

Competition

   The insurance industry is highly competitive. We compete on the basis of numerous factors such as distribution strength, pricing, agency and broker relationships, service, reputation, and financial strength. We face competition from selected large well-recognized insurance companies, subsidiaries of established worldwide insurance companies, companies of comparable or smaller size and new market entrants. Many of our larger competitors have greater financial and other resources than we do, have more favorable A.M. Best ratings and offer more diversified insurance coverages. Many of our competitors in the non-standard automobile markets in the United States are small companies with limited capital resources, who have traditionally relied upon the support of reinsurers to supplement their capital by way of proportional reinsurance treaties. Current reinsurance market conditions have led to a contraction of the availability of these coverages.

   Our competitors include other companies that, like us, serve the independent agency market, as well as companies that sell insurance directly to customers. Direct underwriters may have certain competitive advantages over agency underwriters, including increased name recognition, loyalty of the customer base to the insurer rather than an independent agency and, potentially, reduced acquisition costs.

   Additionally, our markets may attract competition from time to time from new or temporary entrants in our niche markets. In some cases, these entrants may, because of inexperience, desire for new business or other reasons, price their insurance below the rates that we believe provide an acceptable premium for the related risk. We believe that it is generally not in our best interest to compete solely on price, and may from time to time experience a loss of market share during periods of intense price competition or "soft" market conditions.

   In addition, certain banks and other financial institutions in Canada and the United States have begun to enter the North American property and casualty insurance business through the establishment or acquisition of insurance companies.

   We believe that we will be able to compete successfully in our industry based on:

  . our ability to identify specialty markets which are more likely to produce an underwriting profit;

  .   our disciplined underwriting approach;

  .   our prudent claims management; and

  . the service and competitive commissions we provide to our agents, MGAs and brokers.

   However, there can be no assurance that we can compete successfully or that competition will not have a material adverse effect on our results of operations or financial condition. Any new, proposed or potential legislative or industry developments could further increase competition in our markets. New competition from these developments could cause the prices for insurance to fall, which would adversely affect our underwriting profitability.

Insurance Regulatory Matters

   We are subject to regulation and supervision by insurance departments of the jurisdictions in which Kingsway Financial and our insurance and reinsurance subsidiaries are domiciled or licensed to transact business. Such regulation is designed to protect policyholders rather than investors. We believe that our insurance and reinsurance subsidiaries are in compliance with all applicable regulatory requirements in all material respects. It is not possible to predict the future impact of changing federal, state and provincial regulation on our operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws. The following is a brief discussion of certain regulatory matters applicable to our insurance and reinsurance operations.

  Canada

   General. Each of Kingsway General and York Fire is provincially incorporated under the Corporations Act (Ontario). Kingsway General is licensed to carry on business in all provinces and territories in Canada. York Fire is licensed to carry on business in the provinces of Ontario and Alberta. Kingsway General and York Fire are governed by the Insurance Act (Ontario), or ICO, and licensed under insurance legislation in each of the provinces in which they operate. Jevco is a federal property and casualty insurance company continued under the Insurance Companies Act (Canada), or ICA, and licensed to carry on property and casualty insurance business in all of the provinces and territories of Canada. The ICA is administered, and activities of Jevco are supervised, by the Office of the Superintendent of Financial Institutions, or OSFI.

   The ICA and provincial and territorial legislation requires the filing by our Canadian insurance subsidiaries of annual and other reports on their financial condition, imposes restrictions on transactions with related parties, and sets forth requirements governing actuarial liabilities and the safekeeping of assets and other matters. OSFI, with respect to Jevco, and the Financial Services Commission of Ontario, or FSCO , with respect to Kingsway General and York Fire, conduct examinations to ensure compliance with applicable legislation and to confirm the financial condition of the companies. The most recently completed periodic examinations of Jevco, Kingsway General and York Fire did not raise any material issues.

   Investment Powers. Under the ICA, an insurance company must maintain a prudent portfolio of investments and loans, subject to certain overall limitations on the amount they may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and in some cases, the need for regulatory approvals) limit the type of investment which an insurance company can make. The ICO contains specific restrictions on the type of investments which an insurance company may make. Typical investments which are permitted by the ICO are government securities of Canada and other specified countries, municipal bonds, securities issued by the International Bank for Reconstruction and Development, and, subject to various restrictions, other bonds, debentures, mortgages, shares, and real estate.

   Minimum Capital and Liquidity Requirements. The ICA and ICO each require insurance companies to maintain minimum levels of capital liquidity. These minimums generally require an insurer to maintain assets with a total value at least equal to a prescribed formula based on provisions for unpaid claims, liabilities, gross written premiums and claims. It is anticipated that in 2003, the capital liquidity requirements will be changed to a risk based approach referred to as the minimum capital test. We anticipate that these regulatory changes will not adversely affect our Canadian insurance subsidiaries. OSFI and the provincial regulators may invoke various remedies if these minimums are not maintained, including freezing property or taking control of the company if necessary to protect the interests of the insureds. All of our Canadian subsidiaries exceeded the minimum levels of capital liquidity as of June 30, 2002.

   Restrictions on Dividends and Capital Transactions. Generally, regulatory approval is required prior to the payment of a dividend or other withdrawal of capital from our Canadian subsidiaries.

   Change of Control. Under the ICA, advance approval by OSFI is required prior to the acquisition of a significant interest in an insurance company licensed thereunder. A "significant interest" is generally a direct or indirect ownership representing 10% of the voting rights or 25% of the shareholders' equity of an insurance company. Under provincial regulation, notice of acquisitions of insurance companies or interests in insurance companies is required, but prior approval is not.

   Provincial and Territorial Insurance Regulation. Each of Kingsway General, York Fire and Jevco are subject to provincial regulation and supervision in each of the provinces and territories of Canada in which they carry on business. Provincial insurance regulations deal primarily with the form of insurance contracts and the sale and marketing of insurance products, including licensing and supervision of insurance producers. In the provinces of Alberta, Ontario, New Brunswick and Newfoundland premium rates for automobile insurance are regulated by public authorities. They require insurers to submit proposed rates to a regulatory body and have them approved before use. The approval process may also involve a hearing. Insurance authorities in all provinces exercise strict control over the form of automobile insurance policies. No form of policy (and, in most provinces, application, endorsement or renewal) may be used without the approval of the Superintendent of Insurance. It is a common practice that standard forms are approved by the provinces for use by all insurers, leaving relatively few matters (such as the amount of coverage in excess of statutory minimums and deductibles) to be settled in individual cases. With respect to other types of insurance, provincial regulation automatically deems different insurance contracts to include certain terms which cannot be changed without the approval of the Superintendent of Insurance.

  United States

   General. In the United States, an insurance company is subject to regulation and supervision by the state insurance department in any state in which it does business but is subject to a higher degree of regulation and supervision in its state of domicile. Our U.S. insurance subsidiaries are domiciled in the states of Alabama, Florida, Illinois, and Pennsylvania, and currently one or more insurance subsidiaries are licensed in 49 states, the District of Columbia and accredited by the U.S. government.

   The state insurance laws cover a broad range of matters, including: the licensing of insurers and their agents; minimum capital requirements; restrictions on the types and amounts of an insurer's investments; financial and market conduct examinations of insurers; periodic reporting of financial and other information; disclosure of affiliated transactions; premium rate and policy form filing and approval; trade practices; and numerous other matters.

   State insurance departments are charged with monitoring insurers' compliance with state insurance laws, especially those laws intended to ensure that insurance companies maintain adequate capital and surplus in relation to their liabilities. Our U.S. insurance subsidiaries are required to file detailed annual and quarterly financial statements with their domiciliary insurance regulators and with insurance regulators in other states where the companies are licensed. These financial statements are based on statutory accounting principles, which focus on liquidity.

   Insurance Holding Company Regulation. We are also subject to laws governing insurance holding companies in the states where our U.S. subsidiaries are domiciled. Insurance holding company laws regulate certain transactions between licensed insurers and their affiliates. These laws require that affiliated transactions meet certain standards, such as the terms of the transaction being fair and reasonable, and also require that certain transactions be filed for the prior approval of the insurer's domiciliary regulator. The holding company laws also require our U.S. insurance subsidiaries to file and update annual registration statements disclosing information regarding the insurers' ownership and the insurers' transactions and agreements with affiliates.

   Risk-Based Capital. In order to enhance the regulation of insurer solvency, a risk based capital, or RBC, formula was adopted by NAIC. State insurance regulators monitor the financial status of an insurer by reviewing the insurer's compliance with RBC requirements. RBC requirements seek to measure the adequacy of an insurer's capital by calculating minimum capital requirements using a formula that takes into account four major areas of risk:
(1) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; (2) declines in asset values arising from credit risk; (3) declines in asset values arising from investment risks; and (4) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates or other contingent liabilities and claim liability and premium growth. Insurers having less statutory surplus than that required by the RBC calculation are subject to four degrees of regulatory action, depending on the level of capital inadequacy. As of December 31, 2001, all of our U.S. insurance subsidiaries, except Southern United Fire Insurance Company, had adjusted capital in excess of the minimum required by the RBC calculation. Southern United's adjusted capital fell within the "company action level" under the RBC calculation as of December 31, 2001, but no material regulatory action resulted. All of our U.S. insurance subsidiaries, including Southern United, had adjusted capital as of June 30, 2002 that exceeded the RBC requirements.

   NAIC Ratios. The NAIC has also established the Insurance Regulatory Information System, or IRIS, to assist state insurance departments in their oversight of the financial condition of insurance companies operating in their respective states. IRIS is a series of financial ratios calculated by the NAIC based on financial information submitted by insurers on an annual basis. Each ratio has an established "usual range" of results. The NAIC shares the IRIS ratios calculated for each insurer with the interested state insurance departments. Generally, an insurance company may be subject to regulatory scrutiny and action if its ratios fall outside specified ranges. As of December 31, 2001, each of our U.S. insurance subsidiaries had one or more IRIS ratios outside of the specified ranges, with Lincoln General having five IRIS ratios outside of specified ranges and U.S. Security having four IRIS ratios outside of specified ranges. However, this has not resulted in any material regulatory action.

   Examinations. Our U.S. insurance subsidiaries are subject to periodic examination by state insurance departments. The examinations are generally conducted by the insurance department in an insurer's state of domicile but may be conducted by other states in which an insurer is licensed. The examinations focus on compliance with financial and/or market conduct regulatory requirements during a specific period of time. During the most recently completed examinations of our U.S. insurance subsidiaries, the applicable state insurance departments raised issues regarding the U.S. insurance subsidiaries compliance with certain regulatory requirements. However, such examinations have not resulted in any material regulatory action. In the past the state insurance departments have levied fines on some of our subsidiaries in connection with these examinations.

   Change of Control. Many state insurance laws intended primarily for the protection of policyholders require advance approval by state insurance commissioners of any change in control of an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed to be commercially domiciled) in that state. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. In addition, insurance laws in many states contain provisions that require prenotification to the insurance commissioners of a change in control of a non-domestic insurance company licensed in those states.

   Any future transactions that would constitute a change in control of our U.S. insurance company subsidiaries, including a change of control of Kingsway Financial, would generally require the party acquiring control to obtain the prior approval by the insurance departments of the insurance subsidiaries' states of domicile or commercial domicile, if any, and may require pre-acquisition notification in applicable states that have adopted pre-acquisition notification provisions. Obtaining these approvals could result in material delay of, or deter, any such transaction.

   Codification of Statutory Accounting Principles. The NAIC has recently adopted the Codification of Statutory Accounting Principles, or the Codification, for life insurers and non-life insurers which became effective on January 1, 2001. The Codification has been implemented by our U.S. insurance subsidiaries following its adoption by the relevant domestic state insurance departments. The Codification has not had a material impact on the statutory results of operations and financial positions of our U.S. insurance subsidiaries.

   Restrictions on Dividends. The payment of dividends by our U.S. insurance subsidiaries is subject to the insurance laws of the various states in which our insurance subsidiaries are domiciled. Generally, these laws require that ordinary dividends be reported to the insurer's domiciliary regulator prior to payment of the dividend and that extraordinary dividends may not be paid without such regulator's prior approval. An extraordinary dividend is generally defined as a dividend that, together with all other dividends made within the past 12 months, exceeds the greater of 100% of the insurer's statutory net income for the most recent calendar year or 10% of its statutory policyholders' surplus as of the preceding year-end. Insurance regulators have broad powers to prevent the reduction of statutory surplus to inadequate levels, and there is no assurance that extraordinary dividend payments would be permitted.

   Form and Rates. The policy forms and premium rates used by our U.S. insurance subsidiaries are subject to regulation in each of the states in which the insurers do business. Policy forms and premium rates generally must be filed with the state insurance department in each state in which the form or rate will be used. Often, policy forms and premium rates may not be used in a state unless they have been approved by the applicable state insurance department. Such restrictions may limit the ability of our U.S. insurance subsidiaries to introduce new products or implement desired changes to current premium rates or policy forms.

   Withdrawal From a Market. Many jurisdictions have laws and regulations that limit an insurer's ability to withdraw from a particular market. For example, certain states limit an automobile insurer's ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing one or more lines of business from the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict an insurer's ability to exit unprofitable markets.

   Guaranty Associations. Virtually all states require licensed insurers to participate in various forms of guaranty associations in order to bear a portion of the loss suffered by the policyholders of insurance companies that become insolvent. Depending upon state law, insurers can be assessed an amount that is generally equal to between 1% and 2% of the annual premiums written for the relevant lines of insurance in that state to pay the claims of an insolvent insurer. These assessments may increase or decrease in the future depending upon the rate of insolvencies of insurance companies.

   Residual Market Pools. Our insurance subsidiaries are also required to participate in various involuntary residual market pools, principally involving automobile insurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage in the voluntary market. Participation in these pools in most states is generally in proportion to voluntary writings of related lines of business in that state.

   Regulatory Initiatives. In some states, the automobile insurance industry has been under pressure in past years from regulators, legislators or special interest groups to reduce, freeze or set rates to or at levels that are not necessarily related to underlying costs, including initiatives to roll back automobile and other personal lines rates. This kind of activity has adversely affected, and may in the future adversely affect, the profitability and growth of our U.S. subsidiaries' automobile insurance business in those jurisdictions, and may limit their ability to increase rates to compensate for increases in costs. Adverse legislative and regulatory activity limiting their ability to price automobile insurance adequately may occur in the future. The impact of these regulatory changes on our U.S. subsidiaries' businesses cannot be predicted.

   The state insurance regulatory framework has come under increased federal scrutiny. Current and proposed federal measures that may affect the non-life insurance industry may include: possible changes to the tax laws governing non-life insurance companies; proposals regarding insurance coverage for terrorism; proposals regarding natural disaster protection; and tort reform (including limits to product liability lawsuits). It is not possible to predict whether any of the proposed legislation discussed above will be enacted, what form such legislation might take when enacted, or the potential effects of such legislation on our competitors and us.

   The Gramm-Leach-Bliley Act. In November 1999, Congress passed the Gramm-Leach-Bliley Act of 1999, or GLB. The GLB permits commercial banks, insurers and securities firms to combine under one holding company, a "financial holding company." Bank holding companies that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities that are "financial" in nature or "incidental" or "complementary" to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities. The ability of banks to affiliate with insurers may affect our U.S. subsidiaries' product lines by substantially increasing the number, size and financial strength of potential competitors.

   In addition, the GLB placed new privacy requirements on financial institutions, including insurance companies, designed to protect the "nonpublic personal information" of consumers. Our U.S. insurance subsidiaries are currently in material compliance with all applicable privacy laws and regulations.

   Credit for Reinsurance. Under all state laws, a U.S. insurer cannot treat reinsurance ceded to an unlicensed or non-accredited reinsurer, such as our Barbados subsidiary, as an asset or as a deduction from its liabilities in its annual statutory statement, except to the extent that the reinsurer has provided collateral security in an approved form, such as a letter of credit. Our Barbados subsidiary provides letters of credit, which allows our U.S. insurance subsidiaries to take financial statement credit for reinsurance provided by it.

  Barbados

   Our Barbados subsidiary, Kingsway Reinsurance Corporation, or Kingsway Barbados, acts as a reinsurer for our U.S. insurance subsidiaries. Kingsway Barbados was incorporated in Barbados on November 20, 1997 and was granted a license to engage in exempt insurance business in accordance with the provisions of the Exempt Insurance (Amendment) Act, 1995-22, as amended, and related regulations. On December 28, 2000, following the surrender of its exempt insurance license, Kingsway Barbados was granted a license (Certificate of Qualification) by the Supervisor of Insurance to conduct international insurance business as a Qualifying Insurance Company under the Barbados Insurance Act (Act 1996-32) as amended 1998-31, or the Act. A Qualifying Insurance Company is a registered insurer that has at least 90% of its premiums originating outside of the Caribbean.

   The Act grants to the Supervisor powers to supervise, investigate and intervene in the affairs of insurance companies. The Supervisor has the authority to suspend or revoke a license if at any time a licensee fails to satisfy the conditions of the license, is in violation of any provisions of the Act, or ceases to carry on the business of insurance pursuant to its license.

   Under the Act, Kingsway Barbados may pay dividends only if after the payment: (a) it would be able to pay its liabilities as they come due; and (b) the realizable value of its assets would exceed its liabilities and stated capital. Dividends may not be paid out of unrealized profits. Further, under the Act, Kingsway Barbados is required to maintain a minimum capitalization of Bds$250,000 (approximately US$125,000) and, in addition, the recorded value of its assets must exceed its liabilities by: (a) Bds$250,000 (approximately US$125,000) where its earned premium in the preceding financial year did not exceed Bds$1.5 million (approximately US$750,000); (b) an amount equal to 20% of its earned premium for the preceding financial year, where such income exceeded Bds$1.5 million (approximately US$750,000) but did not exceed Bds$10 million (approximately US$5 million); and (c) an amount equal to the aggregate of Bds$2.0 million (approximately US$1 million) and 10% of the amount by which its earned premium for the preceding financial year exceeded Bds$10 million (approximately US$5 million).

   Kingsway Barbados must file annual financial statements with the Supervisor that are prepared in accordance with Canadian GAAP and reported on by the company's independent auditor.

  Bermuda

   Our Bermuda subsidiary, Kingsway Reinsurance (Bermuda), acts as a reinsurer for our Canadian insurance subsidiaries. The Insurance Act of 1978, as amended, and Related Regulations, or the Insurance Act, which regulates the business of Kingsway Reinsurance (Bermuda) Ltd., provides that no person shall carry on insurance business (including the business of reinsurance) in or from within Bermuda unless registered as an insurer under Section 4 of the Insurance Act by the Supervisor of Insurance. Kingsway Reinsurance (Bermuda) Ltd. is registered as a Class 3 insurer under the Insurance Act.

   The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Supervisor powers to supervise, investigate and intervene in the affairs of insurance companies. An insurer's registration may be canceled by the Supervisor in accordance with Section 41 of the Insurance Act, and such cancellation is published in a "Gazette" (as such term is defined by the Insurance Act).

   Every Class 3 insurer is required to file annually a Statutory Financial Return and Statutory Financial Statements within four (4) months from the insurer's year-end. Penalty fines may be incurred if filings are not made as required. The Statutory Financial Statements as prescribed by the Insurance Act, include, in statutory form, a balance sheet, income statement, and a statement of capital and surplus, rules for valuation of assets and determination of the liabilities and detailed notes thereto. The Statutory Financial Statements are not prepared in accordance with Canadian GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda, or the Companies Act, which financial statements may be prepared in accordance with Canadian GAAP. The Statutory Financial Return includes a business solvency certificate and a declaration of the statutory ratios, both signed by two Directors of the Company.

   Every registered insurer must appoint an independent auditor approved by the Supervisor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer.

   The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the type of registration of the insurer under the Insurance Act and the insurer's net premiums written and loss reserve level. Pursuant to Regulation 10 of The Insurance Returns and Solvency Regulations 1980, the minimum solvency margin for a Class 3 insurer is the greatest of (a) US$1.0 million; (b) 20% of net premiums written up to US$6.0 million; where net premiums written do or are expected to exceed US$6.0 million, then the solvency margin shall be calculated as the aggregate of US$1.2 million and 15% of the amount by which the net premiums written exceed US$6.0 million in that year; and (c) 15% of the aggregate of the insurer's loss expense provisions and other general business insurance reserves.

   Kingsway Reinsurance (Bermuda) Ltd. must comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. A company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Legal Proceedings

   In the ordinary course of business, we and our subsidiaries are, from time to time, involved in various claims and legal proceedings, including class actions. While it is not possible to estimate the final outcome of these various proceedings at this time, such actions have generally been resolved with minimal expense in excess of amounts already expensed and we do not believe the outcome of such proceedings will have a material impact on our results.

Systems and Technology

   We believe that efficient information systems are important to processing policies and claims and retrieving information quickly to interface with our agents, MGAs and brokers and insureds. Although our current information systems are sufficient to support the expected growth in our business, we continually review our systems and seek to update and improve their capabilities. In late 2000, we successfully implemented an expanded and updated system in our Canadian subsidiaries. The new system has helped to expand our capabilities for the efficient development and implementation of new products and territories while enhancing our ability to access and manage information. We are also working on an update of the systems used by our U.S. insurance subsidiaries, with the ultimate goal of implementing one common system among our units. We expect this implementation to be completed for our non-standard auto operations by Spring 2003.

   We intend to introduce an electronic imaging system by Spring 2003 to provide immediate access to all data and files and reduce the cost of storage and filing. We also intend to work towards a point-of-sale system to make our products readily available through our agents, MGAs and brokers network, providing our agents, MGAs and brokers with a direct interface and allowing them to quote and issue policies electronically. We expect the enhancements and additions to our systems to increase our operating efficiencies and reduce our operating costs, and to help us strengthen our important relationships with our independent agents, MGAs and brokers.

Employees

   As of August 31, 2002, we employed approximately 1,640 personnel, of whom approximately 580 are located in Canada and approximately 1,060 are located in the United States. None of our employees are represented by a labor union and we have never experienced a work stoppage. We believe our relationship with our employees is good.

                                  MANAGEMENT

Directors and Executive Officers

   Our directors and executive officers as of the date of this prospectus are as follows:

Name                     Age                          Positions
----                     ---                          ---------
William G. Star          66  Chairman, President and Chief Executive Officer
W. Shaun Jackson         43  Executive Vice President and Chief Financial Officer
James R. Zuhlke          56  Director and President of Kingsway America
G. Steven Smith          46  Vice-President, Executive Vice President and Chief Operating
                               Officer of Kingsway General
David Atkins (1)         67  Director
John L. Beamish          73  Director
James P. Corcoran        58  Director
Thomas A. Di Giacomo (1) 60  Director
Bernard Gluckstein       66  Director
J. Brian Reeve           46  Director
F. Michael Walsh (1)     55  Director

--------
(1) member of the Audit Committee

   William G. Star has served as our Chairman, President and Chief Executive Officer since founding Kingsway in 1989. Mr. Star has also served as President of Kingsway General since 1986. Prior thereto, Mr. Star was an advisor to the Ontario Task Force on Insurance. Mr. Star was a vice-president of York during 1984 and 1985. From 1970 to 1983 he held various positions with Pafco Insurance Company, including President.

   W. Shaun Jackson has served as our Chief Financial Officer since 1995 and an Executive Vice President since 1998. Mr. Jackson obtained his Chartered Accountancy designation in 1982, and, in 1985, joined the property and casualty insurance industry practice of KPMG LLP in Bermuda. In 1989, Mr. Jackson joined the property and casualty insurance industry practice of KPMG LLP in Toronto.

   James R. Zuhlke has served as one of our directors since 1989. Mr. Zuhlke has served as President and Chief Executive Officer of Kingsway America since April 1998. From October 1997 to March 1998, Mr. Zuhlke was President of J.R. Zuhlke and Associates. Previously, Mr. Zuhlke was President of Intercargo Corporation between 1985 and September 1997.

   G. Steven Smith has served as our Vice-President since March 1995. He joined Kingsway in May 1991 as Manager, Marketing and Product Development. Mr. Smith was Vice-President with Heritage General Insurance Company and held managerial positions at Upper Canada Insurance Company from 1986 to 1989, at Ontario General Insurance Company from 1984 to 1986 and Pafco Insurance Company from 1976 to 1984.

   David Atkins has served as one of our directors since 1999. Mr. Atkins has been a Senior Advisor at Lang, Michener, Barristers and Solicitors, since January 4, 1999. Prior thereto, Mr. Atkins was a Senior Partner of Coopers & Lybrand (now PriceWaterhouseCoopers).

   John L. Beamish has served as one of our directors since 1998. Mr. Beamish has been the President of J. Llewellyn Beamish and Associates, Inc., an insurance consulting and management firm, since 1994. Prior thereto, he held the position of Vice-President and Chief Agent in charge of Canadian operations for Employers Reinsurance Corporation.

   James P. Corcoran has served as one of our directors since February 2002. Mr. Corcoran is currently a principal of Insurance Investments Associates, a consulting firm specializing in insurance matters as well as a lawyer practicing as a sole practitioner. Prior thereto, he was Executive Vice President of American General, a financial holding company, a position he held between September 1999 and November 2001. From 1997 to 1999, he was a partner in the law firm of Winston and Strawn. Before that, he was a partner at Cadwalader, Wickersham & Taft, after serving as Superintendent of Insurance for the State of New York for seven years.

   Thomas A. Di Giacomo has served as one of our directors since 1995. Mr. Di Giacomo has been the President of TADICO Limited, a business consulting and investment firm, since 1994. Prior thereto, he served as Chairman, President and Chief Executive Officer of Manulife Financial Inc.

   Bernard Gluckstein, Q.C., has served as one of our directors since our inception in 1989. Mr. Gluckstein is a senior partner of Gluckstein & Associates, a law firm specializing in personal injury litigation.

   J. Brian Reeve has served as one of our directors since February 2002. Mr. Reeve is a member of the Executive Committee as well as the Practice Group leader of the Financial Services Group at Cassels Brock and Blackwell LLP, a Toronto law firm where he specializes in the regulation and corporate governance of insurance companies. He has also been a special advisor to both the Ontario and Federal Ministries of Finance on insurance matters and has served on the boards of several Canadian insurance companies, as well as being chief agent in Canada for several foreign insurers.

   F. Michael Walsh has served as one of our directors since 2000. Mr. Walsh has been a private investor since January 1, 2000. Prior thereto, he held several senior positions at First Marathon Securities Limited and First Marathon Inc. (now National Bank Financial).

Composition of our Board of Directors

   Our board of directors currently consists of nine directors. Seven of our directors are independent directors. The two related directors are William G. Star, our President and Chief Executive Officer and James R. Zuhlke, the President of Kingsway America, Inc.

Committees

   Our board has four committees, an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating Committee.

   The Audit Committee, in accordance with resolutions of our board of directors, must be comprised solely of independent directors. The Audit Committee is currently comprised of Messrs. Atkins, Di Giacomo and Walsh. Mr. Atkins serves as chairman of this committee. This committee has responsibility for review of our annual audit, actuarial reports and disclosed results and recommendation of the financial statements to our board of directors as well as monitoring our internal control systems. In addition, pursuant to an express resolution adopted by our board of directors, the Audit Committee has assumed responsibility for reviewing and recommending corporate governance issues. In 2000, pursuant to an additional resolution of our board of directors, the Audit Committee specifically assumed conduct review responsibilities.

   The Compensation Committee is comprised of Messrs. Beamish, Di Giacomo and Gluckstein. Mr. Gluckstein serves as chairman of this committee. This committee deals with compensation for directors and senior executives, and the establishment of criteria for, and the awarding of bonuses and options under our Stock Option Plan. Recommendations of the committee are submitted to our board for approval. Our board of directors has delegated to the Compensation Committee the task of developing position descriptions for senior management including definitions of the limits to management responsibilities for approval by our board of directors. In addition, the board of directors has mandated the Compensation Committee to review succession planning for senior management.

   The Investment Committee is comprised of Messrs. Di Giacomo, Star, Walsh and Zuhlke. Mr. Di Giacomo serves as chairman of this committee. The Investment Committee is responsible for reviewing our investment policies, recommending changes in such policies to our board from time to time, selecting our outside investment managers and reviewing our investment activities.

   The Nominating Committee is comprised of Messrs. Atkins, Walsh and Star. Mr. Walsh serves as chairman of this committee. This committee is responsible for proposing new nominees to the board of directors and the boards of our subsidiaries, and for evaluating our board of directors and its effectiveness.

                      KINGSWAY FINANCIAL CAPITAL TRUST I

General

   The Trust is a statutory trust formed pursuant to the Delaware Statutory Trust Act under a declaration of trust executed by Funding Co., as depositor for the Trust, and certain of the trustees. In connection with this offering, Funding Co. will enter into an amended and restated declaration of trust, or the trust agreement, with the trustees that will be essentially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, which will state the terms and conditions for the Trust to issue and sell the trust preferred securities and common securities.

   Upon completion of this offering, the holders of the trust preferred securities will own all of the issued and outstanding preferred securities of the Trust, which have certain rights over the common securities of the Trust. Funding Co. will not initially own any of the trust preferred securities, but it will initially own all of the issued and outstanding common securities of the Trust. The common securities, together with the trust preferred securities, are called the trust securities.

   The Trust exists solely to:

  .   issue the trust preferred securities to the public;

  .   issue its common securities to Funding Co.;

  . use the proceeds it receives from the issuance of the trust securities to acquire debentures issued by Funding Co. in an amount that is equivalent to the amount of trust securities issued by the Trust; and

  . engage in other activities that are necessary, advisable or incidental to these purposes.

   The rights of the holders of the trust preferred securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the Trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust preferred securities, Funding Co. has agreed to pay for all debts and obligations and all costs and expenses of the Trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the Trust may become subject, except for U.S. withholding taxes that are properly withheld.

   The number of trustees of the Trust will initially be five. Three of the trustees will be officers or employees of Kingsway America. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. This trustee is the Delaware trustee. Initially, The Bank of New York (Delaware), a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will initially be BNY Midwest Trust Company, an Illinois trust company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, BNY Midwest Trust Company will act as guarantee trustee and indenture trustee under the preferred securities guarantee agreement and the indenture, respectively. Funding Co., as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of a majority in liquidation amount of the trust preferred securities may remove the Delaware trustee or the property trustee. The Trust has a term of approximately 30 years but may dissolve earlier as provided in the trust agreement.

   The property trustee will hold the debentures and the debenture guarantee for the benefit of the holders of the trust preferred securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures and the debenture guarantee. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing payment account established with BNY Midwest Trust Company in its trust department to hold all payments made on the debentures or the debenture guarantee, as the case may be, for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the trust preferred securities. Funding Co. will pay all fees and expenses related to the Trust and the offering of the trust preferred securities, including the fees and expenses of the trustees.

                          KINGSWAY U.S. FUNDING INC.

General

   Funding Co. is a corporation formed pursuant to the Delaware Business Corporation Act. In connection with this offering, Funding Co. will enter into the trust agreement with the trustees which will state the terms and conditions for the Trust to issue and sell the trust preferred securities and common securities and will enter into an indenture with the trustee and Kingsway Financial that will be essentially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, which will state the terms and conditions for Funding Co. to issue and sell the debentures.

   Upon completion of this offering, Kingsway America will hold all of the issued and outstanding common stock of Funding Co. and the property trustee, for the benefit of the Trust, will hold all of the debentures issued by Funding Co. Funding Co. will initially own all of the issued and outstanding common securities of the Trust.

   Funding Co. exists solely to:

  .   issue its common stock to Kingsway America;

  .   issue debentures to the Trust or other future similar trusts;

  . use the proceeds it receives from issuance of the debentures to the Trust or other debentures to other future similar trusts to purchase subordinated notes issued by Kingsway America or another subsidiary of Kingsway Financial in an aggregate principal amount that is equivalent to the aggregate principal amount of debentures so issued by Funding Co.; and

  .   engage in other activities that are incidental to these purposes.

   Funding Co. will use all of the proceeds it receives from the issuance of its common stock and the debentures to purchase subordinated notes issued by Kingsway America. The economic terms of the subordinated notes purchased from Kingsway America will be substantially similar to the terms of the debentures. The subordinated notes will be unsecured and will rank junior to all of Kingsway America's senior debt, including indebtedness that Kingsway America may incur in the future. The common securities of the Trust and the subordinated notes will initially be the only assets of Funding Co.

   The board of directors of Funding Co., which will consist initially of three directors, will conduct Funding Co.'s business and affairs. Directors, officers and employees of Funding Co. may also be directors, officers or employees of Kingsway Financial or one or more of its subsidiaries.

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                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The trust preferred securities will be issued pursuant to the trust agreement. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

   The following discussion contains a description of the material provisions of the trust preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and to the Trust Indenture Act. We urge you to read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The trust agreement authorizes the Trust to issue the trust securities, which are comprised of the trust preferred securities and the common securities. Funding Co. will own all of the common securities issued by the Trust. The Trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

   The trust preferred securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders of the trust preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under "Subordination of Common Securities" below.

   The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. Kingsway Financial will guarantee the payment of distributions out of money held by the Trust, and payments upon redemption of the trust preferred securities or liquidation of the Trust, to the extent described under "Description of the Preferred Securities Guarantee" beginning on page 81. The preferred securities guarantee agreement does not cover the payment of any distribution or the liquidation amount when the Trust does not have sufficient funds available to make these payments.

Distributions

   Source of Distributions. The funds of the Trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures or the debenture guarantee. Distributions will be paid through the property trustee, which will hold the amounts received from Funding Co.'s interest payments on the debentures or by Kingsway Financial on the debenture guarantee, as the case may be, in the payment account for the benefit of the holders of the trust securities. Funding Co.'s only source of funds will be payments of principal and interest payable under the subordinated notes issued to it by Kingsway America. If Kingsway America defers interest payments on its subordinated notes issued to Funding Co., Funding Co. will defer interest payments on the debentures and the property trustee will not have funds available to pay distributions on the trust preferred securities.

   Payment of Distributions.  Distributions on the trust preferred securities
will be payable at the annual rate of     % of the US$25 stated liquidation
amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the trust preferred securities on the relevant record dates. So long as the trust preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date.

   Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other

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payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. Business day means any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

   Deferral Period. As long as no event of default under the indenture has occurred and is continuing, Funding Co. has the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as a deferral period. No deferral period may extend beyond the scheduled maturity of the debentures or end on a date other than an interest payment date, which dates are the same as the distribution dates. If Funding Co. defers the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such deferral period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at the annual rate of
    %, compounded quarterly from the relevant distribution date. The term distributions as used in this prospectus includes those accumulated amounts.

   During a deferral period, neither Funding Co. nor Kingsway Financial will be permitted to:

  . declare or pay a dividend or distribution on any of its outstanding capital stock;

  . redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

  . make or permit any subsidiary to make a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, Kingsway Financial's guarantee of the debentures or the subordinated notes issued by Kingsway America to Funding Co., as the case may be; or

  . make or permit any subsidiary to make any guarantee payments with respect to any guarantee of any debt security (other than payments under the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures or the debenture guarantee, as the case may be.

   After the termination of any deferral period and the payment of all amounts due, Funding Co. may elect to begin a new deferral period, subject to the above requirements.

Redemption or Exchange

   General.  Funding Co. will have the right to redeem the debentures:

  .   in whole or in part on or after         , 2007 and up to 90 days prior to
                , 2032;

  . in whole, but not in part, within 180 days following the occurrence of a tax event or an investment company event, which terms we define below; or

  . at any time, and from time to time, to the extent of any trust preferred securities Funding Co. purchases plus a proportionate amount of the common securities it holds.

   Mandatory Redemption. Upon Funding Co.'s repayment or redemption, in whole or in part, of any debentures, whether upon the scheduled maturity or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of trust preferred securities and common securities proportionately.

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   Distribution of Debentures in Exchange for Trust Preferred
Securities. Funding Co. will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the Trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the Trust.

   After the liquidation date fixed for any distribution of debentures in exchange for trust securities:

  .   those trust securities will no longer be deemed to be outstanding;

  . certificates representing debentures in a principal amount equal to the liquidation amount of those trust securities will be issued in exchange for the trust securities certificates;

  . any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust securities, accruing interest at the rate provided for in the debentures from the last distribution date on the trust preferred securities;

  . all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate; and

  . We will use our reasonable efforts to have the debentures listed on the New York Stock Exchange or such other securities exchange or other organization on which the trust preferred securities are then listed or traded.

   We cannot assure you that the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the Trust were to occur would be favorable. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the liquidation preference, or stated principal, thereof.

   Redemption upon a Tax Event or Investment Company Event. If a tax event or an investment company event occurs, Funding Co. will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and Funding Co. does not elect to redeem the debentures, or to dissolve the Trust and cause the debentures to be distributed to holders of the trust securities as described below under "Liquidation Distribution Upon Dissolution," then the trust preferred securities will remain outstanding and additional interest may be payable on the debentures.

   Tax event means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that as a result of:

  . any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

  . any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective, or which pronouncement or decision is announced, on or after the date of issuance of the trust preferred securities under the trust agreement, there is more than an insubstantial risk that:

  . interest payable by Funding Co. on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by Funding Co., in whole or in part, for U.S. federal income tax purposes;

  . the Trust is, or will be within 90 days after the date of the opinion, subject to U.S. federal income tax with respect to income received or accrued on the debentures; or

  . the Trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

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   However, any obligation of Kingsway Financial to withhold or deduct at source any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada or any province, territory, political subdivision or taxing authority thereof or therein with respect to any payment made under the debenture guarantee or the preferred securities guarantee will not give rise to a tax event.

   Proposed legislation known as the Emergency Worker and Investor Protection Act of 2002 is pending before the U.S. Congress and would, among other things, disallow a deduction for U.S. tax purposes for certain indebtedness, including in the case of an SEC registrant any indebtedness of such registrant if such indebtedness is not shown in the certified annual report as part of the total liabilities of such registrant, and any indebtedness of an off-balance-sheet entity if the proceeds from the issuance of such indebtedness are used directly or indirectly to acquire stock (or other ownership interest) in such registrant. As this legislation is proposed to be effective for instruments issued on or after the date of enactment of such legislation, it would not affect the debentures or trust preferred securities or otherwise result in a tax event. However, there can be no assurance that the proposed legislation, final legislation or any other future legislative proposals will not adversely affect Funding Co.'s ability to deduct interest on the debentures or otherwise affect the U.S. federal income tax treatment of the Trust or the transactions described in this prospectus. Such a change could, if applicable to the trust preferred securities or debentures, give rise to a tax event, which would permit Funding Co. to redeem the debentures as described above.

   Investment company event means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

   Redemption of Debentures in Exchange for Trust Preferred Securities Purchased by Funding Co. Funding Co. will also have the right at any time, and from time to time, so long as Funding Co. is not exercising its right to defer interest payments on the debentures, to redeem debentures in exchange for any trust preferred securities it may have purchased in the market. If Funding Co. elects to surrender any trust preferred securities beneficially owned by it to the property trustee in exchange for a like amount of debentures, Funding Co. will also surrender a proportionate amount of common securities in exchange for debentures. Trust preferred securities owned by other holders will not be called for redemption at any time when Funding Co. elects to exchange trust securities it owns to redeem debentures.

   The common securities Funding Co. surrenders will be in the same proportion to the trust preferred securities it surrenders as is the ratio of common securities purchased by Funding Co. to the trust preferred securities issued by the Trust. In exchange for the trust securities surrendered by Funding Co., the property trustee will cause to be released to Funding Co. for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by Funding Co., the trust securities it surrenders will no longer be deemed outstanding and the debentures redeemed in exchange will be delivered to the indenture trustee and cancelled.

Redemption Procedures

   Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from Funding Co.'s contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the Trust has funds available for the payment of the redemption price.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless Funding Co. defaults in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

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   If the Trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the trust preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for those trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

   If notice of redemption has been given and Funding Co. has deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

   If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the Trust, or by Kingsway Financial pursuant to the preferred securities guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the Trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

   Payment of the redemption price on the trust preferred securities and any distribution of debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

   If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption
of portions equal to $     or an integral multiple of $     of the liquidation
amount of the trust preferred securities. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed.

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made pro rata, based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for. All funds available to the

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property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

   In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, Funding Co., as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on Funding Co.'s behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

   Funding Co. will have the right at any time to dissolve the Trust and cause the debentures to be distributed to the holders of the trust preferred securities.

   In addition, the Trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of:

  . the bankruptcy, dissolution or liquidation of Funding Co. or Kingsway Financial;

  . the distribution of a like amount of the debentures to the holders of trust securities in exchange for their trust securities, if Funding Co. has given written direction to the property trustee to dissolve the Trust;

  . redemption of all of the trust preferred securities as described under "Redemption or Exchange--Mandatory Redemption"; or

  .   the entry of a court order for the dissolution of the Trust.

   With the exception of a redemption, if an early dissolution of the Trust occurs, the Trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the Trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

  . in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

  . with an interest rate identical to the distribution rate on the trust securities; and

  . with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

   If the property trustee, however, determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to Funding Co., as the holder the common securities, and to the holders of the trust preferred securities. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities. See the section of this prospectus captioned "Subordination of Common Securities" beginning on page 61.

   Under current U.S. federal income tax law and interpretations and assuming that the Trust is treated as a grantor trust, as is expected, a distribution of the debentures will not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. If

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Funding Co. does not elect to redeem the debentures prior to maturity or to liquidate the Trust and distribute the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures.

   If Funding Co. elects to dissolve the Trust and thus cause the debentures to be distributed to holders of the trust preferred securities in liquidation of the Trust, Funding Co. will continue to have the right to shorten the maturity of the debentures.

Liquidation Value

   The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the Trust is US$25 per trust preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

Events of Default; Notice

   Any one of the following events would constitute an event of default under the trust agreement with respect to the trust preferred securities:

  .   the occurrence of an event of default under the indenture;

  . a default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  . a default by the Trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

  . a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a Notice of Default under the trust agreement; or

  . the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

   Within thirty days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to Funding Co., unless the event of default has been cured or waived. Funding Co. and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not Funding Co. is in compliance with all the conditions and covenants applicable to it under the trust agreement.

   If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon dissolution of the Trust. The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

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Removal of the Trustees

   Unless an event of default under the indenture has occurred and is continuing, Funding Co. may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with Funding Co. as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

   Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, Funding Co. and the administrative trustees will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

   Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described in "Liquidation Distribution Upon Dissolution." For these purposes, if Funding Co. consolidates or merges with another entity, or transfers or sells substantially all of its assets to another entity, in some cases that transaction may be considered to involve a replacement of the Trust, and the conditions set forth below would apply to such transaction. The Trust may, at Funding Co.'s request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

  . the successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the trust preferred securities, or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, referred to as successor securities, so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures is appointed;

  . the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

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  .   such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  . the successor entity has a purpose substantially identical to that of the Trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, an opinion from independent counsel is obtained that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, (b) following the transaction, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act and (c) following the transaction, the Trust or the successor entity will be classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes; and

  . Funding Co. or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

   Notwithstanding the foregoing, the Trust may not, except with the consent of every holder of the trust preferred securities, enter into any transaction of this kind if the transaction would cause the Trust or the successor entity not to be classified as a grantor trust for U.S. federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   Except as described below and under "Description of the Preferred Securities Guarantee--Amendments" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

   The trust agreement may be amended from time to time by Funding Co. and the administrative trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

  .   to provide for a successor trustee;

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities;

  . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act; or

  . to reduce or increase the liquidation amount per trust security and to simultaneously increase or decrease the number of trust securities issued and outstanding solely for the purpose of maintaining the eligibility of the trust preferred securities for quotation on any national securities exchange or other organization on which the trust preferred securities are then quoted or listed.

   With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, Funding Co. and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as a grantor trust for U.S. federal income tax purposes or the Trust's exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution

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required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

   As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

  . direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

  .   waive any past default that is waivable under the indenture;

  . exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

  . consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by property trustee without the prior consent of each holder of trust preferred securities.

   The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the debentures or the debenture guarantee, as the case may be. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action.

   Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote to be given to each holder of record of Trust securities.

   No vote or consent of the holders of trust preferred securities will be required for the Trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

   Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by Kingsway Financial or any of its subsidiaries, including Funding Co., the trustees or any affiliate of Funding Co., Kingsway Financial or any of its subsidiaries or any trustee will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

   The trust preferred securities will be represented by one or more global preferred securities registered in the name of DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial owner. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the trust preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, trust preferred securities in definitive form will not be issued in exchange for the global preferred securities.

   No global preferred security may be exchanged for trust preferred securities registered in the names of persons other than DTC or its nominee unless:

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  .   DTC notifies the property trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

  . we execute and deliver to the property trustee a written order stating that we elect to terminate the book-entry system through DTC; or

  . there shall have occurred and be continuing an event of default under the indenture.

   Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If trust preferred securities are issued in definitive form, the trust preferred securities will be in
denominations of US$       and integral multiples of US$       and may be
transferred or exchanged at the offices described below.

   Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

   Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the trust preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the trust preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs.

   Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the trust preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through DTC participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

   So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual trust preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the trust preferred securities in definitive form and will not be considered the owners or holders of the trust preferred securities under the trust agreement.

   None of Funding Co., Kingsway Financial, the property trustee, any paying agent or the securities registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or

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payments made on account of beneficial interests of the global preferred security representing the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial interests.

   We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. The payments will be the responsibility of the participants.

Payment and Paying Agency

   Payments in respect of the trust preferred securities shall be made to DTC or its nominee, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC or its nominee, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

   The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

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Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

  . the Trust will not be deemed to be an investment company required to be registered under Investment Company Act;

  . the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes; and

  . the debentures will be treated as indebtedness of Funding Co. for U.S. federal income tax purposes.

   In this regard, Funding Co. and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that Funding Co. and the administrative trustees determine to be necessary or desirable for these purposes.

   Holders of the trust preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

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           DESCRIPTION OF THE DEBENTURES AND THE DEBENTURE GUARANTEE

   Concurrently with the issuance of the trust preferred securities, Funding Co. will issue the debentures to the Trust. The debentures will be issued as unsecured debt under the indenture between Funding Co., Kingsway Financial, as the debenture guarantor, and BNY Midwest Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

   The following discussion contains a description of the material provisions of the debentures and the debenture guarantee and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge you to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The debentures will be issued as unsecured subordinated debt under the indenture. The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that the debt securities may be issued thereunder from time to time in one or more series. However, the debentures, as a separate series, will be limited in aggregate principal amount
to US$    . This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the
annual rate of   % of the principal amount. The interest will be payable
quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on the first such date after issuance, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the dissolution and liquidation, if any, of the Trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the
annual rate of   %, compounded quarterly.

   The debentures will mature on     , 2032, the stated maturity date. Funding
Co. may shorten this date after     , 2007 and up to 90 days prior to
          , 2032. Funding Co. will give notice to the indenture trustee and the holders of the debentures, at least 30 calendar days prior to the effectiveness of any change in the stated maturity date. Funding Co. will not have the right
to redeem the debentures from the Trust until after     , 2007, except if (a) a
tax event, or an investment company event, which terms are defined in the section of this prospectus entitled "Description of the Trust Preferred
Securities--Redemption or Exchange" beginning on page   , has occurred, or (b)
Funding Co. repurchases trust preferred securities in the market, in which case it can elect to redeem debentures specifically in exchange for a like amount of trust preferred securities owned by Funding Co. plus a proportionate amount of common securities so long as no event of default is continuing under the indenture.

   The debentures will be unsecured and will rank junior to all of Funding Co.'s senior debt, including indebtedness it may incur in the future. The debenture guarantee will also be unsecured and will rank junior to all of Kingsway Financial's senior debt, including indebtedness it may incur in the future. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Kingsway Financial or Funding Co. including senior debt, whether under the indenture or any existing or other indenture that Kingsway Financial or Funding Co. may enter into in the future or otherwise, except in limited circumstances as described below under "Subordination."

   Except in limited circumstances, the indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving Funding Co. or Kingsway Financial, nor does it require Funding Co. or Kingsway Financial to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

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Debenture Guarantee

   Kingsway Financial will fully and unconditionally guarantee all payments with respect to the debentures. The debenture guarantee will be an unsecured obligation of Kingsway Financial, subordinated in right of payment to the prior payment in full of all Kingsway Financial senior debt as described below under "Subordination." The debenture guarantee will rank equally with the guarantee by Kingsway Financial of any other subordinated debentures issued under the indenture to the Trust or similar trusts.

   Since Kingsway Financial is a holding company, its rights and the rights of its creditors (including the holders of the debentures who are creditors of Kingsway Financial by virtue of the debenture guarantee) and stockholders to participate in any distribution of the assets of any subsidiary of Kingsway Financial upon its liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary's creditors, except to the extent that Kingsway Financial may itself be a creditor with recognized claims against the subsidiary. The right of creditors of Kingsway Financial (including the holders of the debentures who are creditors of Kingsway Financial by virtue of the debenture guarantee) to participate in any distribution of the stock owned by Kingsway Financial in certain of its subsidiaries, including Kingsway Financial's insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

   Kingsway Financial will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debentures without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada or any province, territory, political subdivision or taxing authority thereof or therein, collectively referred to as the Canadian Taxes, unless such Canadian Taxes are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of Canada or any province, territory, political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in Canada or any province, territory, or political subdivision thereof). If a withholding or deduction for Canadian Taxes is required, Kingsway Financial will, subject to certain limitations and exceptions described below, pay to the holder of the debentures such additional amounts, referred to as Additional Amounts, as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after such withholding or deduction, will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that Kingsway Financial will not be required to pay any additional amounts for or on account of:

  . any Canadian Taxes that would not have been imposed but for the fact that the holder (or the beneficial owner) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in Canada or any province, territory, or political subdivision thereof or otherwise had some connection therewith other than by reason of the mere ownership of, or receipt of payment under, such debenture;

  . any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

  . any Canadian Taxes that are imposed or withheld by reason of the failure by the holder (or the beneficial owner) of such debenture to comply with any reasonable and timely written request by Kingsway Financial or its agent addressed to the holder within 60 days of such request (a) to provide information concerning the nationality, residence or identity of the holder (or such beneficial owner) or (b) to make any declaration or other similar claim or satisfy any information, certification, identification, documentation or other reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of Canada or any province, territory or political subdivision thereof as a precondition to exemption from all or part of such Canadian Taxes.

   In addition, Kingsway Financial will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debenture to any holder who is, for Canadian income tax purposes, a fiduciary or partnership or other than the sole beneficial owner of such debenture to the

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extent such payment would be required by the laws of Canada (or any province, territory or political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, or a partner of such partnership, or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debenture.

   Pursuant to the indenture, each holder (or beneficial owner) of debentures assigns to Kingsway Financial all of its right, title and interest in any amounts withheld or deducted by Kingsway Financial and/or deposited with the Canada Customs and Revenue Agency or other taxing authority in Canada which were not required to be so withheld or deducted or that have become recoverable or refundable from such authorities under U.S. or Canadian law and in respect of which Kingsway Financial paid additional amounts to such holder. Additionally, pursuant to the indenture, each such holder appoints Kingsway Financial its attorney in fact and agent for purposes of taking all actions and preparing, signing and filing all documents necessary for recovering any such withheld amounts that are so recoverable or refundable, and agrees to execute such documents and take such other actions as are reasonably requested by Kingsway Financial in order to recover such amounts or obtain such refund.

Option to Defer Interest Payments

   As long as no event of default under the indenture has occurred and is continuing, Funding Co. has the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no deferral period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, Funding Co. must pay all interest then accrued and unpaid. During a deferral period, interest will continue to accrue and holders of debentures, or the holders of trust preferred securities if they are then outstanding, will be required to accrue and recognize as income for U.S. federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued.

   During a deferral period, neither Funding Co. nor Kingsway Financial will be permitted to:

  . declare or pay a dividend or distribution on any of its outstanding capital stock;

  . redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

  . make or permit any subsidiary to make a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, the debenture guarantee or the subordinated notes issued by Kingsway America to Funding Co., as the case may be; or

  . make or permit any subsidiary to make any guarantee payments with respect to any guarantee of any debt security (other than payments under the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures or the debenture guarantee, as the case may be.

   Prior to the termination of any deferral period, so long as no event of default under the indenture is continuing, Funding Co. may further defer the payment of interest subject to the above stated requirements, as long as such deferral does not cause the extension period to exceed 20 consecutive quarters. Upon the termination of any deferral period and the payment of all amounts then due, Funding Co. may elect to begin a new deferral period at any time. Funding Co. does not currently intend to exercise its right to defer payments of interest on the debentures.

   Funding Co. must give the property trustee, the administrative trustees and the indenture trustee notice of its election of a deferral period at least five business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period,

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or (b) the date Funding Co. is required to give notice of the record date, or the date the distributions are payable, to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the trust preferred securities, but in any event at least five business day prior to the record date.

   Other than as described above, there is no limitation on the number of times that Funding Co. may elect to begin a deferral period.

Redemption

   Funding Co. may redeem the debentures prior to maturity:

  .   in whole or in part at any time on or after      , 2007 and up to 90 days
      prior to       , 2032; or

  . in whole but not in part at any time within 180 days following the occurrence of a tax event or an investment company event; or

  . at any time, and from time to time, to the extent of any trust preferred securities Funding Co. purchases, plus a proportionate amount of the common securities it holds.

   In each case, Funding Co. will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

   Notice of any redemption will be mailed at least 30 calendar days but no more than 60 calendar days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless Funding Co. defaults in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

   The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

   Under certain circumstances, the debentures may be distributed to the holders of the trust preferred securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. If this occurs, we will use our reasonable efforts to list the debentures on the New York Stock Exchange or other stock exchange or national quotation system on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of trust preferred securities.

Restrictions on Payments

   Funding Co. and Kingsway Financial are restricted from making certain payments (as described below) if Funding Co. has chosen to defer payment of interest on the debentures or if an event of default has occurred and is continuing under the indenture.

   If any of these events occur, neither Funding Co. nor Kingsway Financial will be permitted to:

  . declare or pay a dividend or distribution on any of its outstanding capital stock;

  . redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

  . make or permit any subsidiary to make a principal, premium or interest payment on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, the

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      debenture guarantee or the subordinated notes issued by Kingsway America to Funding Co., as the case may be (other than payments under the subordinated notes); or

  . make or permit any subsidiary to make any guarantee payments with respect to any guarantee of any debt security, if such guarantee ranks equally with or junior to the debentures or the debenture guarantee, as the case may be (other than payments under the preferred securities guarantee).

Subordination

   The debentures are subordinated and junior in right of payment to all of Funding Co.'s senior debt and the debenture guarantee is subordinated and junior in right of payment to all of Kingsway Financial's senior debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Funding Co. or Kingsway Financial, as the case may be, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of Funding Co.'s or Kingsway Financial's senior debt, as the case may be, will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

   If the maturity of any debentures is accelerated, the holders of all of Funding Co.'s and Kingsway Financial's senior debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

   No payments of principal or interest on the debentures, and no payment on the debenture guarantee, may be made if there has occurred and is continuing a default in any payment with respect to any of Funding Co.'s or Kingsway Financial's senior debt, as the case may be, or an event of default with respect to any of its senior or subordinated debt resulting in the acceleration of the maturity of the senior debt, or if any judicial proceeding is pending with respect to any default.

   Debt means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

  .   every obligation of the person for money borrowed;

  . every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding expense accruals and deferred compensation items arising in the ordinary course of business;

  . every obligation of the person evidenced by notes, bonds, debentures, mandatory redeemable preferred stock or other similar instruments, other than performance, surety and appeals bonds arising in the ordinary course of business;

  . all payment obligations created or arising under any conditional sale, deferred price, or other title retention agreement with respect to property acquired by such person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

  .   every capital lease obligation of the person;

  . every reimbursement obligation of the person with respect to letters of credit, bankers acceptances or similar facilities issued for the account of the person; and

  . every obligation of the type referred to in the six points above of another person the payment of which the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise or is secured by property owned by such person.

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   Senior debt means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Funding Co. or Kingsway Financial, on debt, whether incurred on or prior to the date of the indenture or thereafter incurred. However, senior debt will not be deemed to include:

  . any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures, or the debenture guarantee, as the case may be, or to other debt which is equal with, or subordinated to, the debentures, or the debenture guarantee, as the case may be;

  . other debt issued by Funding Co., Kingsway Financial or any of their subsidiaries, or the preferred securities guarantee, as the case may be, to any trust, partnership or other entity affiliated with Partnership, which is a financing vehicle for Funding Co. or Kingsway Financial, as the case may be; and

  .   trade accounts payable arising in the ordinary course of business.

   Funding Co. does not have any indebtedness other than the debentures and does not presently intend to incur any such indebtedness in the foreseeable future. As of June 30, 2002, on an adjusted basis to give effect to the issuance and sale of the trust preferred securities offered by the Trust in
this offering and the issuance and sale of $     of   % debentures by Kingsway
Financial and the application of the net proceeds from such offerings to pay $42.5 million of the amount outstanding under our unsecured revolving credit facility, the total amount of Kingsway's senior debt that would have effectively ranked senior to the debenture guarantee and the preferred
securities guarantee would have been approximately $   million. The indenture
does not limit the incurrence or issuance of other secured or unsecured debt of Kingsway, including senior debt, whether under the indenture or any existing or other indenture that Kingsway may enter into in the future or otherwise.

Payment and Paying Agents

   Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in New York, New York. However, Funding Co. has the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

   Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by Funding Co. or Kingsway Financial in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be paid to Funding Co. upon its request, or if deposited by Kingsway Financial, paid to Kingsway Financial upon its request. If Funding Co. or Kingsway Financial holds any of this money in trust, then it will be discharged from the trust to Funding Co. or Kingsway Financial, as the case may be, and the holder of the debenture will thereafter look, as a general unsecured creditor, only to Funding Co. or Kingsway Financial, as the case may be, for payment.

Registrar and Transfer Agent

   The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that Funding Co. maintains a transfer agent in New York, New York, Funding Co. may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. Funding Co. may at any time designate additional transfer agents with respect to the debentures.

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   If Funding Co. redeems any of the debentures, neither Funding Co. nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of the notice of redemption and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

   Funding Co., Kingsway Financial and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by Funding Co., Kingsway Financial and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

  .   extend the maturity date of the debentures;

  .   reduce the principal amount or the rate; or

  . reduce the percentage of principal amount of debentures required to amend the indenture.

   As long as any of the trust preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

Debenture Events of Default

   The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

  . Funding Co.'s failure to pay any interest on the debentures for 30 days after the due date, except where Funding Co. has properly deferred the interest payment;

  . Funding Co.'s failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

  . Funding Co.'s or Kingsway Financial's failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 60 days after written notice to Funding Co. and Kingsway Financial from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

  . Funding Co.'s or Kingsway Financial's bankruptcy, insolvency or reorganization or dissolution of the Trust.

   The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have this right.

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   If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures. The holders may not annul a declaration of acceleration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

   Funding Co. and Kingsway Financial are required to file annually with the indenture trustee a certificate as to whether or not they are in compliance with all of the conditions and covenants applicable to them under the indenture.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

   If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by Funding Co. to pay interest on or principal of the debentures or the failure of Kingsway Financial to pay interest or principal under the debenture guarantee, as the case may be, on the date on which the payment is due and payable and certain other conditions set forth in the indenture are met, then a holder of trust preferred securities may institute a direct action against Funding Co. or Kingsway Financial, as the case may be, to compel it to make the payment. Funding Co. and Kingsway Financial may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the Trust may become subject to the reporting obligations under the Exchange Act.

   The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

   Neither Funding Co. nor Kingsway Financial may consolidate with or merge into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into Funding Co. or Kingsway Financial, or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to Funding Co. or Kingsway Financial, unless:

  . the successor person expressly assumes by supplemental indenture the obligations of Funding Co. or Kingsway Financial on the debentures or the debenture guarantee, as the case may be;

  . immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, occurred and is continuing;

  . the transaction is permitted under the trust agreement and will not result in a breach or violation of the trust agreement; and

  .   other conditions as prescribed in the indenture are met.

   In addition, it is a condition precedent to any transaction involving Funding Co. described above that Funding Co. is the surviving person in the combination or Funding Co. consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the U.S. or any state or the District of Columbia.

Satisfaction and Discharge

   The indenture will cease to be of further effect and Funding Co. and Kingsway Financial will be deemed to have satisfied and discharged their obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

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  .   have become due and payable; or

  . will become due and payable at their stated maturity within one year or are to be called for redemption within one year,

and Funding Co. or Kingsway Financial deposits or causes to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

   Funding Co. and Kingsway Financial may still be required to provide officers certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

   The indenture and the debentures will be governed by and construed in accordance with New York law.

Information Concerning the Indenture Trustee

   The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Expenses

   Funding Co., pursuant to the indenture, irrevocably and unconditionally agrees to pay all costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the trust preferred securities or other similar interests in the Trust of the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against Funding Co. under the expense agreement contained in the indenture, regardless of whether they had notice of the expense agreement.

Miscellaneous

   Funding Co. has agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

  . to maintain directly or indirectly 100% ownership of the common securities of the Trust, except that the common securities may be transferred to certain related parties or certain successors that are permitted pursuant to the indenture may succeed to their ownership of the common securities; and

  . to use its reasonable efforts to cause the Trust (a) to remain a statutory trust (and to avoid involuntary dissolution, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the Trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue to be treated as a grantor trust and not as an association taxable as a corporation or partnership for U.S. federal income tax purposes.

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                              BOOK-ENTRY ISSUANCE

General

   DTC will act as securities depositary for the trust preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of trust preferred securities. Except as described below, the trust preferred securities will be issued as registered securities in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more global preferred securities will be issued for the trust preferred securities and will be deposited with DTC.

   DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of trust preferred securities under the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC's records. The ownership interest of each actual purchaser of each trust preferred security, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities, except if use of the book-entry-only system for the trust preferred securities is discontinued.

   To facilitate subsequent transfers, all trust preferred securities deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of trust preferred securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the Trust assume no responsibility for the accuracy thereof. Neither we nor the Trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

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Notices and Voting

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to DTC. If less than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

   Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. (nor such other nominee) will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution of Funds

   The property trustee will make redemption proceeds, distributions and dividend payments on the trust preferred securities to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from the property trustee on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the property trustee, the Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividends to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

   DTC may discontinue providing its services with respect to the trust preferred securities at any time by giving reasonable notice to the property trustee or Funding Co. If no successor securities depositary is obtained, definitive certificates representing the trust preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In either of these events, definitive certificates for the trust preferred securities will be printed and delivered.

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               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

   The preferred securities guarantee agreement will be executed and delivered by Kingsway Financial concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The preferred securities guarantee agreement will be qualified as an indenture under the Trust Indenture Act, and the guarantee trustee will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the preferred securities guarantee for the benefit of the holders of the trust preferred securities.

   The following discussion contains a description of the material provisions of the preferred securities guarantee agreement and is subject to, and is qualified in its entirety by reference to, the preferred securities guarantee agreement and the Trust Indenture Act. We urge you to read the form of the preferred securities guarantee agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   Kingsway Financial agrees to pay in full on a subordinated basis, to the extent described in the preferred securities guarantee agreement, the preferred securities guarantee payments, as defined below, to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. Kingsway Financial's obligations under the preferred securities guarantee are several and independent of the obligations of Funding Co. with respect to the debentures, the obligations of the Trust with respect to the trust preferred securities and Kingsway Financial's obligations under the debenture guarantee.

   The following payments with respect to the trust preferred securities are called the preferred securities guarantee payments and, to the extent not paid or made by the Trust and to the extent that the Trust has funds available for those distributions, will be subject to the preferred securities guarantee:

  . any accumulated and unpaid distributions required to be paid on the trust preferred securities;

  . with respect to any trust preferred securities called for redemption, the redemption price; and

  . upon a voluntary or involuntary dissolution of the Trust (other than in connection with the distribution of debentures to the holders of trust preferred securities in exchange for trust preferred securities), the lesser of:

     .   the amount of the liquidation distribution; and

     . the amount of assets of the Trust remaining available for distribution to holders of trust preferred securities in liquidation of the Trust.

   Kingsway Financial may satisfy its obligations to make a preferred securities guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders. If Kingsway Financial satisfies its obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities, Kingsway Financial will make all such payments without withholding or deduction at the source for or on account of any Canadian Taxes, unless such Canadian Taxes are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of Canada or any province, territory, political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including a holding by a court of competent jurisdiction or by a taxing authority in Canada or any province, territory, or political subdivision thereof). If a withholding or deduction for Canadian Taxes at source is required, Kingsway Financial will, subject to certain limitations and exceptions described below, pay to the holders of the trust preferred securities such additional amounts as may be necessary in order that the net amounts received by such holders after such withholding or deduction will not be less than the amount such holders would have received in

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respect of the trust preferred securities if such Canadian Taxes had not been withheld or deducted; provided, however, that Kingsway Financial will not be required to pay any additional amounts for or on account of:

  . any Canadian Taxes that would not have been imposed but for the fact that the holder (or the beneficial owner) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in Canada or any province, territory, or political subdivision thereof or otherwise had some connection therewith other than by reason of the mere ownership of, or receipt of payment under, such debenture;

  . any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

  . any Canadian Taxes that are imposed or withheld by reason of the failure by the holder (or the beneficial owner) of such debenture to comply with any reasonable and timely written request by Kingsway Financial or its agent addressed to the holder within 60 days of such request (a) to provide information concerning the nationality, residence or identity of the holder (or such beneficial owner) or (b) to make any declaration or other similar claim or satisfy any information, certification, identification, documentation or other reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of Canada or any province, territory or political subdivision thereof as a precondition to exemption from all or part of such Canadian Taxes.

   In addition, Kingsway Financial will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such trust preferred security to any holder who is, for Canadian income tax purposes, a fiduciary or partnership or other than the sole beneficial owner of such trust preferred security to the extent such payment would be required by the laws of Canada (or any province, territory or political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, or a partner of such partnership, or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the trust preferred security.

   The preferred securities guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments on the trust preferred securities, but the preferred securities guarantee only applies to the extent the Trust has funds available for those distributions. If Funding Co. does not make interest payments on the debentures purchased by the Trust, the Trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

   Pursuant to the preferred securities guarantee agreement, each holder (or beneficial owner) of trust preferred securities assigns to Kingsway Financial all of its right, title and interest in any amounts withheld or deducted by Kingsway Financial and/or deposited with the Canada Customs and Revenue Agency or other taxing authority in Canada which were not required to be so withheld or deducted or that have become recoverable or refundable from such authorities under U.S. or Canadian law and in respect of which Kingsway Financial paid additional amounts to such holder. Additionally, pursuant to the preferred securities guarantee agreement, each such holder appoints Kingsway Financial its attorney in fact and agent for purposes of taking all actions and preparing, signing and filing all documents necessary for recovering any such withheld amounts that are so recoverable or refundable, and agrees to execute such documents and take such other actions as are reasonably requested by Kingsway Financial in order to recover such amounts or obtain such refund.

Status of the Guarantee

   The guarantee constitutes Kingsway Financial's unsecured obligation that ranks subordinate and junior in right of payment to all of our senior debt. Kingsway Financial expects to incur additional indebtedness in the future, although it has no specific plans in this regard presently other than described in this prospectus, and, except in limited circumstances, neither the indenture nor the preferred securities guarantee limits the amounts of the obligations that Kingsway Financial may incur.

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   The preferred securities guarantee constitutes a guarantee of payment and not of collection. If Kingsway Financial fails to make payments under the preferred securities guarantee when required, holders of trust preferred securities may institute a legal proceeding directly against it to enforce their rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not paid by the Trust or upon distribution of the debentures to the holders of the trust preferred securities.

Amendments

   Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the preferred securities guarantee agreement may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default; Remedies

   An event of default under the preferred securities guarantee agreement will occur upon Kingsway Financial's failure to make any required preferred securities guarantee payments or to perform any other obligations under the preferred securities guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the preferred securities guarantee agreement.

   If an event of default under the preferred securities guarantee agreement occurs, Kingsway Financial will not be permitted to:

  . declare or pay a dividend or distribution on any of its outstanding capital stock;

  . redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

  . make or permit any subsidiary to make a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, the debenture guarantee or the subordinated notes issued by Kingsway America to Funding Co., as the case may be ; or

  . make or permit any subsidiary to make any guarantee payments with respect to any guarantee of any debt security (other than payments under the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures or the debenture guarantee, as the case may be.

   Any holder of trust preferred securities may institute and prosecute a legal proceeding directly against Kingsway Financial to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against Funding Co., the Trust, the guarantee trustee or any other person or entity.

   Kingsway Financial is required to periodically provide to the guarantee trustee a certificate as to whether or not it is in compliance with all of the conditions precedent and covenants applicable to it under the preferred securities guarantee agreement. Kingsway Financial is also required to provide the guarantee trustee, the SEC and the holders of the trust preferred securities all information required pursuant to the Trust Indenture Act.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

  .   full payment of the redemption price of the trust preferred securities;

  .   full payment of the amounts payable upon liquidation of the Trust; or

  . distribution of the debentures to the holders of the trust preferred securities.

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

   If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

   The guarantee trustee, other than during the occurrence and continuance of Kingsway Financial's default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred, and is actually known to the trustee and is continuing, the guarantee trustee must enforce the preferred securities guarantee for the benefit of the holders and must exercise the rights and powers vested in it by the preferred securities guarantee, and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

   The guarantee will be governed by New York law.

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

              RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                       THE DEBENTURES AND THE GUARANTEES

Full and Unconditional Guarantee

   Kingsway Financial irrevocably guarantees, as and to the extent described in this prospectus, payments of distributions and other amounts due on the trust preferred securities, to the extent the Trust has funds available for the payment of these amounts. Funding Co., Kingsway Financial and the Trust believe that, taken together, the obligations of Funding Co. and Kingsway Financial under the debentures, the indenture, the trust agreement, the preferred securities guarantee agreement and the debenture guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee on the payments of distributions or other amounts due on the trust preferred securities. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the trust preferred securities.

   If and to the extent that Funding Co. does not make payments on the debentures, the Trust will not pay distributions or other amounts due on the trust preferred securities. Kingsway Financial's preferred securities guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against Funding Co. for enforcement of payment of the distributions on the debentures to the Trust. Kingsway Financial's obligations under the guarantee are subordinated and junior in right of payment to all of its other indebtedness.

   Kingsway Financial will fully and unconditionally guarantee all payments with respect to the debentures. The debenture guarantee will be an unsecured obligation of Kingsway Financial, subordinated in right of payment to the prior payment in full of all Kingsway Financial's senior debt as described above under "Description of the Debenture and the Debenture Guarantee--Subordination." The debenture guarantee will rank equally with the guarantee by Kingsway Financial of any other subordinated debentures issued under the indenture to the Trust or similar trusts.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

  . the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  . the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . Funding Co. will pay for any and all costs, expenses and liabilities of the Trust, except the obligations of the Trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

  . the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Enforcement Rights of Holders of Trust Preferred Securities

   A holder of any trust preferred security may institute a legal proceeding directly against Kingsway Financial to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee, Funding Co., the Trust or any other person. A default or event of default under any of Funding Co.'s senior debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, its senior debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

   The trust preferred securities evidence preferred undivided beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from Funding Co. the principal amount of and interest accrued on debentures (or from Kingsway Financial under the debenture guarantee) held, while a holder of trust preferred securities is entitled to receive distributions from the Trust (or from Kingsway Financial under the preferred securities guarantee) if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

   Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution.

   Upon Funding Co.'s or Kingsway Financial's voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of them. Therefore, the property trustee would be subordinated in right of payment to all of their respective senior debt, but is entitled to receive payment in full of principal and interest before any of their respective shareholders receive payments or distributions. Since Kingsway Financial is the guarantor under the preferred securities guarantee and the debenture guarantee and Funding Co. has agreed to pay for all costs, expenses and liabilities of the Trust other than the obligations of the Trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the debentures relative to Kingsway Financial's other creditors and to Kingsway Financial's stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

   This summary outlines the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the trust preferred securities and the debentures resulting from this offering and outlines the U.S. federal income tax treatment of the Trust as of the date of this prospectus.

   Except where we state otherwise, this summary deals only with the trust preferred securities held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, by a holder who:

  .   is a United States Person, as defined below; and

  . acquires the trust preferred securities upon original issuance at their original issue price.

   United States Person means a beneficial owner of trust preferred securities that, for U.S. federal tax purposes, is:

  .   a citizen or resident of the United States;

  . a corporation, partnership or other entity taxable as a corporation or partnership that is created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to U.S. federal income taxation without regard to its source; or

  .   a trust that:

     . is subject to the primary supervision of a court within the United States and the control of one or more United States Persons, or

     . has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States Person.

   This discussion does not discuss all of the U.S. federal income tax consequences, or, except as specifically noted, any other tax consequences, of the acquisition, ownership and disposition of the trust preferred securities that may be relevant to beneficial owners. Nor does it address tax consequences to beneficial owners who are subject to special rules, such as:

  .   banks;

  .   thrift institutions;

  .   real estate investment trusts;

  .   regulated investment companies;

  .   insurance companies;

  .   dealers in securities or currencies;

  . securities traders that elect to use a mark to market method of accounting for their securities holdings;

  .   tax-exempt organizations;

  . persons holding the trust preferred security as a position in a straddle, or as part of a hedging, conversion, or constructive sale transaction;

  . persons that have a functional currency other than the United States dollar; and

  . except with respect to the discussion under the caption Non-United States Holders, persons who are not United States Persons.

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

   In addition, this discussion does not address:

  . the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of the trust preferred securities;

  . the United States alternative minimum tax consequences of purchasing, owning and disposing of the trust preferred securities; or

  . any state, local or foreign tax consequences of purchasing, owning and disposing of the trust preferred securities.

   This discussion is based on U.S. federal income tax laws in effect on the date of this prospectus, including applicable regulations and administrative and judicial interpretations. Changes to any of these laws, regulations or interpretations after this date may affect the tax consequences described below, possibly on a retroactive basis.

   Some of the authorities on which this discussion is based are subject to various interpretations, and either the IRS or the courts could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus. Accordingly, we cannot assure you that the IRS will not challenge the consequences of the acquisition, ownership and disposition of the trust preferred securities outlined in this prospectus or that a court would not sustain such a challenge.

   The U.S. federal income tax discussion set forth below is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other laws.

Classification of the Trust

   At the closing of this offering, the law firm of Lord, Bissell & Brook will render an opinion that the Trust will be classified for U.S. federal income tax purposes as a grantor trust and not an association taxable as a corporation based on and subject to the facts and assumptions set forth in the opinion, including the assumption that there will be full compliance with the terms of the trust agreement, the indenture and certain other documents.

   Under the rules for grantor trusts, you generally will be considered the owner of an undivided interest in the debentures owned by the Trust for U.S. federal income tax purposes. Accordingly, when you acquire the trust preferred securities, you will be treated as acquiring an interest in the debentures and you will be required to include all income or gain recognized for U.S. federal income tax purposes with respect to your share of the debentures in your gross income for U.S. federal income tax purposes, whether or not you receive distributions on your trust preferred securities. Further, as described below in more detail, the distribution of the debentures to you upon liquidation of the Trust would not be a taxable event for U.S. federal income tax purposes. In contrast, if the Trust were treated as an association taxable as a corporation, it would be taxable on its interest income from the debentures, and if it distributed the debentures, the Trust would also be taxable on any gain realized upon the distribution, and the distribution would likely constitute a taxable event to you. In that case, upon the distribution of the debentures, you would recognize gain or loss equal to the difference between your adjusted tax basis in your trust preferred securities and the fair market value of the debentures you received. The remainder of this discussion assumes that the Trust will be treated as a grantor trust and not as an association taxable as a corporation.

Classification of Funding Co.'s Debentures

   The debentures are intended to be classified for U.S. federal income tax purposes as indebtedness of Funding Co. By acceptance of the trust preferred securities, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. We cannot assure you that the IRS will not challenge this position. The remainder of this discussion assumes that the debentures will be treated as indebtedness of Funding Co. for U.S. federal income tax purposes.

Interest Income and Original Issue Discount

   We anticipate that the debentures will not be issued with an issue price that is less than their stated redemption price at maturity. Under applicable United States Treasury regulations, a contingency that stated interest will not be timely paid that is remote will be ignored in determining whether a debt instrument is issued with original issue discount, or OID. As a result of terms and conditions of the debentures that prohibit payments with respect to Funding Co.'s and Kingsway Financial's capital stock and indebtedness if Funding Co. elects to defer interest payments, we believe that the likelihood of Funding Co. exercising its option to defer payments is remote. Based on the foregoing, we believe that the debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, you should include in gross income your allocable share of interest on the debentures at the time that it is paid or accrued in accordance with your regular method of accounting, although the IRS could take a contrary position. The following discussion assumes that unless and until Funding Co. exercises its option to defer interest on the debentures, the debentures will not be treated as issued with OID.

   If Funding Co. exercised its right to defer payments of interest on the debentures (or if the exercise of such option was determined not to be remote), the debentures would be treated as issued with OID at the time of such exercise (or at the time of issuance if the exercise of such option was determined not to be remote). In such case, you will be subject to the special OID rules described below. Once the debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

   Under the OID economic accrual rules, the following occurs:

  . regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the debentures using the constant-yield-to-maturity method of accrual;

  . the actual cash payments of interest you receive on the debentures would not be reported separately as taxable income;

  . any amount of OID included in your gross income (whether or not during a deferral period) with respect to the debentures would increase your tax basis in such debentures; and

  . the amount of distributions in respect of such accrued OID would reduce your tax basis in such debentures.

   Because the debentures are debt for U.S. federal income tax purposes, corporate holders will not be entitled to a dividends received deduction with respect to any income in respect of the trust preferred securities.

Foreign Tax Credits

   If with respect to any guarantee payment that Kingsway Financial makes under the debenture guarantee or the preferred securities guarantee, Kingsway Financial pays additional amounts to holders of debentures or trust preferred securities, as the case may be, as a result of being required to withhold or deduct Canadian Taxes at source, those additional amounts will likely be taxable as foreign source income to holders who are United States Persons. However, Canadian Taxes in the amount of those additional amounts will generally be treated as foreign income taxes eligible for (a) credit against the holder's U.S. federal income tax liability, subject to limitations in the Code and the Income Tax Convention between the United States and Canada, or (b) at the holder's election, deduction in computing the holder's taxable income for U.S. federal income tax purposes.

Receipt of Debentures or Cash Upon Liquidation of the Trust

   Under certain circumstances described above, the Trust may distribute the debentures to you in exchange for your trust preferred securities in liquidation of the Trust. Except as discussed below, a distribution of the debentures would not be a taxable event for U.S. federal income tax purposes. In that case, you would have an aggregate adjusted tax basis in the debentures you receive equal to your aggregate adjusted basis in your trust preferred securities, and your holding period for the debentures you receive would include the period during which you held your trust preferred securities.

   Under certain circumstances, Funding Co. may redeem debentures from the Trust for cash and the Trust may distribute the proceeds of this redemption to you in exchange for your trust preferred securities. This redemption would be taxable for U.S. federal income tax purposes, and you would recognize gain or loss as if you had sold the trust preferred securities for cash. See "Sales of Trust Preferred Securities" below.

Sales of Trust Preferred Securities

   If you sell the trust preferred securities, or the trust preferred securities are redeemed for cash, you will recognize gain or loss, as the case may be, equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized on the sale or redemption of the trust preferred securities. Unless a debenture is treated as having OID, any portion of the amount you receive that is attributable to accrued interest will be treated as interest income and will not be treated as part of the amount realized for purposes of determining your gain or loss on the disposition of trust preferred securities. If, however, the debentures are treated as having OID, the basis of the trust preferred securities would be increased by OID included in your gross income to the date of disposition, and decreased by payments received on the trust preferred securities other than any interest for the period prior to the date that the debentures are treated as issued with OID. Any gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the trust preferred securities as a capital asset for more than one year prior to the date of disposition. In the case of individuals, trusts and estates, long-term capital gains generally are taxed at a lower rate than short-term capital gains. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income.

Market Discount and Acquisition Premium

   Holders of trust preferred securities other than holders who acquired the trust preferred securities upon original issuance may be considered to have acquired their trust preferred securities with "market discount" or "acquisition premium" as those phrases are defined for U.S. federal income tax purposes. Such holders are advised to consult their own tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

Non-United States Holders

   The following discussion applies to you only if you would be a beneficial owner of the trust preferred securities and are not a United States Person as defined above. Under present U.S. federal income tax law, if you are not engaged in a trade or business in the United States:

  . No withholding of U.S. federal income tax will be required with respect to the payment by Funding Co., the Trust or any paying agent of principal or interest, including any OID, on the trust preferred securities or the debentures provided that:

     . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     . you are not a controlled foreign corporation as defined in the Code that is related to us through stock ownership;

     . you are not a bank whose receipt of interest on a debenture or trust preferred security is described in Section 881(c)(3)(A) of the Code;

     .   you are not a foreign private foundation; and

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

     . either (a) you provide your name and address on IRS Form W-8BEN or another appropriate form and certify, under penalties of perjury, that you are not a United States Person, or (b) a financial institution holding the trust preferred security (or the debenture) on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or another appropriate form from you and provides us with a copy;

  . If you do not satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed:

     . IRS Form W-8BEN or another appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable tax treaty; or

     . IRS Form W-8ECI or another appropriate form stating that interest received on the trust preferred securities or the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

  . No withholding of U.S. federal income tax will be required with respect to any gain realized by you upon the sale or other disposition of the trust preferred securities or the debentures if you provide appropriate documentation that you are not a United States Person.

   If you are engaged in a trade or business in the United States and income on the trust preferred securities and/or the debentures is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that income on a net income basis in the same manner as if you were a United States Person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

   Any gain realized upon the sale or disposition of the trust preferred securities and/or the debentures generally will not be subject to U.S. federal income tax unless:

  . the gain is effectively connected with a United States trade or business conducted by you; or

  . if you are a non-United States holder who is an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition.

   Your estate will not be subject to U.S. federal estate tax on the trust preferred securities or the debentures beneficially owned by you at the time of your death, provided that:

  . you do not own 10% or more of the total combined voting power of all classes of our voting stock; and

  . interest on the trust preferred securities or debentures would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

   The consequences to non-United States holders of acquiring, owning and disposing of the debentures and/or the trust preferred securities described above may be modified by an applicable tax treaty. Non-United States holders should consult their tax advisors about the rules concerning the tax consequences to them of acquiring, owning and disposing of the debentures and/or the trust preferred securities, including withholding on payments to non-United States holders and the potential applicability of tax treaties.

Backup Withholding Tax and Information Reporting

   The amount of interest paid and any OID accrued on the debentures held directly or through the trust preferred securities by United States Persons, other than corporations and other exempt recipients, will be reported annually to the IRS. Funding Co. or the Trust will report the amount of such income to holders by January 31st following each calendar year.

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

   Backup withholding will apply to payments of interest, dividends and payments of redemption or other disposition proceeds to you if you are a non-exempt United States Person unless you furnish your taxpayer identification number in the manner prescribed in applicable Treasury regulations (generally, on an IRS Form W-9), certify under penalties of perjury, that this number is correct, and meet certain other conditions. The backup withholding rate is 30% in 2002 and 2003, 29% in 2004 and 2005, and 28% in 2006. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

   The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of the trust preferred securities. Holders of the trust preferred securities should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                 UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, dated
      , 2002, among Kingsway Financial, Funding Co., the Trust and Advest, Inc., as representative of the underwriters, the Trust has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the Trust, the following respective aggregate liquidation amounts of trust preferred securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                   Liquidation
                                                 Amount of Trust
                                                    Preferred
                                                 Securities to be
               Name of Underwriter                  Purchased
               -------------------               ----------------
               Advest, Inc......................       US$
               Ferris, Baker Watts, Incorporated       US$
               Keefe, Bruyette & Woods, Inc.....       US$
               Raymond James & Associates, Inc..       US$
               Sandler O'Neill & Partners, L.P..       US$
               Putnam Lovell Securities Inc.....       US$
                                                       ---
               Total............................       US$
                                                       ===

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the trust preferred securities offered hereby if any of such trust preferred securities are purchased.

   The underwriters have advised us that they propose to offer the trust preferred securities to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of US$ per trust preferred security. The underwriters may allow, and such dealers may reallow, a concession not in excess of US$ per trust preferred security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the underwriters.

   The Trust has granted to the underwriters an option, exercisable not later than 30 days after the date of the underwriting agreement, to purchase up to an
additional     trust preferred securities at the public offering price. To the extent that the underwriters exercise such option, the Trust will be obligated, pursuant to the option, to sell such trust preferred securities to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the trust preferred securities offered in this prospectus. If purchased, the underwriters will offer these additional trust preferred securities on the same terms as those on which the US$25 aggregate liquidation amount of the trust preferred securities are being offered.

   In connection with this offering, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the SEC's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the trust preferred securities. Such transactions may include over-allotment transactions in which the underwriters create a short position for their own account by selling more trust preferred securities than they are committed to purchase from the Trust. In such a case, to cover all or part of the short position, the underwriters may exercise the over-allotment option described above or may purchase trust preferred securities in the open market following completion of the initial offering of the trust preferred securities. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the trust preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the trust preferred securities. The underwriters also may reclaim any selling concessions allowed to an underwriter or dealer if the underwriters repurchase shares distributed by that underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the trust preferred securities at a level above that which might otherwise prevail in the open market. We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust preferred securities. The underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

   In view of the fact that the proceeds from the sale of the trust preferred securities will be used to purchase Funding Co.'s debentures, the underwriting agreement provides that Funding Co. will pay as compensation for the underwriters' arranging the investment of such proceeds an amount of US$ per trust preferred security (or US$ (US$ if the over-allotment option is exercised in full) in the aggregate).

   Because the National Association of Securities Dealers, Inc. is expected to view the trust preferred securities as interests in a direct participation program, this offering is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

   The trust preferred securities are a new issue of securities with no established trading market. The representatives have advised the Trust and us that they intend to make a market in the trust preferred securities. However, the underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of each of the underwriters. No assurance can be given as to the development or liquidity of any market for the trust preferred securities.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

   Advest, Raymond James and National Bank Financial Inc., an affiliate of Putnam Lovell, have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

                                 LEGAL MATTERS

   Certain legal matters with respect to United States and Illinois law will be passed upon for Kingsway Financial, Funding Co. and the Trust by Lord, Bissell & Brook, Chicago, Illinois.

   Various legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

   The validity of the preferred securities under Delaware law will be passed upon on behalf of Kingsway Financial, Funding Co. and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

   KPMG LLP, independent auditors, have audited our consolidated financial statements as at December 31, 2001 and 2000 and for each of the years then ended, as set forth in their auditors' report. We have included our consolidated financial statements in this prospectus in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

   The financial statements of American Country Holdings, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in the registration statement to which this prospectus is a part have been so included in reliance on the audit report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the American Institute of Certified Public Accountants.

                       ENFORCEMENT OF CIVIL LIABILITIES

   Kingsway Financial is incorporated under the laws of Ontario, Canada. Most of its directors and executive officers are residents of Canada and a substantial portion of its assets and the assets of these persons are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon Kingsway Financial or such directors and officers or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities of us or such directors and officers under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States. In addition, investors should not assume the courts of Canada or other non-U.S. jurisdictions would enforce: (a) judgments of United States courts obtained in actions against us or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or blue sky laws of any state within the United States, or (b) in original actions, liabilities against Kingsway Financial or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Under a multi jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. You may read and copy all or any portion of any reports, statements or other information we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We do not expect that Funding Co. or the Trust will file reports and other information under the Exchange Act with the SEC. No separate financial statements of Funding Co. or the Trust have been included in this prospectus and no separate financial statements will be made publicly available in the future. Our future reports filed under the Exchange Act will include a footnote to our audited consolidated financial statements stating that:

  .   the Trust is wholly-owned;

  . the sole assets of the Trust are the debentures, specifying the debentures outstanding principal amount, interest rate and maturity date; and

  . our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the Trust under the trust preferred securities.

   This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus does not contain all the information set forth in the registration statement and all of its exhibits and schedules. For further information on the trust preferred securities, the debentures, the preferred securities guarantee and the debenture guarantee, Kingsway Financial Services Inc., Kingsway Financial Capital Trust I, Kingsway America Inc. and Kingsway U.S. Funding Inc., you should review our registration statement, its exhibits and the documents incorporated by reference into this prospectus. This prospectus summarizes material provisions of the contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement. Copies of these documents will, so long as any trust preferred securities are outstanding, be available for inspection during usual business hours at the specified office of the paying agent in Delaware.

Incorporation of Information About Us

   The SEC allows us to "incorporate by reference" into this prospectus the information that we file with them, which means that:

  .   the incorporated documents are considered part of this prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically be considered to update and supersede the information in this prospectus.

   We incorporate by reference into this prospectus:

  . Kingsway's Annual Report on Form 40-F for the year ended December 31, 2001, filed with the SEC on May 17, 2002; and

  .   Kingsway's Report on Form 6-K filed with the SEC on April 15, 2002.

   All subsequent reports that we file on Form 40-F under the Securities Exchange Act of 1934 prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus. We may also incorporate any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering if the Form 6-K filing specifically states that it is incorporated by reference into this prospectus.

   In addition, all filings that we make pursuant to the Securities and Exchange Act of 1934 after the initial registration statement and prior to the effectiveness of the registration shall be deemed to be incorporated by reference into this prospectus.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that it is modified or superseded by a statement that is in this prospectus or in any later filed document that is or is deemed to be incorporated by reference. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus, except as modified or superseded.

   You may request a copy, at no cost, of any or all of the filings that are incorporated by reference into this prospectus, excluding exhibits (other than those that we specifically incorporate by reference into the documents that you request) by contacting us, orally or in writing, at the following address:

      Mr. Michael Slan
      Corporate Secretary
      Suite 4400
      Royal Trust Tower
      Toronto-Dominion Centre
      Toronto, Ontario M5K 1G8

   You may also obtain a copy of any documents that we incorporate by reference in this prospectus, at no cost, at the office of the paying agent in Delaware.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                      Page
                                                                                                      ----
Kingsway Financial Services Inc.

Interim Consolidated Financial Statements
   Consolidated Balance Sheets as at June 30, 2002 and December 31, 2001.............................  F-2
   Consolidated Statements of Operations for the three and six months ended June 30, 2002 and
     2001............................................................................................  F-3
   Consolidated Statements of Retained Earnings for the six months ended June 30, 2002 and 2001......  F-4
   Consolidated Statements of Cash Flows for the three and six months ended June 30, 2002 and
     2001............................................................................................  F-5
   Notes to Consolidated Financial Statements........................................................  F-6
   Reconciliation with United States Generally Accepted Accounting Principles........................ F-10

Annual Consolidated Financial Statements
   Management Statement on Responsibility for Financial Information.................................. F-14
   Auditors' Report to the Shareholders.............................................................. F-16
   Appointed Actuary's Report........................................................................ F-17
   Consolidated Balance Sheets as at December 31, 2001 and 2000...................................... F-18
   Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999........ F-19
   Consolidated Statements of Retained Earnings for the years ended December 31, 2001, 2000 and
     1999............................................................................................ F-20
   Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999........ F-21
   Notes to Consolidated Financial Statements........................................................ F-22

Unaudited Proforma Financial Information
   Introduction...................................................................................... F-38
   Unaudited Proforma Consolidated Statements of Operations for the year ended December 31,
     2001............................................................................................ F-39
   Unaudited Proforma Consolidated Statements of Operations for the six months ended June 30,
     2002............................................................................................ F-41

American Country Holdings Inc.

Interim Consolidated Financial Statements
   Consolidated Balance Sheets as at March 31, 2002 and December 31, 2001............................ F-42
   Consolidated Statements of Income for the three months ended March 31, 2002 and 2001.............. F-43
   Consolidated Statements of Stockholders' Equity for the three months ended March 31, 2002 and for the year ended December 31, 2001................................................................ F-44
   Consolidated Statements of Cash Flows for the three months ended March 31, 2002 and 2001.......... F-45
   Notes to Consolidated Financial Statements........................................................ F-46

Annual Consolidated Financial Statements
   Report of Independent Accountants................................................................. F-51
   Consolidated Balance Sheets as at December 31, 2001 and 2000...................................... F-52
   Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999............ F-53
   Consolidated Statements of Stockholders' Equity for the years ended December 31, 2001, 2000 and
     1999............................................................................................ F-54
   Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999........ F-55
   Notes to Consolidated Financial Statements........................................................ F-56

                       KINGSWAY FINANCIAL SERVICES INC.
                          CONSOLIDATED BALANCE SHEETS
                      (In thousands of Canadian dollars)

                                                              As at      As at
                                                            June 30,    Dec. 31,
                                                              2002        2001
                                                           ----------- ----------
                                                           (unaudited)
ASSETS
Cash...................................................... $  139,200  $   96,200
Investments...............................................  1,413,321   1,126,998
Accrued investment income.................................     17,331      12,173
Accounts receivable and other assets......................    329,992     176,692
Due from reinsurers and other insurers....................    166,748     131,462
Deferred policy acquisition costs.........................    138,801      95,717
Income taxes recoverable..................................      7,861       1,246
Future income taxes.......................................     43,008      23,086
Capital assets............................................     41,303      38,643
Goodwill..................................................     78,025      76,527
                                                           ----------  ----------
                                                           $2,375,590  $1,778,744
                                                           ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Bank indebtedness...................................... $  175,602  $  144,516
   Accounts payable and accrued liabilities...............     91,940      76,548
   Unearned premiums......................................    632,976     424,120
   Unpaid claims..........................................    919,726     589,963
   Other liabilities......................................      4,777       6,755
                                                           ----------  ----------
                                                            1,825,021   1,241,902
                                                           ----------  ----------
Shareholders' equity
   Share capital..........................................    356,964     356,232
       Issued and outstanding number of common shares
        48,760,546--June 30, 2002
        48,657,206--December 31, 2001
   Currency translation adjustment........................     (3,987)     15,499
   Retained earnings......................................    197,592     165,111
                                                           ----------  ----------
                                                              550,569     536,842
                                                           ----------  ----------
                                                           $2,375,590  $1,778,744
                                                           ==========  ==========

         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                                  (unaudited)
         (In thousands of Canadian dollars, except per share amounts)

                                                       Three Months Ended   Six Months Ended
                                                            June 30,            June 30,
                                                       ------------------  ------------------
                                                         2002      2001      2002      2001
                                                       --------  --------  --------  --------
Gross premiums written................................ $502,647  $260,127  $919,044  $476,162
                                                       --------  --------  --------  --------
Net premiums written.................................. $469,829  $249,838  $870,146  $456,852
                                                       --------  --------  --------  --------
Revenue:
   Net premiums earned................................ $399,277  $194,867  $709,646  $357,073
   Investment income..................................   16,981    11,567    30,751    25,076
   Net realized gains.................................    1,604     3,187     5,317     5,045
                                                       --------  --------  --------  --------
                                                        417,862   209,621   745,714   387,194
Expenses:
   Claims incurred....................................  286,125   135,032   505,914   250,243
   Commissions and premium taxes......................   79,061    35,865   143,208    63,174
   General and administrative expenses................   33,808    20,909    58,046    40,091
   Interest expense...................................    2,932     3,301     5,754     5,866
                                                       --------  --------  --------  --------
                                                        401,926   195,107   712,922   359,374
                                                       --------  --------  --------  --------
Income before income taxes............................   15,936    14,514    32,792    27,820
Income taxes..........................................     (286)    1,639       311     4,300
                                                       --------  --------  --------  --------
Net income before goodwill............................   16,222    12,875    32,481    23,520
                                                       --------  --------  --------  --------
Amortization of goodwill, net of applicable income tax       --     1,445        --     2,928
                                                       --------  --------  --------  --------
Net income............................................ $ 16,222  $ 11,430  $ 32,481  $ 20,592
                                                       ========  ========  ========  ========
Earnings per share before goodwill:
   Basic:............................................. $   0.34  $   0.38  $   0.67  $   0.69
   Diluted:........................................... $   0.33  $   0.37  $   0.66  $   0.68
Earnings per share:
   Basic:............................................. $   0.34  $   0.33  $   0.67  $   0.60
   Diluted:........................................... $   0.33  $   0.33  $   0.66  $   0.60
Weighted average shares outstanding:
   Basic:.............................................   48,750    34,112    48,714    34,092
   Diluted:...........................................   49,445    34,701    49,486    34,594

Claims ratio..........................................     71.7%     69.3%     71.3%     70.1%
Expense ratio.........................................     28.2%     29.1%     28.4%     28.9%
Combined ratio........................................     99.9%     98.4%     99.7%     99.0%

Underwriting profit................................... $    283  $  3,061  $  2,478  $  3,565
Return on equity (annualized).........................     11.8%     15.6%     11.9%     14.5%
Book value per share..................................                     $  11.29  $   8.69

         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                                  (unaudited)
                      (In thousands of Canadian dollars)

                                                   Six Months Ended
                                                       June 30,
                                                   -----------------
                                                     2002     2001
                                                   -------- --------
            Retained earnings, beginning of period $165,111 $120,180
            Net income for the period.............   32,481   20,592
                                                   -------- --------
            Retained earnings, end of period...... $197,592 $140,772
                                                   ======== ========

         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (unaudited )
                      (In thousands of Canadian dollars)

                                                  Three Months Ended      Six Months Ended
                                                       June 30,               June 30,
                                                 --------------------  ----------------------
                                                    2002       2001        2002        2001
                                                 ---------  ---------  -----------  ---------
Cash provided by (used in):
Operating activities:
Net income...................................... $  16,222  $  11,430  $    32,481  $  20,592
Items not affecting cash
   Amortization.................................     1,782      2,916        3,114      5,754
   Future income taxes..........................    (2,974)       929       (4,342)     4,314
   Net realized gains...........................    (1,604)    (3,187)      (5,317)    (5,045)
   Amortization of bond premiums & discounts....       257     (1,507)       1,024     (3,352)
                                                 ---------  ---------  -----------  ---------
                                                    13,683     10,581       26,960     22,263
Net change in non-cash balances:................    92,806     39,607      140,535     52,079
                                                 ---------  ---------  -----------  ---------
                                                   106,489     50,188      167,495     74,342
Financing activities:
   Increase of share capital, net...............       259        611          732        737
   Increase (decrease) in bank indebtedness.....    38,160       (615)      38,154     (3,797)
                                                 ---------  ---------  -----------  ---------
                                                    38,419         (4)      38,886     (3,060)
Investing activities:
   Purchase of investments......................  (720,009)  (513,146)  (1,399,678)  (994,308)
   Proceeds from sale of investments............   649,785    482,912    1,266,635    944,384
   Financed premiums receivable, net............    (2,078)   (15,199)       9,330    (12,105)
   Purchase of subsidiary, net of cash acquired.   (34,428)        --      (34,428)        --
   Additions to capital assets..................    (2,515)    (5,750)      (5,240)    (7,455)
                                                 ---------  ---------  -----------  ---------
                                                  (109,245)   (51,183)    (163,381)   (69,484)
Increase (decrease) in cash during period.......    35,663       (999)      43,000      1,798
Cash, beginning of period.......................   103,537     32,637       96,200     29,840
                                                 ---------  ---------  -----------  ---------
Cash, end of period............................. $ 139,200  $  31,638  $   139,200  $  31,638
                                                 =========  =========  ===========  =========

         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
              (Tabular amounts in thousands of Canadian dollars)

1.  Basis of presentation

   These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2001 as set out on pages 39 to 52 of the Company's 2001 Annual Report. These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies as were used for the Company's consolidated financial statements for the year ended December 31, 2001, except as described in note 2 below.

2.  Goodwill and other intangible assets

   As reported on page 45 of the Company's 2001 Annual Report, effective January 1, 2002, all existing goodwill and intangible assets with indefinite lives which are currently included in our Consolidated Balance Sheets ceased to be amortized to income over time, and are subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value. Any excess of book value over fair value will be charged to income in the period in which the impairment is determined. The Company currently has no intangible assets with indefinite lives. The Company adopted this new accounting standard prospectively.

   As a result of the adoption of this new standard, no goodwill amortization, net of applicable income tax, was recorded in the six months ended June 30, 2002 compared with $2,928,000 recorded in the first six months of last year.

3.  Stock-based compensation plans

   Effective January 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants for Stock-Based Compensation and other Stock-Based Payments. As permitted by the new standards and as reported on page 46 and 47 of the Company's 2001 Annual Report, the Company applies the intrinsic-value method of accounting for stock-based compensation awards granted to employees and non-employee directors. Accordingly, no compensation expense has been recognized in the consolidated statement of operations for stock option awards.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)
              (Tabular amounts in thousands of Canadian dollars)


   The new recommendations require certain pro forma and other information to be disclosed as if the Company had measured the compensation element of stock options granted based on the fair value on the date of grant as follows:

                                              Three Months Ended
                                                 June 30,
                                              ------------------
                                               2002      2001
                                               -------  -------
                   Net Income
                      As reported............ $16,222   $11,430
                      Pro forma..............  15,749    11,165
                   Basic earnings per share
                      As reported............ $  0.34   $  0.33
                      Pro forma..............    0.32      0.33
                   Diluted earnings per share
                      As reported............ $  0.33   $  0.33
                      Pro forma..............    0.32      0.32

                                              Six Months Ended
                                                 June 30,
                                              ---------------
                                               2002     2001
                                              -------  -------
                   Net Income
                      As reported............ $32,481  $20,592
                      Pro forma..............  31,536   20,063
                   Basic earnings per share
                      As reported............ $  0.67  $  0.60
                      Pro forma..............    0.65     0.59
                   Diluted earnings per share
                      As reported............ $  0.66  $  0.60
                      Pro forma..............    0.64     0.58

   The effects of the pro forma disclosures are not likely to be representative of the effects for future years, because options vest over several years and additional awards may be made in future years. The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                         As of June 30,
                                                                       -------------------
                                                                         2002      2001
                                                                       --------- ---------
Risk-Free interest rate...............................................      5.5%      5.6%
Dividend yield........................................................      0.0%      0.0%
Volatility of the expected market price of the Company's common shares     59.1%     62.2%
Expected option life (in years)....................................... 5.4 years 5.5 years

   The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. As the Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the above pro forma adjustments are not necessarily a reliable single measure of the fair value of the Company's employee stock options.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)
              (Tabular amounts in thousands of Canadian dollars)


4.  Segmented information

   The Company provides property and casualty insurance and other insurance related services in three reportable segments, Canada, the United States and corporate and other insurance related services. The Company's Canadian and United States segments include transactions with the Company's reinsurance subsidiaries. At the present time, other insurance related services are not significant. Results for the Company's operating segments are based on the Company's internal financial reporting systems and are consistent with those followed in the preparation of the consolidated financial statements.

                                   Three Months Ended June 30, 2002
                              ------------------------------------------
                                                      Corporate
                               Canada   United States and Other  Total
                              --------  ------------- --------- --------
       Gross premiums written $140,459    $362,188     $   --   $502,647
       Revenue...............  107,216     310,480        166    417,862
       Interest expense......       --       2,515        417      2,932
       Net income............   (2,311)     17,730        803     16,222

                                   Three Months Ended June 30, 2001
                               -----------------------------------------
                                                      Corporate
                                Canada  United States and Other  Total
                               -------- ------------- --------- --------
        Gross premiums written $105,359   $154,768     $   --   $260,127
        Revenue...............   86,729    122,988        (96)   209,621
        Interest expense......       --      2,991        310      3,301
        Goodwill amortization.      175      1,473         --      1,648
        Net income............    6,635      3,879        916     11,430

                                    Six Months ended June 30, 2002
                             --------------------------------------------
                                                     Corporate
                              Canada   United States and Other   Total
                             --------  ------------- --------- ----------
      Gross premiums written $232,784   $  686,260    $    --  $  919,044
      Revenue...............  195,768      548,745      1,201     745,714
      Interest expense......       --        5,058        696       5,754
      Net income............   (3,498)      33,114      2,865      32,481
      Total assets..........  753,311    1,594,682     27,597   2,375,590
      Goodwill..............    6,835       71,190         --      78,025
      Additions to goodwill.       --        5,125         --       5,125

                                    Six Months ended June 30, 2001
                              -------------------------------------------
                                                     Corporate
                               Canada  United States and Other   Total
                              -------- ------------- --------- ----------
       Gross premiums written $172,746   $303,416     $    --  $  476,162
       Revenue...............  158,889    228,339         (34)    387,194
       Interest expense......       --      5,281         585       5,866
       Goodwill amortization.      350      2,932          50       3,332
       Net income............    9,236      9,565       1,791      20,592
       Total assets..........  582,173    731,512      17,571   1,331,256
       Goodwill..............    7,185     69,049          --      76,234

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)
              (Tabular amounts in thousands of Canadian dollars)


5.  Investments

   The carrying amounts and fair values of investments are summarized below:

                                       As of June 30, 2002
                                      ---------------------
                                       Carrying    Fair
                                        Amount     Value
                                      ---------- ----------
                    Term deposits.... $  158,929 $  158,809
                    Bonds:
                       Government....    488,756    495,086
                       Corporate.....    559,246    567,858
                    Preferred shares.      9,548      9,258
                    Common shares....    110,937    111,287
                    Financed premiums     85,905     85,905
                                      ---------- ----------
                                      $1,413,321 $1,428,203
                                      ========== ==========

                                      As of December 31, 2001
                                      -----------------------
                                       Carrying     Fair
                                        Amount      Value
                                      ----------  ----------
                    Term deposits.... $  192,191  $  192,163
                    Bonds:
                       Government....    305,003     308,467
                       Corporate.....    425,009     427,271
                    Preferred shares.      9,317       8,328
                    Common shares....    101,879     108,758
                    Financed premiums     93,599      93,599
                                      ----------  ----------
                                      $1,126,998  $1,138,586
                                      ==========  ==========

6.  Acquisitions

   On April 5, 2002, the Company acquired all of the outstanding shares of American Country Holdings, Inc. ("American Country"). The results of American Country's operations have been included in the consolidated financial statements since that date. American Country owns all of the outstanding shares of American Country Insurance Company, an insurer of taxi cabs based in Chicago. The Company paid American Country shareholders cash of US$2.10 per common share for 9,629,473 common shares outstanding and US $12.00 per preferred share for 305,000 preferred shares outstanding.

   The estimated net assets acquired at fair values of the aforementioned subsidiary acquired, were as follows:

                                                 Estimated
                                                  at date
                                                    of
                                                acquisition
                                                -----------
                     Tangible assets acquired..  $ 351,208
                     Intangible assets acquired         --
                     Liabilities assumed.......   (316,441)
                                                 ---------
                     Net identifiable assets...     34,767
                     Consideration paid........     39,892
                                                 ---------
                     Goodwill..................  $   5,125
                                                 =========

   Note: The allocation of the purchase price is subject to further refinement as we complete the valuation of the assets acquired and liabilities assumed.

                       KINGSWAY FINANCIAL SERVICES INC.
                       RECONCILIATION WITH UNITED STATES
                   GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
         (In thousands of Canadian dollars, except per share amounts)
    (Information for the six months periods ended June 30, 2002 and 2001 is unaudited)

   The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. The significant differences between Canadian GAAP and U.S. GAAP, which affect the Company's consolidated financial statements, are described below:

   The following table reconciles the consolidated net income as reported under Canadian GAAP with net income and other comprehensive income in accordance with U.S. GAAP:

                                                                          Six months ended
                                                                              June 30,
                                                                         -----------------
                                                                           2002      2001
                                                                         --------  -------
                                                                            (unaudited)
Net income based on Canadian GAAP....................................... $ 32,481  $20,592
Impact on net income of U.S. GAAP adjustments, net of tax:
   Deferred start-up costs (note 1).....................................      527      513
   Goodwill amortization (note 2).......................................       --       57
   Equity accounting (note 3)...........................................      468      416
   Derivative financial instruments (note 4)............................     (576)      --
                                                                         --------  -------
Net income based on U.S. GAAP........................................... $ 32,900  $21,578
                                                                         ========  =======
Other comprehensive income (loss) adjustments:
   Change in unrealized gain (loss) on investments classified available
     for sale (note 4)..................................................    3,293    4,572
   Change in fair value of interest rate swaps..........................     (320)  (2,868)
   Less: related future income taxes....................................      598     (475)
                                                                         --------  -------
                                                                            3,571    1,229
   Currency translation adjustments in the period.......................  (19,486)   3,346
                                                                         --------  -------
Other comprehensive income (loss).......................................  (15,915)   4,575
                                                                         --------  -------
Total comprehensive income.............................................. $ 16,985  $26,153
                                                                         --------  -------
Basic earnings per share based on U.S. GAAP net income.................. $   0.68  $  0.63
Diluted earnings per share based on U.S. GAAP net income................ $   0.66  $  0.62
                                                                         --------  -------

   The following table reconciles shareholders' equity as reported under Canadian GAAP with shareholders' equity in accordance with U.S. GAAP for the six months ended June 30, 2002 and the year ended December 31, 2001:

                                              Six Months Ended    Year Ended
                                               June 30, 2002   December 31, 2001
                                              ---------------- -----------------
                                                (unaudited)
Shareholders' equity based on Canadian GAAP..     $550,569         $536,842
Other comprehensive income...................        5,257            1,686
Cumulative net income impact:
   Deferred start-up costs (note 1)..........       (2,506)          (3,033)
   Goodwill amortization (note 2)............       (1,213)          (1,213)
   Equity accounting (note 3)................         (134)            (602)
   Derivative financial instruments (note 4).         (576)              --
                                                  --------         --------
Shareholders' equity based on U.S. GAAP......     $551,397         $533,680
                                                  ========         ========

                       KINGSWAY FINANCIAL SERVICES INC.
                       RECONCILIATION WITH UNITED STATES
             GENERALLY ACCEPTED ACCOUNTING PRINCIPLES--(Continued)
         (In thousands of Canadian dollars, except per share amounts)
    (Information for the six months periods ended June 30, 2002 and 2001 is unaudited)


   Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income" requires the Company to disclose items of other comprehensive income in a financial statement and to disclose accumulated balances of other comprehensive income or loss in the equity section of the Company's balance sheet. The total cumulative other comprehensive income amounts to $1,270 and $17,185 as at June 30, 2002 and December 31, 2001, respectively.

(1) Deferred start-up costs:

   Under Canadian GAAP, start-up costs of Avalon Risk Management, Inc. are deferred and amortized over a five year period commencing from the date the start-up period ended. Under U.S. GAAP, such costs are expensed in the periods in which the expenditures are incurred.

(2) Goodwill amortization:

   As reported on page 45 of the Company's 2001 Annual Report, effective January 1, 2002, all existing goodwill which is currently included in the Company's Consolidated Balance Sheets ceased to be amortized to income over time for both Canadian and U.S. GAAP, and is subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value. Any excess of book value over fair value will be charged to income in the period in which the impairment is determined. The Company adopted this new standard prospectively.

   Prior to January 1, 2002, under Canadian GAAP, the amortization of goodwill was shown as the final item in the Statement of Operations, net of applicable taxes, whereas under U.S. GAAP this presentation was not permitted and the applicable taxes would be included in the income tax expense on the Statement of Operations. As a result, under U.S. GAAP, the applicable taxes of $405 for the six months ended June 30, 2001 would be reclassified to increase the goodwill amortization and decrease the income tax expenses. Goodwill amortization would be classified with expenses under U.S. GAAP.

   As a result of the adoption of this new standard, no goodwill amortization was recorded in the six months ended June 30, 2002.

(3) Equity accounting:

   Under Canadian GAAP, the Company's 25% equity investment in an investee is carried at cost as the Company does not have significant influence over the investee. Under U.S. GAAP we are deemed to have significant influence because the Company's equity investment exceeds 20%, and the equity method of accounting is used. This method recognizes the Company's share of net income or loss of the investee. Also, under U.S. GAAP goodwill is recognized, and prior to December 31, 2001 was being amortized over a period of 10 years.

(4) Portfolio investments:

   Under Canadian GAAP, portfolio investments are carried at cost or amortized cost, and where a decline in value of an investment is considered to be other than temporary, a write-down of the investment to its estimated recoverable amount is recorded. Under U.S. GAAP, such investments would be classified as available for sale and are marked to market after write-downs for other than temporary declines in values, and the unrealized gain or loss, net of any future income taxes, is recorded as other comprehensive income, a component of shareholders' equity.

                       KINGSWAY FINANCIAL SERVICES INC.
                       RECONCILIATION WITH UNITED STATES
             GENERALLY ACCEPTED ACCOUNTING PRINCIPLES--(Continued)
         (In thousands of Canadian dollars, except per share amounts)
    (Information for the six months periods ended June 30, 2002 and 2001 is unaudited)


   American Country Insurance Company ('American Country'), acquired by the Company in April, 2002, utilizes derivative financial instruments for the purpose of enhancing the overall return of its portfolio investments. The only derivatives owned by American Country are convertible securities. American Country does not utilize derivative financial instruments for the purpose of hedging or reducing the cost of its debt obligations. The embedded derivative associated with the convertible security is accounted for under FAS 133 and any change in the market value of the embedded derivative is recorded as a realized investment gain or loss through the Statement of Operations and Statement of Cash Flows.

(5) Accounting for Derivative Instruments and Hedging Activities:

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), as amended by Statements No. 137 and 138, which established accounting and reporting standards for derivative instruments and for hedging activities. Under FAS 133, all derivative instruments, including certain derivative instruments embedded in other contracts, are recognized as either assets or liabilities in the balance sheet at their fair values, and changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. The Company adopted this statement effective January 1, 2001 for purposes of its U.S. GAAP reconciliation. The Company has purchased interest rate swap contracts that are designated as cash flow hedges against the amounts borrowed under the unsecured credit facility. The terms of the swaps match those of the unsecured credit facility, and were entered into to minimize the Company's exposure to fluctuations in interest rates. The change in the fair value of interest rate swap contracts is reflected in other comprehensive income.

(6) Stock-based compensation plan:

   Under Canadian GAAP, the Company uses the intrinsic-value method of accounting for stock-based compensation awards granted to employees and, accordingly does not recognize compensation expense for stock option awards to employees.

   Under U.S. GAAP, as allowed by FAS 123, the Company intends to continue to use Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for the plan, pursuant to which there is no significant difference with Canadian GAAP for the granting of options under the plan. FAS 123 does however, require certain pro forma and other information to be disclosed as if the Company had measured the compensation element of stock options granted based on the fair value on the date of grant as follows:

                                                           Six months ended
                                                              June 30,
                                                           ---------------
                                                            2002     2001
                                                           -------  -------
                                                             (unaudited)
      Net income under U.S. GAAP.......................... $32,900  $21,578
      Adjustment for SFAS 123.............................     945      529
                                                           -------  -------
      Pro forma net income under U.S. GAAP................ $31,955  $21,049
                                                           -------  -------
      Pro forma diluted earnings per share under U.S. GAAP $  0.65  $  0.61
                                                           =======  =======

   The effects of the pro-forma disclosures are not likely to be representative of the effects on for future years, because options vest over several years and additional awards may be made in future years.

                       KINGSWAY FINANCIAL SERVICES INC.
                       RECONCILIATION WITH UNITED STATES
             GENERALLY ACCEPTED ACCOUNTING PRINCIPLES--(Continued)
         (In thousands of Canadian dollars, except per share amounts)
    (Information for the six months periods ended June 30, 2002 and 2001 is unaudited)


   The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                             Six months ended
                                                              June 30,
                                                             ---------------
                                                             2002     2001
                                                             ----     ----
                                                             (unaudited)
        Risk-free interest rate.............................  5.5%     5.6%
        Dividend yield......................................  0.0%     0.0%
        Volatility of the expected market price of the
          Company's common shares........................... 59.1%    62.2%
        Expected option life (in years).....................  5.4      5.5

   The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable.

   As the Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the above pro forma adjustments are not necessarily a reliable single measure of the fair value of the Company's employee stock options.

       MANAGEMENT STATEMENT ON RESPONSIBILITY FOR FINANCIAL INFORMATION

   Management is responsible for presentation and preparation of the annual consolidated financial statements included in this prospectus on pages F-18 to F-37, Management's Discussion and Analysis (MDA) and all other information in this prospectus. The consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles and also include a reconciliation to generally accepted accounting principles in the United States. Financial information appearing elsewhere in this prospectus is consistent with the consolidated financial statements.

   The consolidated financial statements and information in the MDA necessarily include amounts based on informed judgements and estimates of the expected effects of current events and transactions with appropriate consideration to materiality. In addition, in preparing the financial information management must make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. The MDA also includes information regarding the estimated impact of current transactions and events, sources of liquidity and capital resources, operating trends, risks and uncertainties. Actual results in the future may differ materially from management's present assessment of this information because future events and circumstances may not occur as expected.

   In meeting its responsibility for the reliability of the consolidated financial statements and for the accounting systems from which they are derived, management maintains the necessary system of internal controls. These controls are designed to provide management with reasonable assurance that the financial records are reliable for preparing financial statements and other financial information, assets are safeguarded against unauthorized use or disposition and liabilities are recognized.

   The Board of Directors oversees management's responsibilities for financial reporting through an Audit Committee, which is composed entirely of directors who are neither officers nor employees of the Company. The Audit Committee reviews the consolidated financial statements and recommends them to the board for approval. The Audit Committee also reviews and monitors weaknesses in the Company's system of internal controls as reported by management or the external auditors.

Role of the Actuary

   With respect to the preparation of these financial statements, management prepares a valuation including the selection of appropriate assumptions of the Company's obligations at the balance sheet date under insurance policies issued by its subsidiaries. With respect to the preparation of these financial statements, KPMG LLP carries out a review of management's valuation of the policy liabilities and provides an opinion to the Board of Directors regarding the appropriateness of the claims liabilities recorded by management to meet all policyholder obligations of the Company at the balance sheet date. The work to form that opinion includes an examination of the sufficiency and reliability of data, the selection of appropriate assumptions and review of the valuation process used by management. The actuary is responsible for ensuring that the assumptions and methods used for the valuation of policy liabilities are in accordance with accepted actuarial practice, applicable legislation, and associated regulations and directives. In performing the review of these liabilities determined by management, which are by their very nature inherently variable, the Actuary makes assumptions as to future loss ratios, trends, reinsurance recoveries, expenses and other contingencies, taking into consideration the circumstances of the Company and the nature of the insurance policies.

   The valuation is based on projections of future claims and claim adjustment expenses on claims incurred at the balance sheet date. It is certain that actual future claims and claim adjustment expenses will not develop exactly as projected and may, in fact, vary significantly from the projections. Further, the projections make no provision for new classes or claim categories not sufficiently recognized in the claims database.

   Management is responsible for the accuracy and completeness of the underlying data used in the valuation. The actuary's report outlines the scope of the review and the opinion.

Role of the Auditor

   The external auditors, KPMG LLP, have been appointed by the shareholders. Their responsibility is to conduct an independent and objective audit of the financial statements in accordance with Canadian generally accepted auditing standards and to report thereon to the shareholders. In carrying out their audit, the auditors make use of the work of the actuary and their report on the claim liabilities of the Company. The shareholders' auditors have full and unrestricted access to the Board of Directors and the Audit Committee to discuss audit, financial reporting and related findings. The auditors' report outlines the scope of their audit and their opinion.

William G. Star                               W. Shaun Jackson
President & Chief Executive Officer           Executive Vice President
                                                & Chief Financial
                                                Officer

February 27, 2002

                     AUDITORS' REPORT TO THE SHAREHOLDERS

   We have audited the consolidated balance sheets of Kingsway Financial Services Inc. as at December 31, 2001 and December 31, 2000 and the consolidated statements of operations, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and December 31, 2000 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

KPMG LLP

Chartered Accountants

Toronto, Canada
February 18, 2002, except as to note 13
which is as of February 27, 2002

                          APPOINTED ACTUARY'S REPORT

   KPMG LLP has reviewed management's valuation, including management's selection of appropriate assumptions and methods, of the unpaid claims liabilities of the insurance and reinsurance subsidiaries of Kingsway Financial Services Inc. for its consolidated balance sheets at December 31, 2001 and 2000 and their changes in the statement of operations for the years then ended, in accordance with accepted actuarial practice.

   In accepted actuarial practice, the valuation of unpaid claims liabilities reflects the time value of money. Insurance regulations in some jurisdictions require that the valuation of some unpaid claims liabilities not reflect the time value of money. The valuation complies with that directive.

   In our opinion, management's valuation of the unpaid claims liabilities is appropriate except as described in the preceding paragraph and the consolidated financial statements fairly present its results.

Claudette Cantin, F.C.I.A.
February 18, 2002

                       KINGSWAY FINANCIAL SERVICES INC.
                          CONSOLIDATED BALANCE SHEETS
                      (In thousands of Canadian dollars)

                                                                 As at December 31,
                                                                ---------------------
                                                                   2001       2000
                                                                ---------- ----------
ASSETS
Cash........................................................... $   96,200 $   29,840
Investments (notes 2 and 10(c))................................  1,126,998    750,670
Accrued investment income......................................     12,173      6,960
Accounts receivable and other assets...........................    176,692     92,343
Due from reinsurers and other insurers (note 4)................    131,462    112,510
Deferred policy acquisition costs..............................     95,717     53,467
Income taxes recoverable.......................................      1,246         --
Future income taxes (note 5)...................................     23,086     21,149
Capital assets.................................................     38,643     28,229
Goodwill.......................................................     76,527     78,758
                                                                ---------- ----------
                                                                $1,778,744 $1,173,926
                                                                ========== ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Bank indebtedness (note 9).................................. $  144,516 $  143,129
   Accounts payable and accrued liabilities....................     76,548     42,462
   Income taxes payable........................................         --      1,837
   Unearned premiums (note 4)..................................    424,120    268,208
   Unpaid claims (notes 4 and 6)...............................    589,963    435,322
   Other liabilities...........................................      6,755     10,255
                                                                ---------- ----------
                                                                 1,241,902    901,213
Shareholders' equity
   Share capital (note 3)......................................    356,232    148,481
   Currency translation adjustment.............................     15,499      4,052
   Retained earnings (note 10(b))..............................    165,111    120,180
                                                                ---------- ----------
                                                                   536,842    272,713
Contingent liabilities (note 10) and subsequent event (note 13)
                                                                ---------- ----------
                                                                $1,778,744 $1,173,926
                                                                ========== ==========


         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (In thousands of Canadian dollars, except per share amounts)

                                                         Years ended December 31,
                                                         -----------------------
                                                            2001        2000
                                                          ----------   --------
  Gross premiums written................................ $1,065,262   $643,022
                                                          ----------   --------
  Net premiums written.................................. $1,014,960   $604,693
                                                          ----------   --------
  Revenue:
     Net premiums earned (note 4)....................... $  872,830   $539,969
     Investment income..................................     52,553     44,576
     Net realized gains.................................     12,079     10,444
                                                          ----------   --------
                                                            937,462    594,989
                                                          ----------   --------
  Expenses:
     Claims incurred (notes 4 and 6)....................    616,079    371,946
     Commissions and premium taxes (note 4).............    167,176    106,378
     General and administrative expenses................     81,938     66,925
     Interest expense...................................     11,399     11,408
                                                          ----------   --------
                                                            876,592    556,657
                                                          ----------   --------
  Income before income taxes............................     60,870     38,332
  Income taxes (note 5):
     Current............................................      6,665      5,691
     Future.............................................      3,418       (298)
                                                          ----------   --------
                                                             10,083      5,393
                                                          ----------   --------
  Net income before goodwill............................     50,787     32,939
  Amortization of goodwill, net of applicable income tax      5,856      5,469
                                                          ----------   --------
  Net Income............................................ $   44,931   $ 27,470
                                                          ==========   ========

  Earnings per share before goodwill (note 3):
     Basic.............................................. $     1.37   $   0.97
     Diluted............................................ $     1.34   $   0.96
  Earnings per share (note 3):
     Basic.............................................. $     1.21   $   0.81
     Diluted............................................ $     1.19   $   0.80

         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                      (In thousands of Canadian dollars)

                                                  Years ended December 31,
                                                  ------------------------
                                                    2001         2000
                                                    --------    --------
             Retained earnings, beginning of year $120,180     $ 92,710
             Net income..........................   44,931       27,470
                                                    --------    --------
             Retained earnings, end of year...... $165,111     $120,180
                                                    ========    ========



         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (In thousands of Canadian dollars)

                                                                 Years Ended December 31
                                                                ------------------------
                                                                    2001         2000
                                                                -----------  -----------
Cash provided by (used in):
Operating activities:
   Net income.................................................. $    44,931  $    27,470
   Items not affecting cash:
       Amortization of goodwill................................       6,674        6,206
       Amortization of capital assets and deferred charges.....       5,137        4,121
       Future income taxes.....................................        (873)        (276)
       Net realized gains......................................     (12,079)     (10,444)
       Amortization of bond premiums and discounts.............      (4,856)      (2,977)
                                                                -----------  -----------
                                                                     38,934       24,100
   Change in non-cash balances:
       Deferred policy acquisition costs.......................     (36,370)     (12,084)
       Due from reinsurers and other insurers..................       5,377       33,427
       Unearned premiums.......................................     131,028       64,024
       Unpaid claims...........................................     132,279      (18,390)
       Net change in other non-cash balances...................     (63,920)       1,429
                                                                -----------  -----------
                                                                    207,328       92,506
Financing activities:
   Increase of share capital, net..............................     207,751           19
   Decrease in bank indebtedness...............................      (7,035)     (14,445)
                                                                -----------  -----------
                                                                    200,716      (14,426)
Investing activities:
   Purchase of investments.....................................  (2,277,643)  (1,249,692)
   Proceeds from sale of investments...........................   1,958,678    1,221,913
   Financed premiums receivable, net...........................      (7,546)     (24,191)
   Purchase of subsidiaries (note 7)...........................      (2,336)      (4,468)
   Additions to capital assets.................................     (12,837)      (3,864)
                                                                -----------  -----------
                                                                   (341,684)     (60,302)
Increase in cash during the year...............................      66,360       17,778
Cash, beginning of year........................................      29,840       12,062
                                                                -----------  -----------
Cash, end of year.............................................. $    96,200  $    29,840
                                                                ===========  ===========

Supplementary disclosure of cash information:
   Cash paid for:
       Interest................................................ $    11,701  $    11,507
       Income taxes............................................       9,909        1,098
   Cash dividends and interest received........................      39,194       34,872

         See accompanying notes to consolidated financial statements.

                       KINGSWAY FINANCIAL SERVICES INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (Tabular amounts in thousands of Canadian dollars)

1.  Summary of significant accounting policies

   Kingsway Financial Services Inc. (the "Company") was incorporated under the Business Corporations Act (Ontario) on September 19, 1989. The Company is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance.

  (a)  Principles of consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries all of which are wholly-owned. Acquisitions are accounted for by the purchase method, whereby the results of acquired companies are included only from the date of acquisition, and divestitures are included up to the date of disposal. Assets and liabilities of the acquired companies are included in the financial statements at their fair values at the date of acquisition.

   The following is a list of our material subsidiaries, all of which are 100% owned, directly or indirectly, (except for qualifying shares of York Fire & Casualty Insurance Company and Kingsway General Insurance Company held by directors in order to satisfy applicable statutory requirements), with the jurisdiction of incorporation indicated in brackets: American Service Investment Corporation (Illinois); American Service Insurance Company, Inc. (Illinois); ARK Insurance Agency Inc. (Illinois); Avalon Risk Management, Inc. (Illinois); Hamilton Investments, Inc. (Florida); Appco Finance Corporation (Florida); Hamilton Risk Management Company (Florida); Insurance Management Services Inc. (Florida); U.S. Security Insurance Company (Florida); Jevco Insurance Company (Canada); Kingsway America Inc. (Delaware); Kingsway Finance Nova Scotia, ULC (Nova Scotia); Kingsway General Insurance Company (Ontario); Kingsway Reinsurance (Bermuda) Ltd. (Bermuda); Kingsway Reinsurance Corporation (Barbados); Kingsway U.S. Finance Partnership (Delaware); Kingsway U.S. Tier II Finance Partnership (Delaware); Southern United Holding, Inc. (Alabama); Consolidated Insurance Management Corp. (Alabama); Funding Plus of America (Alabama); Southern United Fire Insurance Company (Alabama); Southern United General Agency of Texas, Inc. (Alabama); UCC Corporation (Illinois); Universal Casualty Company (Illinois); Walshire Assurance Company (Pennsylvania); Lincoln General Insurance Company (Pennsylvania); Yorktowne Premium Finance Company (Pennsylvania); York Fire & Casualty Insurance Company (Ontario).

  (b)  Use of estimates

   The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates and changes in estimates are recorded in the accounting period in which they are determined.

  (c)  Investments

   Fixed term investments are carried at amortized cost providing for the amortization of the discount or premium on a straight line basis to maturity. Investments in common and preferred shares are carried at cost. Where a decline in value of an investment is considered to be other than temporary a writedown of the investment to its estimated recoverable amount is recorded.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


  (d)  Investment income

   Investment income is recorded as it accrues. Dividend income on common and preferred shares is recorded on the ex-dividend date. Gains and losses on disposal of investments are determined and recorded as at the settlement date, and are calculated on the basis of average cost.

  (e)  Goodwill and other intangible assets

   The excess of the cost of acquired businesses over the net of the amounts assigned to assets and liabilities assumed is recognized as goodwill and amortized on a straight-line basis over their estimated useful lives which range from ten to fifteen years. The Company regularly assesses the carrying value of goodwill based on the underlying undiscounted cash flows and operating results of subsidiaries.

   During the year, the Canadian Institute of Chartered Accountants issued new recommendations for goodwill and other intangible assets which will affect all business combinations initiated after July 1, 2001. Under the new recommendations goodwill and intangible assets with indefinite lives arising from the acquisitions will not be amortized. A recognized intangible asset with a useful life will be amortized over its useful life. As of January 1, 2002, all existing goodwill and intangible assets with indefinite lives which are currently included in our Consolidated Balance Sheets will cease to be amortized to income over time, and will be subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value. The Company currently has no intangible assets with indefinite lives. For the years ended December 31, 2001 and 2000 amortization of goodwill was $5,856,000 and $5,469,000 net of applicable income taxes of $818,000 and $738,000, respectively. The adoption of this new standard had no effect on the amounts presented in the financial statements for 2001 or 2000.

  (f)  Deferred policy acquisition costs

   Certain costs, consisting of brokers' commissions and premium taxes, related to the acquisition of premiums written are deferred, to the extent they are considered recoverable, and are expensed as the related premiums are earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined.

  (g)  Premium revenue and unearned premiums

   The Company earns motorcycle premiums over the period of risk covered by the policy based on the Company's experience. The Company earns premium revenue on all other lines evenly over the period covered by each individual insurance contract. Unearned premiums represent the portion of premiums written related to the unexpired risk portion of the policy at the year end.

   The reinsurers' share of unearned premiums is recognized as amounts recoverable using principles consistent with the Company's method for determining the unearned premium liability.

  (h)  Unpaid claims

   The provision for unpaid claims includes adjustment expenses and represents an estimate for the full amount of all expected costs, including investigation, and the projected final settlements of claims incurred on or before the balance sheet date. The provision does not take into consideration the time value of money or make an explicit provision for adverse deviation.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   These estimates of future loss activity are necessarily subject to uncertainty and are selected from a wide range of possible outcomes. All provisions are periodically reviewed and evaluated in the light of emerging claim experience and changing circumstances. The resulting changes in estimates of the ultimate liability are recorded as incurred claims in the accounting period in which they are determined.

  (i)  Reinsurance

   Net premiums earned and claims incurred are recorded net of amounts ceded to, and recoverable from, reinsurers. Estimates of amounts recoverable from reinsurers on unpaid claims are recorded separately from estimated amounts payable to policyholders. Unearned premiums and deferred policy acquisition costs are also reported before reduction for business ceded to reinsurers and the reinsurers' portion is classified with amounts due from reinsurers.

   Amounts recoverable from reinsurers are estimated and recognized in a manner consistent with the Company's method for obtaining the related policy liability associated with the reinsured policy.

  (j)  Translation of foreign currencies

   During the year, the Company adopted the new Canadian Institute of Chartered Accountants recommendations for foreign currency translation. The new standard requires that foreign currency denominated long-term monetary items are translated at the year-end exchange rate and are no longer deferred and amortized on a straight-line basis over the remaining term of the related asset. The adoption of this policy has been applied retroactively and had no effect on retained earnings at January 1, 2001 and increased net income for the year ended December 31, 2001 by approximately $400,000.

   Monetary assets and liabilities in foreign currencies are translated into Canadian dollars at year-end exchange rates and non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Translation gains and losses are included in the current income. Income and expenses are translated at the exchange rates in effect at the date incurred. Realized gains and losses on foreign exchange are recognized in the statement of operations.

   The operations of the Company's subsidiaries in the United States and Barbados are self-sustaining. As a result, the assets and liabilities of these subsidiaries are translated at the year-end rates of exchange. Revenues and expenses are translated at the average rate of exchange for each year. The unrealized gains and losses, which result from translation are deferred and included in shareholders' equity under the caption "currency translation adjustment".

  (k)  Income taxes

   The Company follows the asset and liability method of accounting for income taxes, whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


  (l)  Stock-based compensation plan

   The Company has a stock-based compensation plan, which is described in Note 3(a). No compensation expense is recognized for this plan when stock options are issued to employees and directors. The consideration paid by employees and directors on exercise of stock options is credited to share capital.

2.  Investments

   The carrying amounts and fair values of investments are summarized below:

                                                 December 31, 2001
                                    -------------------------------------------
                                                 Gross      Gross
                                     Carrying  Unrealized Unrealized   Fair
                                      amount     Gains      Losses     value
                                    ---------- ---------- ---------- ----------
Term deposits...................... $  192,191  $     1    $    29   $  192,163
Bonds:
   Canadian --Government...........    110,757    2,116        287      112,586
            --Corporate............     72,631    1,469      2,416       71,684
   U.S.     --Government...........    135,251    1,551        346      136,456
            --Corporate............    136,590    2,915        666      138,839
   Other    --Government...........     58,995      431          1       59,425
            --Corporate............    215,788    1,389        429      216,748
                                    ----------  -------    -------   ----------
Sub-total.......................... $  922,203  $ 9,872    $ 4,174   $  927,901
                                    ----------  -------    -------   ----------
Preferred shares--Canadian.........      8,115       13        748        7,380
             --U.S.................      1,202       71        325          948
Common shares--Canadian............     85,383   10,665      4,157       91,891
             --U.S.................     14,750    1,412        426       15,736
             --Other...............      1,746       --        615        1,131
Financed premiums..................     93,599       --         --       93,599
                                    ----------  -------    -------   ----------
                                    $1,126,998  $22,033    $10,445   $1,138,586
                                    ==========  =======    =======   ==========

   The maturity profile of the bonds and the term deposits investments at their carrying amounts and fair values as at December 31, 2001 is as follows:

                                                     Carrying
                                                      Amount  Fair Value
                                                     -------- ----------
       Due in one year or less...................... $287,625  $288,177
       Due after one year through five years........  436,472   441,350
       Due after five years.........................  198,106   198,374
                                                     --------  --------
                                                     $922,203  $927,901
                                                     ========  ========

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


                                                 December 31, 2000
                                      ---------------------------------------
                                                 Gross      Gross
                                      Carrying Unrealized Unrealized  Fair
                                       amount    Gains      Losses    value
                                      -------- ---------- ---------- --------
  Term deposits...................... $114,912  $    52    $   103   $114,861
  Bonds:
     Canadian--Government............   93,067      667        810     92,924
             --Corporate.............   46,963      649      1,262     46,350
     U.S.    --Government............  117,172      576        915    116,833
             --Corporate.............  123,326      858      2,592    121,592
     Other   --Government............    9,580       --         59      9,521
             --Corporate.............   66,217       42        318     65,941
                                      --------  -------    -------   --------
  Sub-total.......................... $571,237  $ 2,844    $ 6,059   $568,022
                                      --------  -------    -------   --------
  Preferred shares--Canadian.........    8,959       14        339      8,634
               --U.S.................    3,819       --        591      3,228
  Common shares--Canadian............   38,276    5,512      3,206     40,582
               --U.S.................   43,310    3,959      2,226     45,043
               --Other...............    1,746       --        315      1,431
  Financed premiums..................   83,323       --         --     83,323
                                      --------  -------    -------   --------
                                      $750,670  $12,329    $12,736   $750,263
                                      ========  =======    =======   ========

   The maturity profile of the bonds and term deposits investments at their carrying amounts and fair values as at December 31, 2000 is as follows:

                                                     Carrying
                                                      Amount  Fair Value
                                                     -------- ----------
       Due in one year or less...................... $209,938  $209,752
       Due after one year through five years........  220,741   220,138
       Due after five years.........................  140,558   138,132
                                                     --------  --------
                                                     $571,237  $568,022
                                                     ========  ========

   The carrying amounts are shown by contractual maturity. Actual maturity may differ from contractual maturity because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

   Fair values of term deposits, bonds and common and preferred shares are considered to approximate quoted market values based on the latest bid prices. The fair value of financed premiums, which are realized over the term of the related policies of up to one year, approximates their carrying amount.

   Management has reviewed currently available information regarding those investments whose estimated fair value is less than their carrying amount and ascertained that the carrying amounts are expected to be recovered. Debt securities whose carrying amount exceeds market value can be held until maturity when management expects to receive the principal amount.

   All of the Company's fixed term investments have fixed interest rates. The coupon rates for the Company's fixed term investments range from 3.75% to 13.25% at December 31, 2001 and from 4.0% to 13.3% at December 31, 2000. As the fair value, carrying amounts and face amounts are not materially different, the effective rates of interest based on fair values would not be materially different from the coupon rates.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   The Company limits its investment concentration in any one investee or related group of investees to less than 5% of the Company's investments.

   Net investment income for the years ended December 31 is comprised as follows:

                                                        2001    2000
                                                       ------- -------
         Investment income:
            Interest on short-term investments........ $ 6,457 $ 6,433
            Interest on bonds.........................  29,654  26,029
            Dividends.................................   2,652   1,939
            Premium finance...........................   9,861   7,467
            Other.....................................   5,550   4,309
                                                       ------- -------
         Gross investment income......................  54,174  46,177
         Investment expenses..........................   1,621   1,601
                                                       ------- -------
         Net investment income........................ $52,553 $44,576
                                                       ======= =======

   As at December 31, 2001, bonds and term deposits with an estimated fair value of $22,847,000 (2000--$20,911,000) were on deposit with regulatory authorities.

3.  Share capital

  Authorized:

      Unlimited number of common shares

   Share transactions consist of the following:

                                                                     Weighted-
                                                                      Average
                                                Shares      Stock    Exercise
                                                Issued     Options     Price    Amount
                                              ----------  ---------  --------- --------
Balance as at December 31, 1999.............. 34,010,068    834,567   $10.42   $148,462
Normal course issuer bid.....................    (85,200)                          (428)
Stock options:
   Granted in year...........................               701,000     4.30
   Exercised in year.........................    131,729   (131,729)    3.40        447
   Forfeited in year.........................               (32,500)    8.97
                                              ----------  ---------   ------   --------
Balance as at December 31, 2000.............. 34,056,597  1,371,338   $ 8.00   $148,481
                                              ----------  ---------   ------   --------
Issued July 12, 2001.........................  5,750,000                         68,315
Issued December 19, 2001.....................  8,625,000                        138,073
Stock options:
   Granted in year...........................               367,500     7.80
   Exercised in year.........................    225,609   (225,609)    6.04      1,363
   Forfeited in year.........................               (59,668)    6.96
                                              ----------  ---------   ------   --------
Balance as at December 31, 2001.............. 48,657,206  1,453,561   $ 8.30   $356,232
                                              ==========  =========   ======   ========

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   Share issue expenses of $7,948,000, net of applicable income taxes of $4,049,000, were deducted from the amount of share capital issued on July 12, 2001 and December 19, 2001.

   (a) The Company has established a stock option incentive plan for directors, officers and key employees of the Company and its subsidiaries. The maximum number of common shares that may be issued under the plan is 3,400,000 common shares. The maximum number of common shares available for issuance to any one person under the stock option plan is 5% of the common shares outstanding at the time of the grant. The exercise price is based on the market value of the shares at the time the option is granted. In general, the options vest evenly over a three-year period and are exercisable for periods not exceeding 10 years.

       At December 31, 2001, options to purchase 1,453,561 common shares (2000--1,371,338 common shares) were outstanding. The exercise price of the options ranges from $4.30 to $18.775 per share (2000--$4.00 to $18.775 per share) and the options expire in the period from February 20, 2002 to February 22, 2011 (2000--July 18, 2001 to February 24,
       2010). During the year ended December 31, 2001, options to acquire 225,609 shares (2000--131,729 shares) were exercised at prices from $4.00 to $14.50 per share (2000--$2.50 to $4.00 per share). At December 31, 2001 and December 31, 2000 the number of options exercisable is 578,218 and 378,337 with a weighted average price of $10.87 and $11.25, respectively.

   (b) The Company has an employee share purchase plan where qualifying employees can choose each year to have up to 5% of their annual base earnings withheld to purchase the Company's common shares. The Company matches one half of the employee contribution amount, and its contributions vest immediately. All contributions are used by the plan administrator to purchase common shares in the open market. The Company's contribution is expensed as paid and totalled $252,000 in 2001 (2000--$226,000).

   (c) The weighted average number of shares outstanding for 2001 and 2000 were 37,202,057 and 33,984,845, respectively. On a diluted basis, the weighted average number of shares outstanding for 2001 and 2000 were 37,856,100 and 34,341,235, respectively.

4.  Underwriting policy and reinsurance ceded

   In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophe or other events that cause unfavourable underwriting results by reinsuring certain levels of risk, in various areas of exposure, with other insurers.

   Failure of reinsurers to honour their obligations could result in losses to the Company, consequently, the Company continually evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvency.

   The Company follows the policy of underwriting and reinsuring contracts of insurance, which limits the net exposure of the Company to a maximum amount on any one loss of $500,000 (2000--$500,000) and $1,000,000 (2000--$1,000,000) in
the event of property or liability claims, respectively. In addition, the Company has obtained catastrophe reinsurance which provides coverage in the event of a series of claims arising out of a single occurrence, which limits this exposure in Canada to $1,500,000 (2000--$1,500,000) per occurrence to a maximum coverage of $25,000,000 (2000--$25,000,000). In the United States the Company's catastrophe reinsurance limits this exposure to U.S.$1,310,000 (2000--U.S.$1,000,000) per occurrence to a maximum coverage of U.S.$15,000,000 (2000--U.S.$7,500,000), except for homeowners risk in Florida where the maximum coverage is U.S.$40,000,000.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   The amounts deducted for reinsurance ceded from net premiums earned, claims incurred and commissions and premium taxes for the years December 31, 2001 and 2000 were as follows:

                                                2001    2000
                                               ------- -------
                 Net premiums earned.......... $51,099 $37,787
                 Claims incurred..............  35,705  17,312
                 Commissions and premium taxes  12,745   7,656

5.  Income taxes:

   (a) The Company's provision for income taxes, compared to statutory rates is summarized as follows:

                                                           2001    2000
                                                         -------  ------
      Provisions for taxes at statutory marginal income
        tax rate........................................ $ 8,957  $4,944
      Non-taxable investment income.....................    (282)   (302)
      Income earned outside Canada......................    (455)   (502)
      Utilization of prior years' losses and other......   1,863   1,253
                                                         -------  ------
      Provision for income taxes........................ $10,083  $5,393
                                                         =======  ======

   (b)  The components of future income tax balances are as follows:

                                                          2001      2000
                                                        --------  -------
     Future income tax assets:
        Losses carried forward......................... $  7,360  $ 9,326
        Unpaid claims and unearned premiums............   17,306   14,052
        Investments....................................    1,095      656
        Other..........................................    8,258    4,086
                                                        --------  -------
     Future income tax assets..........................   34,019   28,120
                                                        --------  -------
     Future income tax liabilities:
        Deferred policy acquisition costs..............   (8,593)  (5,544)
        Unpaid claims and unearned premiums............     (697)    (511)
        Investments....................................     (964)  (1,081)
        Other..........................................     (679)     165
                                                        --------  -------
     Future income tax liabilities.....................  (10,933)  (6,971)
                                                        --------  -------
     Net future income tax assets...................... $ 23,086  $21,149
                                                        ========  =======

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


6.  Unpaid claims

  (a)  Nature of unpaid claims

   The establishment of the provision for unpaid claims is based on known facts and interpretation of circumstances and is therefore a complex and dynamic process influenced by a large variety of factors. These factors include the Company's experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, product mix or concentration, claims severity and claim frequency patterns.

   Other factors include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of the Company's claim departments' personnel and independent adjusters retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices including claims handling and settlement practices, the effect of inflationary trends on future claims settlement costs, court decisions, economic conditions and public attitudes. In addition, time can be a critical part of the provision determination, since the longer the span between the incidence of a loss and the payment or settlement of the claims, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims such as property claims, tend to be more reasonably predictable than long-tailed claims, such as general liability and automobile accident benefit claims.

   Consequently, the process of establishing the provision for unpaid claims relies on the judgement and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.

  (b)  Provision for unpaid claims

   The Company completes an annual evaluation of the adequacy of unpaid claims at the end of each financial year. This evaluation includes a re-estimation of the liability for unpaid claims relating to each preceding financial year compared to the liability that was originally established. The results of this comparison and the changes in the provision for unpaid claims for the years ended December 31, 2001 and 2000 were as follows:

                                                           2001       2000
                                                        ---------  ---------
  Unpaid claims--beginning of year--net................ $ 342,776  $ 324,872
  Provisions for claims occurring:
     In the current year...............................   588,942    373,431
     In prior years....................................    33,874     (3,386)
  Claims paid during the year relating to:
     The current year..................................  (303,783)  (207,968)
     The prior years...................................  (189,801)  (149,708)
  Currency translation adjustment......................    15,221      5,535
                                                        ---------  ---------
  Unpaid claims--end of year--net......................   487,229    342,776
  Reinsurers' and other insurers share of unpaid claims   102,734     92,546
                                                        ---------  ---------
  Unpaid claims--end of year........................... $ 589,963  $ 435,322
                                                        =========  =========

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   The provision for unpaid claims and adjustment expenses does not take into account the time value of money. The Company believes that its overall practices have been consistently applied over many years, and that its provisions for unpaid claims have resulted in reasonable approximations of the ultimate costs of claims incurred.

   (c) The fair value of unpaid claims and adjustment expenses, gross and recoverable from reinsurers, has been omitted because it is not practicable to determine fair value with sufficient reliability.

7.  Acquisitions

   In 1999 the Company acquired all of the outstanding shares of Hamilton Investments, Inc. ("Hamilton"). All consideration will be paid in cash, part of which was paid at closing, with the remainder to be paid based on the earnings of Hamilton for the fiscal years 1999 to 2003. The present value of the guaranteed future payments was accrued at the date of acquisition. The additional consideration payable for the years ended December 31, 2001 and 2000 was $2,336,000 and $2,197,000 respectively. At December 31, 2001 contingent consideration based on earnings is not expected to be payable.

   At December 31, 2000 $2,271,000 in additional contingent consideration was payable relating to the acquisition of Universal Casualty Company. This amount was paid in 2001.

8.  Segmented information

   The Company provides property and casualty insurance and other insurance related services in three reportable segments, Canada, the United States and corporate and other insurance related services. The Company's Canadian and United States segments include transactions with the Company's reinsurance subsidiaries. At the present time, other insurance related services are not significant.

   Results for the Company's operating segments are based on the Company's internal financial reporting systems and are consistent with those followed in the preparation of the consolidated financial statements. The segmented information for December 31, 2001 is summarized below:

                                                     Corporate
                               Canada  United States and Other   Total
                              -------- ------------- --------- ----------
       Gross premiums written $356,049  $  709,213    $    --  $1,065,262
       Net premiums earned...  321,926     550,904         --     872,830
       Investment income.....   25,035      27,289        229      52,553
       Net realized gains....    7,579       4,426         74      12,079
       Interest expense......       --      10,262      1,137      11,399
       Net income tax expense    2,941       5,912        412       9,265
       Goodwill amortization.      701       5,923         50       6,674
       Net income............   14,925      27,080      2,926      44,931

       Total assets.......... $633,545  $1,075,538    $69,661  $1,778,744

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   The segmented information for December 31, 2000 is summarized below:

                                                     Corporate
                               Canada  United States and Other   Total
                              -------- ------------- --------- ----------
       Gross premiums written $289,416   $353,606     $    --  $  643,022
       Net premiums earned...  251,898    288,071          --     539,969
       Investment income.....   21,835     22,327         414      44,576
       Net realized gains....    5,885      4,559          --      10,444
       Interest expense......       --     10,283       1,125      11,408
       Net income tax expense    4,079        952        (376)      4,655
       Goodwill amortization.      705      5,501          --       6,206
       Net income............   18,488      7,619       1,363      27,470

       Total assets..........  498,595    649,668      25,663   1,173,926
       Additions to goodwill.       --      2,271          --       2,271

   The Company's gross premiums written are derived from the following business lines and geographical areas:

                                                     2001 2000
                                                     ---- ----
                  Business Line
                     Personal Lines:
                     Non-Standard Auto..............  51%  56%
                     Standard Auto..................   3%   6%
                     Motorcycle.....................   4%   6%
                     Property (including Liability).   3%   3%
                     Warranty.......................   2%   3%
                     Other Specialty Lines..........   1%   2%
                                                     ---- ----
                     Total Personal Lines...........  64%  76%

                     Commercial Lines:
                     Trucking.......................  24%  13%
                     Commercial Auto................   5%   3%
                     Property (including Liability).   5%   6%
                     Other Specialty Lines..........   2%   2%
                                                     ---- ----
                     Total Commercial Lines.........  36%  24%
                                                     ---- ----
                  Total Gross Premiums Written...... 100% 100%
                                                     ==== ====

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


                                                  2001 2000
                                                  ---- ----
                     Geographical Area
                        United States:
                        Illinois.................  15%  20%
                        Florida..................  13%   9%
                        Texas....................   6%   6%
                        South Carolina...........   5%   2%
                        Alabama..................   4%   4%
                        Pennsylvania.............   3%   4%
                        California...............   4%   0%
                        Other....................  17%  10%
                                                  ---- ----
                        Total United States......  67%  55%

                        Canada:
                        Ontario..................  16%  24%
                        Quebec...................   8%   9%
                        Alberta..................   7%   9%
                        Other....................   2%   3%
                                                  ---- ----
                        Total Canada.............  33%  45%
                                                  ---- ----
                     Total Gross Premiums Written 100% 100%
                                                  ==== ====

9.  Bank indebtedness

   On February 23, 1999, the Company entered into a US$100 million unsecured credit facility with a syndicate of banks. Under this facility the Company has the option to borrow at a floating rate equivalent to the banks prime rate or for a fixed term at a fixed rate of LIBOR plus a spread based on the Company's credit rating or upon the ratio of funded debt to total capitalization, whichever is higher. The facility is for a fixed term of five years and one day and was fully drawn on March 5, 1999 for general corporate purposes. During 2001 the Company repaid US$5 million (2000--US$5 million), and has the obligation to make principal repayments of US$5 million in each of the years 2002 and 2003, prior to the maturity of the facility.

   In March, 1999 the Company entered into interest rate swap contracts whereby the Company fixed its rate on this US$100 million debt at 5.91% plus a spread based on the Company's credit rating or upon the ratio of funded debt to total capitalization, whichever is higher, for the period of the facility. The fair values of the liabilities under the swap contracts at December 31, 2001 and 2000 were $7,479,000 and $169,000, respectively.

10.  Contingent liabilities

  (a)  Legal Proceedings

   In connection with its operations, the Company and its subsidiaries are, from time to time, named as defendants in actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the outcome of the various proceedings at this time, such actions have generally been resolved with minimal damages or expense in excess of amounts provided and the Company does not believe that it will incur any significant additional loss or expense in connection with such actions.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


  (b)  Statutory Requirements

   The Company's insurance subsidiaries are subject to certain requirements and restrictions under their respective statutory insurance legislations including minimum asset requirements and dividend restrictions. Minimum asset and capital requirements have been met or exceeded in all jurisdictions in which the Company's subsidiaries operate.

  (c)  Letters of Credit

   As at December 31, 2001, certain of the Company's investments have been pledged as collateral for irrevocable letters of credit totalling US$76.2 million (2000--nil). These letters of credit have been issued to third parties as collateral for the Company's obligations under its policies of insurance.

11.  Fair value disclosure

   The fair value of financial assets and liabilities, other than investments (note 2), unpaid claims (note 6) and interest rate swaps (note 9) approximate their carrying amounts.

12. Reconciliation of Canadian and United States Generally Accepted Accounting Principles

   The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. The significant differences between Canadian GAAP and U.S. GAAP, which affect the Company's consolidated financial statements, are described below:

   The following table reconciles the consolidated net income as reported under Canadian GAAP with net income and other comprehensive income in accordance with U.S. GAAP:

                                                                 Year Ended
                                                                December 31,
                                                              ----------------
                                                                2001     2000
                                                              -------  -------
 Net income based on Canadian GAAP........................... $44,931  $27,470
 Impact on net income of U.S. GAAP adjustments, net of tax:
    Deferred start-up costs (note 12(a)).....................   1,037      911
    Goodwill amortization (note 12(b)).......................     116      110
    Equity accounting (note 12(c))...........................     281     (883)
                                                              -------  -------
 Net income based on U.S. GAAP............................... $46,365  $27,608
                                                              -------  -------
 Other comprehensive income adjustments:
    Change in unrealized gain on investments classified as
      available for sale (note 12(e))........................  11,996   24,098
    Change in fair value of interest rate swaps..............  (7,479)      --
    Less: related future income taxes........................  (2,512)  (6,036)
                                                              -------  -------
    Other comprehensive income adjustments...................   2,005   18,062
    Currency translation adjustments in the period...........  11,447    3,182
                                                              -------  -------
 Other comprehensive income..................................  13,452   21,244
                                                              -------  -------
 Total comprehensive income.................................. $59,817  $48,852
                                                              -------  -------
 Basic earnings per share based on U.S. GAAP net income...... $  1.25  $  0.81
 Diluted earnings per share based on U.S. GAAP net income.... $  1.22  $  0.80
                                                              -------  -------

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   The following table reconciles shareholders' equity as reported under Canadian GAAP with shareholders' equity in accordance with U.S. GAAP:

                                                                 Year Ended
                                                                December 31,
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
Shareholders' equity based on Canadian GAAP................. $536,842  $272,713
Other comprehensive income (loss)...........................    1,686      (319)
Cumulative net income impact:
   Deferred start-up costs (note 12(a)).....................   (3,033)   (4,070)
   Goodwill amortization (note 12(b)).......................   (1,213)   (1,329)
   Equity accounting (note 12(c))...........................     (602)     (883)
                                                             --------  --------
Shareholders' equity based on U.S. GAAP..................... $533,680  $266,112
                                                             ========  ========

   Statement of Financial Accounting Standards (FAS) No. 130 "Reporting Comprehensive Income" requires the Company to disclose items of other comprehensive income in a financial statement and to disclose accumulated balances of other comprehensive income or loss in the equity section of the

   Company's balance sheet. The Company's other comprehensive income (loss) comprises unrealized gains on investments classified as available for sale and the fair value of the interest rate swap. The total cumulative other comprehensive income amounts to $17,185,000 and $3,733,000 in the years ended December 31, 2001 and 2000, respectively.

  (a)  Deferred start-up costs

   Under Canadian GAAP, start-up costs of Avalon Risk Management, Inc. are deferred and amortized over a five year period commencing from the date the start-up period ended. Under U.S. GAAP, such costs are expensed in the periods in which the expenditures are incurred.

  (b)  Goodwill amortization

   Under Canadian GAAP, guarantee fund assessment liabilities were estimated and accrued at the date of acquisition, which resulted in an increase in the amount of goodwill recorded. Under U.S. GAAP, such costs are expensed in the periods in which the liabilities are established.

  (c)  Equity accounting

   Under Canadian GAAP, the Company's 25% equity investment in an investee is carried at cost as the Company does not have significant influence over the investee. Under U.S. GAAP we are deemed to have significant influence because the Company's equity investment exceeds 20%, and the equity method of accounting is used. This method recognizes the Company's share of net income or loss of the investee. Also, under U.S. GAAP goodwill is recognized, which is being amortized over a period of 10 years.

  (d)  Reclassification

   Under Canadian GAAP, the amortization of goodwill is shown as the final item in the Statement of Operations, net of applicable taxes, whereas under U.S. GAAP this presentation is not permitted and the applicable taxes would be included in the income tax expense on the statement of operations. As a result, under U.S. GAAP, the applicable taxes of $818,000 and $737,000 for the years ended December 31, 2001 and 2000, respectively, would be reclassified to increase the goodwill amortization and decrease the income tax expense. Goodwill amortization would be classified with expenses under U.S. GAAP.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


  (e)  Portfolio investments

   Under Canadian GAAP, portfolio investments are carried at cost or amortized cost, and where a decline in value of an investment is considered to be other than temporary, a write-down of the investment to its estimated recoverable amount is recorded. Under U.S. GAAP, such investments would be classified as available for sale and are marked to market after write-downs for other than temporary declines in values, and the unrealized gain or loss, net of any future income taxes, is recorded as other comprehensive income, a component of shareholders' equity.

  (f)  Accounting for Derivative Instruments and Hedging Activities

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), as amended by Statements No. 137 and 138, is effective for fiscal years beginning after June 15, 2000 and establishes accounting and reporting standards for derivative instruments and for hedging activities. Under FAS 133, all derivative instruments, including certain derivative instruments embedded in other contracts, are recognized as either assets or liabilities in the balance sheet at their fair values, and changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. The Company adopted this statement effective January 1, 2001 for purposes of its U.S. GAAP reconciliation. The Company has purchased interest rate swap contracts that are designated as cash flow hedges against the amounts borrowed under the unsecured credit facility. The terms of the swaps match those of the unsecured credit facility, and were entered into to minimize the Company's exposure to fluctuations in interest rates. The change in the fair value of interest rate swap contracts is reflected in other comprehensive income.

  (g)  Stock-based compensation plan

   Under Canadian GAAP, the Company uses the intrinsic-value method of accounting for stock-based compensation awards granted to employees and, accordingly does not recognize compensation expense for stock option awards to employees.

   Under U.S. GAAP, as allowed by FAS 123, the Company intends to continue to use Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for the plan, pursuant to which there is no significant difference with Canadian GAAP for the granting of options under the plan. FAS 123 does however, require certain pro forma and other information to be disclosed as if the Company had measured the compensation element of stock options granted based on the fair value on the date of grant as follows:

                                                            Year Ended
                                                           December 31,
                                                         ----------------
                                                           2001     2000
                                                         -------  -------
      Net income under U.S. GAAP........................ $46,365  $27,608
      Adjustment for FAS 123............................  (1,057)    (650)
                                                         -------  -------
      Pro forma net income under U.S. GAAP.............. $45,308  $26,958
                                                         -------  -------
      Pro forma fully diluted earnings per share under
        U.S. GAAP....................................... $  1.20  $  0.79
                                                         =======  =======

   The effects of the pro-forma disclosures are not likely to be representative of the effects on future years, because options vest over several years and additional awards may be made in future years.

                       KINGSWAY FINANCIAL SERVICES INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
              (Tabular amounts in thousands of Canadian dollars)


   The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                            Year Ended
                                                           December 31,
                                                          --------------
                                                           2001    2000
                                                          ------  ------
       Risk-free interest rate...........................   5.65%   5.31%
       Dividend yield....................................    0.0%    0.0%
                                                          ------  ------
       Volatility of the expected market price of the
         Company's Common shares.........................   62.2%   47.0%
                                                          ------  ------
       Expected option life (in years)...................    4.0     4.0
                                                          ======  ======

   The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable.

   Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the above pro forma adjustments for FAS 123 are not necessarily a reliable single measure of the fair value of the Company's employee stock options.

13.  Subsequent event

   On February 27, 2002 the Company announced that it had commenced a tender offer to acquire all of the outstanding shares of American Country Holdings Inc. ("American Country"). The tender offer expires on April 1, 2002 and is subject to certain conditions which may be waived by the Company. American Country is a holding company that owns of all the shares of American Country Insurance Company, an insurer of taxi cabs based in Chicago which wrote US$85,492,000 of premiums during 2000. Based on the unaudited financial statements of American Country as at September 30, 2001, shareholders equity was US$31,756,000 and total assets were US$212,650,000. Based on the terms of the tender offer total consideration is expected to be approximately US$24,000,000.

                       KINGSWAY FINANCIAL SERVICES INC.
        Unaudited Proforma Condensed Consolidated Financial Information

   On April 5, 2002, the Company acquired all of the outstanding shares of American Country Holdings, Inc. ("American Country"). The unaudited pro forma consolidated financial information for the twelve months ended December 31, 2001 and the six months ended June 30, 2002, present operating results of the Company as if the acquisition of American Country had occurred on January 1, 2001. The pro forma information gives effect to the acquisition of American Country under the purchase method of accounting in accordance with generally accepted accounting principles in Canada, with a reconciliation to generally accepted accounting principles in the United States, using current estimates, which may vary from final amounts. The pro forma financial information has given effect to the business combination using the new accounting standards as required by both generally accepted accounting principles in Canada and the United States. This means that no amortization of goodwill is presented in the pro forma income statement related to this transaction even though the pro forma financial information is presented assuming that the business combination was consummated as at January 1, 2001 when different accounting rules were in effect.

   The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of the consolidated results of operations or financial position of the Company that would have been reported if this acquisition had occurred at the dates indicated or of the consolidated results of future operations or of future financial position.

   The information presented below is based on, and should be read together with, the historical financial information set forth in the financial statements included in this prospectus starting on page F-1.

                       KINGSWAY FINANCIAL SERVICES INC.

           UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                         Year ended December 31, 2001

                                                          (2)
                                                       Historical  Pro Forma
                                                        American   Combined   Reconciliation  Pro Forma
                                            Historical  Country     Result      to US GAAP     US GAAP
                                            ---------- ---------- ----------  -------------- ----------
                                            (In thousands of Canadian dollars, except per share amounts)
Gross premiums written..................... $1,065,262  $128,780  $1,194,042          --     $1,194,042
                                            ----------  --------  ----------     -------     ----------
Net premiums written....................... $1,014,960  $ 98,388  $1,113,348          --     $1,113,348
                                            ----------  --------  ----------     -------     ----------
Revenue:
   Net premiums earned..................... $  872,830  $ 98,258  $  971,088          --     $  971,088
   Investment income.......................     52,553    13,268      65,821         972         66,793
   Net realized gains......................     12,079       927      13,006         446         13,452
                                            ----------  --------  ----------     -------     ----------
                                               937,462   112,453   1,049,915       1,418      1,051,333
Expenses:
   Claims incurred.........................    616,079   117,458     733,537          --        733,537
   Commissions and premium taxes...........    167,176    18,789     185,965          --        185,965
   General and administrative expenses.....     81,938     6,148      88,086       5,394         93,480
   Interest expense........................     11,399       831      12,230          --         12,230
                                            ----------  --------  ----------     -------     ----------
                                               876,592   143,226   1,019,818       5,394      1,025,212
                                            ----------  --------  ----------     -------     ----------
Income before income taxes.................     60,870   (30,773)     30,097      (3,976)        26,121
Income taxes:
   Current.................................      6,665       528       7,193          --          7,193
   Future..................................      3,418   (10,531)     (7,113)        151         (6,962)
                                            ----------  --------  ----------     -------     ----------
                                                10,083   (10,003)         80         151            231
                                            ----------  --------  ----------     -------     ----------
Net income before goodwill.................     50,787   (20,770)     30,017      (4,127)        25,890
Amortization of goodwill, net of applicable
  income tax (4)...........................      5,856        --       5,856      (5,856)            --
                                            ----------  --------  ----------     -------     ----------
Net Income (3)............................. $   44,931  $(20,770) $   24,161     $ 1,729     $   25,890
                                            ==========  ========  ==========     =======     ==========
Earnings per share before Goodwill:
   Basic................................... $     1.37  $  (0.56) $     0.81     $  0.06     $     0.87
   Diluted.................................       1.34     (0.55)       0.79        0.06           0.85
Earnings per share:
   Basic................................... $     1.21  $  (0.56) $     0.65     $  0.05     $     0.70
   Diluted.................................       1.19     (0.55)       0.64        0.05           0.69

--------
   Pro Forma Footnotes for the twelve months ended December 31, 2001

(1) The Company paid American Country shareholders cash of US$2.10 per common share for 9,629,473 common shares outstanding and US $12.00 per preferred share for 305,000 preferred shares outstanding. The allocation of the purchase price is disclosed in Note 6 of Kingsway Financial's Interim Consolidated Financial Statements for the six months ending June 30, 2002 included in this prospectus on page F-9.

(2) The historical financial information of American Country is reported in Canadian dollars using an average rate of exchange of US $1= Cdn $1.54475 for 2001. The amounts are then converted into Canadian generally accepted accounting principles eliminating any realized gains/(losses) on a derivative financial instruments portfolio further described in Note 4 to Kingsway Financial's Reconciliation with United States Generally Accepted Accounting Principles for the six months ended June 30, 2002 included in this prospectus on page F-11 and F-12.

                       KINGSWAY FINANCIAL SERVICES INC.

                         Year ended December 31, 2001

(3) The net loss of American Country for the year ended December 31, 2001 includes a net loss of approximately $26 million (US $17 million) related to its contractor business line. The board of American Country decided not to renew any policies on this line of business after April 1, 2001. At the date of Kingsway's acquisition of American Country on April 5, 2002 the contractor business was no longer a continuing part of American Country's operation and is therefore not a continuing part of the operations of Kingsway Financial. Following American Country's decision to cease renewals of the contractor business, management significantly increased claims incurred to reflect the significant losses on this line of business.

(4) As reported in Kingsway Financial's financial statements included in this prospectus starting on page F-1, effective January 1, 2002, all existing goodwill and intangible assets with indefinite lives which are currently included in the Consolidated Balance Sheets ceased to be amortized to income over time, and are subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value. Any excess of book value over fair value will be charged to income in the period in which the impairment is determined.

                       KINGSWAY FINANCIAL SERVICES INC.

           UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                        Six Months ended June 30, 2002

                                                                     (2)
                                                                  Historical Pro Forma
                                                                   American  Combined  Reconciliation Pro Forma
                                                   Historical      Country    Result     to US GAAP    US GAAP
                                                   ----------     ---------- --------- -------------- ---------
                                                   (In thousands of Canadian dollars, except per share amounts)
Gross premiums written............................  $919,044       $ 62,522  $981,566          --     $981,566
                                                    --------       --------  --------      ------     --------
Net premiums written..............................  $870,146       $ 55,844  $925,990          --     $925,990
                                                    --------       --------  --------      ------     --------
Revenue:
   Net premiums earned............................  $709,646       $ 18,608  $728,254          --     $728,254
   Investment income..............................    30,751          3,318    34,069         468       34,537
   Net realized gains.............................     5,317          2,144     7,461         364        7,825
                                                    --------       --------  --------      ------     --------
                                                     745,714         24,070   769,784         832      770,616
Expenses:
   Claims incurred................................   505,914         37,535   543,449          --      543,449
   Commissions and premium taxes..................   143,208          2,224   145,432          --      145,432
   General and administrative expenses............    58,046          4,283    62,329        (527)      61,802
   Interest expense...............................     5,754            107     5,861          --        5,861
                                                    --------       --------  --------      ------     --------
                                                     712,922         44,149   757,071        (527)     756,544
                                                    --------       --------  --------      ------     --------
Income before income taxes........................    32,792        (20,079)   12,713       1,359       14,072
Income taxes......................................       311         (6,797)   (6,486)        198       (6,288)
                                                    --------       --------  --------      ------     --------
Net Income........................................  $ 32,481       $(13,282) $ 19,199      $1,161     $ 20,360
                                                    ========       ========  ========      ======     ========
Earnings per share :
   Basic..........................................  $   0.67       $  (0.27) $   0.40      $ 0.02     $   0.42
   Diluted........................................      0.66          (0.27)     0.39        0.02         0.41

--------
   Pro Forma Footnotes for the six months ended June 30, 2002

(1) American Country was acquired on April 5, 2002 and its results from the first quarter were not included in the consolidated results of Kingsway Financial for the six months ended June 30, 2002.
(2) The historical financial information of American Country is reported in Canadian dollars using an average rate of exchange of US $1=Cdn $1.5945 for the three months ended March 31, 2002. The amounts are then converted into Canadian generally accepted accounting principles eliminating any realized gains/(losses) on a derivative financial instruments portfolio further described in Note 4 to Kingsway Financial's Reconciliation with United States Generally Accepted Accounting Principles for the six months ended June 30, 2002 included in this prospectus on page F-9.
(3) The net loss of American Country for the three months ended March 31, 2002 includes a further reserve strengthening of American Country's unpaid claims liabilities of approximately $17 million (US $11 million) including a net loss of approximately $11 million (US $7 million) which is attributable to its contractor business line. The board of American Country decided not to renew any policies on this line of business after April 1, 2001. At the date of Kingsway's acquisition of American Country on April 5, 2002 the contractor business was no longer a continuing part of American Country's operation and is therefore not a continuing part of the operations of Kingsway Financial.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS--Unaudited
                        (In thousands of U.S. dollars)

                                                                              As at      As at
                                                                            March 31, December 31,
                                                                            --------- ------------
                                                                              2002        2001
                                                                            --------- ------------
ASSETS
Investments:
Available-for-sale:
   Fixed maturities--At fair value (amortized cost: 2002--$124,798; 2001--
     $123,207)............................................................. $126,818    $126,861
   Equity securities--At fair value (cost: 2002--$3,548; 2001--$2,072).....    3,125       2,078
Collateral loans (at amortized cost, which approximates fair value)........    3,988       1,659
                                                                            --------    --------
Total investments..........................................................  133,931     130,598
Cash and cash equivalents..................................................    3,403       6,773
Premiums receivable(net of allowance: 2002--$574; 2001--$417)..............   34,635      14,907
Reinsurance recoverable....................................................   27,989      23,791
Deferred income taxes......................................................   13,999      11,866
Income taxes receivable....................................................    3,184       1,733
Deferred policy acquisition costs..........................................    3,894       2,541
Accrued investment income..................................................    1,591       1,495
Property and equipment.....................................................      837         933
Other assets...............................................................    3,535       3,164
                                                                            --------    --------
Total assets............................................................... $226,998    $197,801
                                                                            ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Unpaid losses and loss adjustment expenses..............................  146,509     133,904
   Unearned premiums.......................................................   36,448      13,462
   Note payable and line of credit.........................................   10,000      10,250
   Accrued expenses........................................................    6,696       5,091
   Ceded reinsurance premiums payable......................................    7,603       4,946
   Premium deposits........................................................        0           0
   Drafts outstanding......................................................      361         394
                                                                            --------    --------
Total liabilities..........................................................  207,618     168,047
Commitments and contingent liabilities
Stockholders' equity:
   Common Stock--$.01 par value. Authorized--60,000,000 shares Issued and
     outstanding shares: 2002--9,629,392; 2001--9,624,795..................       96          96
   Preferred Stock Authorized--2,000,000 shares--$.10 par value Issued and
     outstanding shares: 2002--305,000; 2001--305,000......................       31          31
   Additional paid-in capital..............................................   42,848      42,840
   Accumulated other comprehensive income..................................    1,150       2,692
   Retained earnings (deficit).............................................  (24,745)    (15,905)
                                                                            --------    --------
Total stockholders' equity.................................................   19,380      29,754
                                                                            --------    --------
Total liabilities and stockholders' equity................................. $226,998    $197,801
                                                                            ========    ========

                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME--Unaudited
           (In thousands of U.S. dollars, except per share amounts)

                                                        Three months ended March 31,
                                                        ---------------------------
                                                          2002           2001
                                                          --------       -------
      REVENUES
      Premiums earned.................................. $ 11,670       $16,591
      Net investment income............................    2,058         2,347
      Net realized gains (losses) on investments.......      641          (453)
      Other income.....................................       23            23
                                                          --------       -------
      Total revenues...................................   14,393        18,508

      LOSSES AND EXPENSES
      Losses and loss adjustment expenses..............   23,540        16,174
      Amortization of deferred policy acquisition costs    1,395         1,241
      Administrative and general expenses..............    2,686           789
                                                          --------       -------
      Total losses and expenses........................   27,622        18,204
                                                          --------       -------
      Operating income (loss)..........................  (13,229)          304
      Interest Expense.................................       67           177
                                                          --------       -------
      Income (loss) before income taxes                  (13,296)          127
      Provision for income tax:
         Current.......................................      134            23
         Deferred......................................   (4,636)
                                                          --------       -------
                                                          (4,502)           23
                                                          --------       -------
      Net income (loss)................................ $ (8,794)      $   104
                                                          ========       =======
      Basic and dilutive earnings per share............ $  (0.96)      $   .01
                                                          ========       =======


                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--Unaudited
           (In thousands of U.S. dollars, except per share amounts)

                                                                                  Accumulated
                                                                      Additional     Other     Retained      Total
                                 Number of Common Number of Preferred  Paid-in   Comprehensive Earnings  Stockholders'
                                  Shares   Stock   Shares     Stock    Capital      Income     (Deficit)    Equity
                                 --------- ------ --------- --------- ---------- ------------- --------- -------------
OPERATING ACTIVITIES
Balance at December 31, 2000....   9,041    $90      405      $ 41     $42,828      $   902    $ (2,055)   $ 41,806
Comprehensive income, net of
 tax:
Net Income......................       0      0        0         0           0            0     (13,637)    (13,637)
Change in net unrealized
 investment gains (net of
 applicable income taxes of
 $931)..........................       0      0        0         0           0        1,995           0       1,995
Less: Elimination of realized
 gains included in income as
 reported (net of applicable
 income tax of $106)............       0      0        0         0           0         (205)          0        (205)
                                                                                                           --------
Total comprehensive income......       0      0        0         0           0            0           0     (11,847)
Payment of preferred
 dividends......................       0      0        0         0           0            0        (213)       (213)
Issuance of additional common
 shares pursuant to conversion
 of preferred stock.............     571      6     (100)      (10)          0            0           0          (4)
Issuance of additional shares to
 employee benefit plans.........      13      0        0         0          12            0           0          12
                                   -----    ---     ----      ----     -------      -------    --------    --------
Balance at December 31, 2001....   9,625    $96      305      $ 31     $42,840      $ 2,692    $(15,905)   $ 29,754
Comprehensive income, net of
 tax:
Net Income......................       0      0        0         0           0            0      (8,794)     (8,794)
Change in net unrealized
 investment gains (net of
 applicable income taxes of
 $380)..........................       0      0        0         0           0       (1,119)          0      (1,119)
Less: Elimination of realized
 gains included in income as
 reported (net of applicable
 income tax of $218)............       0      0        0         0           0         (423)          0        (423)
                                                                                                           --------
Total comprehensive income......                                                                            (10,336)
                                                                                                           --------
Payment of preferred
 dividends......................       0      0        0         0           0            0         (46)        (46)
Issuance of additional shares to
 employee benefit plans.........                                             8                                    8
                                   -----    ---     ----      ----     -------      -------    --------    --------
Balance at March 31, 2002.......   9,625    $96      305      $ 31     $42,848      $ 1,150    $(24,745)   $ 19,380
                                   =====    ===     ====      ====     =======      =======    ========    ========


                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS--Unaudited
                        (In thousands of U.S. dollars)

                                                             Three months ended
                                                                  March 31,
                                                             ------------------
                                                               2002      2001
                                                             --------  --------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities......... $  1,531  $ (6,575)
                                                             --------  --------
INVESTING ACTIVITIES
Fixed maturities Available-for-sale:
   Purchases................................................  (14,185)  (20,994)
   Sales....................................................    6,428    13,303
   Maturities, calls, and prepayments.......................    6,235     6,911
Equity securities Available-for-sale:
   Purchases................................................     (986)   (1,139)
   Sales....................................................
   (Purchase) of other investments..........................      (26)
Net issuance of collateral loans and other investments......   (2,329)      (87)
                                                             --------  --------
Net cash (used in) investing activities.....................   (4,863)   (2,006)
                                                             --------  --------
FINANCING ACTIVITIES
Repayment of note payable...................................
Issuance of common stock and preferred stock................        8         2
Options and warrants exercised..............................
Dividends paid to stockholders..............................      (46)      (61)
                                                             --------  --------
Net cash and cash equivalents (used in) financing activities      (38)      (59)
                                                             --------  --------
Net (decrease) in cash and cash equivalents.................   (3,370)   (8,640)
Cash and cash equivalents at beginning of period............ $  6,773  $ 16,790
                                                             --------  --------
Cash and cash equivalents at end of period.................. $  3,403  $  8,150
                                                             ========  ========




                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Unaudited

A.  NATURE OF OPERATIONS

   American Country Holdings Inc. (the "Company") is an insurance holding company which operates through its direct subsidiaries American Country Insurance Company ("American Country"), American Country Financial Services Corp. ("Financial Services"), American Country Professional Services Corp. ("Professional Services") and American Country Underwriting Agency. American Country is an Illinois domestic property and casualty insurance company that specializes in the underwriting and marketing of commercial property and casualty insurance for a focused book of business. American Country concentrates on types of insurance in which it has expertise: transportation and hospitality lines. Financial Services operates principally as a premium finance company. Professional Services operates principally as a third party claims administrator. American Country Underwriting Agency will operate as an underwriting manager for other insurance companies.

B.  ACCOUNTING PRINCIPLES

   The accompanying financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying financial statements should be read in conjunction with the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K filed on March 29, 2002, as well as the restatements of those financial statements included in the Kingsway Financial Services Inc.'s prospectus starting on page F-51.

   The interim financial data as of March 31, 2002 and for the three months ended March 31, 2002 and March 31, 2001 is unaudited. However, in the opinion of management, the interim data includes all adjustments, consisting of normal recurring accruals, necessary for a fair statement of the Company's results for the interim periods. The operating results for the interim periods are not necessarily indicative of the results to be expected for the full year. All significant intercompany amounts have been eliminated. Certain amounts applicable to prior periods have been reclassified to conform to presentation followed in 2002.

   In the first quarter of 2001, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (collectively referred to as SFAS
133). The Company had no derivatives as of January 1, 2001. Initial adoption of SFAS 133 did not have a significant impact on the equity of the Company; however, adoption of SFAS 133 resulted in an after-tax decrease to first quarter 2001 earnings of $240,000 and an after tax increase in earnings of $464,000 for the first quarter 2002. This amount related to the Company's convertible investments, which were purchased in the first quarter of 2001. Because the Company already carried its investments at fair value through other comprehensive income, there was an equal and offsetting favorable adjustment of $240,000 and unfavorable adjustment of $464,000 to stockholders' equity (accumulated other comprehensive income) for the first quarter ended March 31, 2001 and 2002 respectively. See Note C. for a complete discussion of the Company's adoption of these accounting pronouncements.

   On January 1, 2001, the Company adopted the Codification of Statutory Accounting Principles (Codification) for preparing its statutory-basis financial statements. Codification, which is intended to standardize regulatory accounting and reporting to state insurance departments, was effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which American Country conducts business required adoption of Codification (with certain modifications) for the preparation of statutory-basis financial statements effective January 1, 2001. The Company's adoption of Codification, as modified, resulted in an increase in statutory capital and surplus as of January 1, 2001 of approximately $2.9 million, which primarily relates to deferred tax assets, partially offset by insurance-related assessments and pension-related liabilities. This change has no impact on net earned premiums or net income.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--UNAUDITED--(Continued)


C.  DERIVATIVE FINANCIAL INSTRUMENTS

   As discussed in Note B, effective in 2001, the Company accounts for derivatives and hedging in accordance with SFAS 133. A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument, index or rate, has a notional amount, and can be net settled. Derivatives include, but are not limited to, the following types of investments: interest rate swaps, interest rate caps and floors, put and call options, warrants, swaptions, futures, forwards and commitments to purchase securities and combinations of the foregoing. Derivatives embedded within non-derivative instruments (such as call options embedded in convertible bonds) must be split from the host instrument and accounted for under SFAS 133 when the embedded derivative is not clearly and closely related to the host instrument. In addition, non-investment instruments, including certain types of insurance contracts that have historically not been considered derivatives can be derivatives or contain embedded derivatives under SFAS 133. SFAS 133 requires that all derivatives be recorded in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of exposures to changes in fair value, cash flows or foreign currency exchange rates. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the nature of any hedge designation thereon. Options embedded in convertible debt and equity securities do not qualify for hedge accounting.

   Embedded derivatives are classified as fixed maturities or equity securities in the Consolidated Balance Sheets, consistent with the host instruments. The change in the market value of the embedded derivatives resulted in a pre-tax gain of approximately $703,000 and a pre-tax loss of $346,000 for the three months ended March 31, 2002 and 2001 respectively, and has been recorded as a realized investment loss in the consolidated statement of income.

D.  CAPITAL STOCK

   Preferred dividends of $46,000 were declared and paid by the Company on the Series A Preferred Stock during the period ended March 31, 2002. At March 31, 2002, the Company had 2,019,424 Common Warrants outstanding. The warrants allow the warrant holder to purchase .5475 shares of Common Stock at a price of $7.32 through August 31, 2002. At March 31, 2002, the Company had 814,286 Class A Common Warrants outstanding. The warrants allow the warrant holder to purchase 1 (one) share of Common Stock at a price of $1.925 through December 29, 2005. At March 31, 2002, the Company had 305,000 shares of Series A Convertible Preferred Stock outstanding. Each share of Series A Convertible Preferred Stock has an initial value of $10 and an initial conversion price of $1.75 per share. Shares of the Series A Convertible Preferred Stock accrue dividends on a quarterly basis at an annual rate of 6% per share. Dividends are cumulative and accrue, whether or not declared by the Board of Directors, but are payable only when and if declared by the Board. The holders of the Series A Convertible Preferred Stock are entitled to vote together as a class with the Common Stock. Based on the stated value and conversion price, the preferred stockholders are entitled to 2,314,283 votes. Common shares outstanding on March 31, 2002 were 9,629,392.

E.  STOCK OPTION PLAN

   The Company has established a Stock Option Plan (the "Plan"), as amended, under which options to purchase shares up to a total amount equal to five percent (5%) of the shares issued and outstanding on the January 1/st/ last preceding the grant date. Stock options granted under this Plan, which may be either incentive stock options or nonqualified stock options for federal income tax purposes, expire up to ten years after date of grant and become exercisable over a three year period. Employees who have left the Company have 90 days to exercise their options. At March 31, 2002, the Company had 1,350,218 options outstanding with exercise prices ranging from $2.18 per share to $13.00 per share.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--UNAUDITED--(Continued)


   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of the Company's employee stock options is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

F.  EMPLOYEE STOCK PURCHASE PLAN

   The Company has established an Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which active employees working more than 20 hours per week may contribute, on an after-tax basis, between 2%-15% of their eligible compensation to the Stock Purchase Plan. The purchase price for each share of common stock purchased under the Stock Purchase Plan is the lesser of (1) the offering price, which is defined as 85% of the fair market value of the common stock on the first day of each purchase period or (2) 85% of the fair market value of the common stock on the last day of each purchase period, each adjusted to the nearest cent. Fair market value of a share is defined as the average closing price of the common stock on the 20 business days preceding the purchase date.

G.  REINSURANCE

   The components of the net reinsurance recoverable balances in the accompanying balance sheets were as follows:

                                                 March 31, 2002 December 31, 2001
                                                 -------------- -----------------
                                                  (In thousands of U.S. dollars)
Ceded paid losses recoverable...................    $ 2,540          $ 2,561
Ceded unpaid losses and loss adjustment expenses
  ("LAE").......................................     24,870           20,284
Ceded unearned premiums.........................        578              946
                                                    -------          -------
Total...........................................    $27,988          $23,791
                                                    =======          =======

   The components of the reinsurance ceded relating to the accompanying statements of income for the three months ended March 31, 2002 and 2001 were as follows:

                                              March 31,
                                            ------------------------------
                                             2002            2001
                                                ------          ------
                                            (In thousands of U.S. dollars)
                      Ceded premiums earned $4,554          $6,137
                      Ceded incurred losses  2,401           5,864
                      Ceded incurred LAE...     38              92

   The effect of reinsurance on premiums written and earned for the three months ended March 31, 2002, and 2001 was as follows:

                             Three months ended March 31,
                          ----------------------------------
                            2002 Premiums     2001 Premiums
                          ----------------  ----------------
                          Written   Earned  Written   Earned
                          -------  -------  -------  -------
                            (In thousands of U.S. dollars)
                  Direct. $39,001  $16,023  $52,460  $22,191
                  Assumed     208      201      561      537
                  Ceded..  (4,188)  (4,554)  (8,225)  (6,137)
                  Net.... $35,023  $11,670  $44,796  $16,591
                          -------  -------  -------  -------

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--UNAUDITED--(Continued)


H.  BUSINESS SEGMENTS

   The Company through American Country is engaged primarily as a property and casualty insurance carrier, providing commercial lines coverage including commercial auto, commercial multiple peril and workers' compensation to two key niche markets: transportation and hospitality. In addition, the Company through its other subsidiaries provides premium and other financing services through secured loans to certain larger customers. All revenues are derived from markets in the United States.

   Segment revenues for the three months ended March 31 were (in thousands of U.S. dollars):

                                                                2002    2001
                                                              -------  -------
 SEGMENT REVENUES
 Transportation.............................................. $14,630  $14,200
 Hospitality.................................................   1,532    1,597
 Other Commercial............................................  (2,030)   2,327
 Personal Lines..............................................       0        0
 Other.......................................................     228      306
                                                              -------  -------
 Total Segment Revenues......................................  14,360   18,430
                                                              =======  =======
 Other reconciling items:
    Investment and other income not attributable to segments.      33       78
    Total revenues........................................... $14,393  $18,508
                                                              -------  -------

   Segment operating profit for the three months ended March 31, were (in thousands of U.S. Dollars):

                                                               2002      2001
                                                             --------  -------
SEGMENT OPERATING PROFIT
Transportation.............................................. $ (1,891) $ 1,964
Hospitality.................................................   (2,163)     (30)
Other Commercial............................................   (9,067)  (1,842)
Personal Lines..............................................      (12)     112
Other.......................................................      249      258
Total Segment Operating Profit..............................  (12,884)     462
Other reconciling items:
   Investment and other income not attributable to segments.       33       88
   General corporate expenses...............................     (378)    (236)
   Other expenses, net......................................        0      (10)
   Total adjustments........................................     (345)    (158)
   Total Operating Profit................................... $(13,229) $   304
                                                             --------  -------

   Asset information by reportable segment is not reported since the Company does not produce such information internally. Segment operating profit is net of depreciation expense of $121,000 and $75,000 for the three months ended March 31, 2002 and 2001, respectively.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--UNAUDITED--(Continued)


I.   SUBSEQUENT EVENTS

   On February 27, 2002, KFS Acquisition Corp.(the "Purchaser" or "KFS"), a Delaware corporation and wholly owned subsidiary of Kingsway Financial Services Inc., an Ontario corporation ("Kingsway") filed Schedule 13D with the Securities and Exchange Commission, in which it commenced a tender offer (the "Tender Offer") for all outstanding shares of Common Stock and Series A Convertible Preferred Stock and all outstanding Class A Common Stock Purchase Warrants. On April 2, 2002, KFS announced the purchase of 9,158,745 shares of Common Stock of ACHI at a price of $2.10 per share, together with 305,000 shares of Series A Convertible Preferred Stock of ACHI at $12.00 per share (plus an amount equal to $0.001973 per share to account for accrued and unpaid dividends) and 257,143 Class A Common Stock Purchase Warrants of ACHI at $0.175 per warrant. Kingsway purchased all of these securities of ACHI pursuant to the Tender Offer.

   On May 31, 2002, Kingsway Financial Services, Inc., through its subsidiary Kingsway America Inc., made a capital contribution to ACHI by repaying the $8.0 million long-term loan and $2.0 million revolving loan due to The Northern Trust Company.

   On June 28, 2002, Kingsway Financial Services, Inc., through its subsidiary Kingsway America Inc., made an additional capital contribution to ACHI in the amount of $2.5 million for its operational requirements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
American Country Holdings Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of American Country Holdings Inc. and Subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The consolidated balance sheets and the related consolidated statements of income, stockholders' equity, and cash flows have been restated as discussed in
Note 3.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 27, 2002, except for Note 3
which is as of October 18, 2002

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        (In thousands of U.S. dollars)

                                                                                 As at December 31,
                                                                            ----------------------------
                                                                                 2001           2000
                                                                            -------------  -------------
ASSETS                                                                      (as restated)  (as restated)
Investments (NOTES 2 AND 4):
Available-for-sale:
   Fixed maturities--At fair value (amortized cost: 2001--$123,207; 2000--
     $125,346)............................................................. $     126,861  $     126,457
   Equity securities--At fair value (cost: 2001--$2,072; 2000--$1,636).....         2,078          1,640
Collateral loans (at amortized cost, which approximates fair value)........         1,659          2,005
                                                                            -------------  -------------
Total investments..........................................................       130,598        130,102
Cash and cash equivalents..................................................         6,773         16,790
Premiums receivable (net of allowance: 2001--$417; 2000--$386).............        14,907         13,283
Reinsurance recoverable....................................................        23,791         22,880
Deferred income taxes (NOTE 6).............................................        11,866          5,961
Income taxes receivable....................................................         1,733          2,018
Deferred policy acquisition costs..........................................         2,541          3,185
Accrued investment income..................................................         1,495          1,808
Property and equipment.....................................................           933            633
Other assets...............................................................         3,164          1,382
                                                                            -------------  -------------
Total assets............................................................... $     197,801  $     198,042
                                                                            =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Unpaid losses and loss adjustment expenses (NOTE 7).....................       133,904  $     114,694
   Unearned premiums.......................................................        13,462         17,464
   Note payable and line of credit (NOTE 9)................................        10,250         10,750
   Accrued expenses........................................................         5,091          3,070
   Ceded reinsurance premiums payable......................................         4,946          9,339
   Premium deposits........................................................             0            182
   Drafts outstanding......................................................           394            737
                                                                            -------------  -------------
Total liabilities..........................................................       168,047        156,236
Commitments and contingent liabilities (NOTES 12 AND 13)
Stockholders' equity (NOTES 1 AND 8):
   Common Stock--$.01 par value. Authorized--60,000,000 shares
     Issued and outstanding shares: 2001--9,624,795; 2000--9,041,207.......            96             90
   Preferred Stock Authorized--2,000,000 shares--$.10 par value
     Issued and outstanding shares: 2001--305,000; 2000--405,000...........            31             41
   Additional paid-in capital..............................................        42,840         42,828
   Accumulated other comprehensive income..................................         2,692            902
   Retained earnings (deficit).............................................       (15,905)        (2,055)
                                                                            -------------  -------------
Total stockholders' equity.................................................        29,754         41,806
                                                                            -------------  -------------
Total liabilities and stockholders' equity................................. $     197,801  $     198,042
                                                                            =============  =============

                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
           (In thousands of U.S. dollars, except per share amounts)

                                                          Years ended December 31,
                                                  ---------------------------------------
                                                       2001            2000         1999
                                                  --------------  --------------  -------
REVENUES                                           (as restated)   (as restated)
Premiums earned.................................. $       63,993  $       70,724  $69,677
Net investment income............................          8,481           8,522    7,618
Net realized gains (losses) on investments.......            311            (194)    (342)
Other income.....................................            108             217      215
                                                  --------------  --------------  -------
Total revenues...................................         72,893          79,269   77,168

LOSSES AND EXPENSES
Losses and loss adjustment expenses..............         76,037          68,317   63,617
Amortization of deferred policy acquisition costs         12,548          10,932   10,377
Administrative and general expenses..............          4,518           5,878    4,216
                                                  --------------  --------------  -------
Total losses and expenses........................         93,103          85,127   78,210
                                                  --------------  --------------  -------
Income (loss) before income taxes................        (20,210)         (5,858)  (1,042)
Provision for income tax (NOTE 6):
   Current.......................................            342          (1,424)     125
   Deferred......................................         (6,915)         (1,069)  (1,092)
                                                  --------------  --------------  -------
                                                          (6,573)         (2,493)    (967)
                                                  --------------  --------------  -------
Net income (loss)................................ $      (13,637) $       (3,365) $   (75)
                                                  ==============  ==============  =======
Basic and dilutive earnings per share............ $        (1.52) $        (0.42) $  (.01)
                                                  ==============  ==============  =======


                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           (In thousands of U.S. dollars, except per share amounts)

                                                                                  Accumulated
                                                                      Additional     Other     Retained      Total
                                 Number of Common Number of Preferred  Paid-in   Comprehensive Earnings  Stockholders'
                                  Shares   Stock   Shares     Stock    Capital      Income     (Deficit)    Equity
                                 --------- ------ --------- --------- ---------- ------------- --------- -------------
OPERATING ACTIVITIES
Balance at January 1, 1999......   8,011    $80        0      $  0     $37,104      $ 2,553    $  1,385    $ 41,122
Comprehensive income, net
 of tax:
Net Income......................       0      0        0         0           0            0         (75)        (75)
Change in net unrealized
 investment gains (net of
 applicable income taxes of
 $(2,160))......................       0      0        0         0           0       (4,522)          0      (4,522)
Less: Elimination of realized
 gains included in income as
 reported (net of applicable
 income tax of $116)............       0      0        0         0           0          226           0         226
Other...........................       0      0        0         0           0          (41)                    (41)
                                                                                                           --------
Total comprehensive income......                                                                             (4,412)
Issuance of additional shares
 upon exercise of options and
 warrants.......................       0      0        0         0           0            0           0           0
                                   =====    ===     ====      ====     =======      =======    ========    ========
Balance at December 31, 1999....   8,011    $80        0      $  0     $37,104      $(1,784)   $  1,310    $ 36,710
Comprehensive income, net
 of tax:
Net Income......................       0      0        0         0           0            0      (3,365)     (3,365)
Change in net unrealized
 investment gains (net of
 applicable income taxes of
 $1,710)........................       0      0        0         0           0        2,814           0       2,814
Less: Elimination of realized
 gains included in income as
 reported (net of applicable
 income tax of $(66))...........       0      0        0         0           0         (128)          0        (128)
                                                                                                           --------
Total comprehensive income......       0      0        0         0           0            0           0        (679)
Issuance of additional common
 shares and issuance of
 preferred shares pursuant to
 Private Placement..............     814      8      405        41       5,202            0           0       5,251
Issuance of additional shares
 upon exercise of options and
 warrants.......................     100      1        0         0         287            0           0         288
Issuance of additional shares to
 employee benefit plans.........     116      1        0         0         235            0           0         236
                                   =====    ===     ====      ====     =======      =======    ========    ========
Balance at December 31, 2000
 (as restated)..................   9,041    $90      405      $ 41     $42,828      $   902    $ (2,055)   $ 41,806
Comprehensive income, net
 of tax:
Net Income......................       0      0        0         0           0            0     (13,637)    (13,637)
Change in net unrealized
 investment gains (net of
 applicable income taxes of
 $931)..........................       0      0        0         0           0        1,995           0       1,995
Less: Elimination of realized
 gains included in income as
 reported (net of applicable
 income tax of $106)............       0      0        0         0           0         (205)          0        (205)
                                                                                                           --------
Total comprehensive income......       0      0        0         0           0            0           0     (11,847)
Payment of preferred
 dividends......................       0      0        0         0           0            0        (213)       (213)
Issuance of additional common
 shares pursuant to conversion
 of preferred stock.............     571      6     (100)      (10)          0            0           0          (4)
Issuance of additional shares to
 employee benefit plans.........      13      0        0         0          12            0           0          12
                                   -----    ---     ----      ----     -------      -------    --------    --------
Balance at December 31, 2001
 (as restated)..................   9,625    $96      305      $ 31     $42,840      $ 2,692    $ 15,905    $ 29,754
                                   =====    ===     ====      ====     =======      =======    ========    ========

                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (In thousands of U.S. dollars)

                                                                              Year Ended December 31,
                                                                      ---------------------------------------
                                                                           2001           2000         1999
                                                                      -------------  -------------  ---------
OPERATING ACTIVITIES                                                  (as restated)  (as restated)
Net income........................................................... $     (13,637) $      (3,365) $     (75)
Adjustments to reconcile net income to net cash provided by operating activities:
Change in premiums receivables and reinsurance recoverables..........        (2,535)        (8,893)    (5,229)
Change in reserve for unpaid losses and loss adjustment expenses.....        19,210         10,201     12,076
Change in reserve for unearned premiums..............................        (4,002)        (1,264)     4,267
Change in ceded reinsurance premiums payable.........................        (4,392)        10,350     (2,270)
Amortization of deferred policy acquisition costs....................        12,548         10,932     10,377
Deferred policy acquisition costs capitalized........................       (11,904)       (10,866)   (11,273)
Change in deferred income taxes......................................        (5,905)           574     (2,911)
Net realized losses (gains) on investments...........................          (311)           194        342
Provision for depreciation...........................................           358            431        475
Change in accrued expenses...........................................         1,811         (1,222)    (5,383)
Change in income taxes payable.......................................           285         (1,684)      (724)
Change in other assets and liabilities...............................        (2,714)        (2,130)     3,628
                                                                      -------------  -------------  ---------
Net cash provided by (used in) operating activities..................       (11,188)         3,258      3,300
                                                                      -------------  -------------  ---------
INVESTING ACTIVITIES
Fixed maturities Available-for-sale:
Purchases............................................................       (66,194)      (172,910)  (155,717)
Sales................................................................        53,170        167,030    133,926
Maturities, calls, and prepayments...................................        15,744          9,778     13,803
Equity securities Available-for-sale:
Purchases............................................................        (2,083)        (1,283)
Sales................................................................         1,647             --
Sale or maturity or (purchase) of other investments..................          (753)         2,011        564
Net issuance of collateral loans and other investments...............           346         (1,442)    (3,106)
                                                                      -------------  -------------  ---------
Net cash provided by (used in) investing activities..................         1,877          3,184    (10,530)
                                                                      -------------  -------------  ---------
FINANCING ACTIVITIES
Repayment of note payable............................................          (500)          (400)     1,850
Issuance of common stock and preferred stock.........................             7          5,487
Options and warrants exercised.......................................            --            288
Dividends paid to stockholders.......................................          (213)            --
                                                                      -------------  -------------  ---------
Net cash and cash equivalents provided by (used in) financing
  activities.........................................................          (706)         5,375      1,850
                                                                      -------------  -------------  ---------
Net increase (decrease) in cash and cash equivalents.................       (10,017)        11,817     (5,380)
Cash and cash equivalents at beginning of year.......................        16,790          4,973     10,353
                                                                      -------------  -------------  ---------
Cash and cash equivalents at end of year............................. $       6,773  $      16,790  $   4,973
                                                                      =============  =============  =========

                See notes to consolidated financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION.

Nature of Operations

   American Country Holdings Inc. ("ACHI" or "the Company") is an insurance holding company which has as its direct subsidiaries American Country Insurance Company ("American Country"), American Country Financial Services Corp. ("Financial Services"), American Country Professional Services Corp. ("Professional Services") and American Country Underwriting Agency Inc. Through its subsidiaries, the Company conducts business as a specialty property and casualty insurer, provides premium financing and collateralized loans for certain of American Country's customers. Through its subsidiaries, the Company will provide underwriting management and third party claims administration to other insurance companies in the future.

   American Country is an Illinois domestic insurance company that specializes in the underwriting and marketing of commercial property and casualty insurance for the transportation and hospitality industry. Prior to April 1 2001, American Country also wrote commercial lines insurance for contractors. This business is currently being run-off. American Country's specialty public livery coverages (taxicab and limousine) are primarily written on risks in the City of Chicago and the surrounding suburbs, Connecticut, Indiana, Michigan, Minnesota, New York, Pennsylvania and Wisconsin. American Country has extended its geographic coverage as part of its expansion program for the transportation and restaurant lines. American Country is licensed in the states of Connecticut, Illinois, Indiana, Iowa, Kentucky, Massachusetts, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, Wisconsin, and in the District of Columbia, and is pursuing a license in Nevada. American Country also is admitted as an excess and surplus lines carrier in 19 states.

   American Country writes transportation and hospitality lines insurance. Transportation lines, which include automobile liability and physical damage coverages for taxicabs and limousines and workers compensation coverage for drivers, accounted for 77.1% of total gross premiums written in 2001. Hospitality lines, which include coverage for restaurants, taverns and banquet halls, accounted for 13.7% of total gross premiums written in 2001. Commercial lines, which include multi-peril risks and workers' compensation, accounted for 9.2% of total gross premiums written in 2001. American Country's business is written by salaried employees and through approximately 25 independent insurance producers located in the states in which American Country is licensed.

   Financial Services operates principally as a premium finance company.

   Professional Services provides collateralized loans to certain of American Country's larger customers, and is licensed as a third party claims administrator.

   American Country Underwriting Agency was created in December 2000 to operate as a managing general underwriter.

   A discussion of operating segments is contained in Note 15 of the financial statements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


2.  SIGNIFICANT ACCOUNTING POLICIES.

Basis of Presentation

   The accompanying consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") and include the accounts and operations of ACHI and its wholly owned subsidiaries, American Country, Financial Services and Professional Services. Significant inter-company accounts and transactions have been eliminated. American Country maintains its records in accordance with accounting practices prescribed or permitted by the Illinois Department of Insurance. In consolidating American Country, adjustments have been made to conform its accounts to GAAP.

Use of Estimates and Concentration of Risk

   The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions, which include the reserves for losses and loss adjustment expenses and fair market value of financial instruments, could change in the future as more information becomes known which could impact the amounts reported and disclosed herein. American Country has a concentration of risk that is both geographic and customer-based in Chicago.

Premium Revenue

   Premiums are earned pro rata over the terms of the policies. The reserve for unearned premiums is determined on a daily basis.

Losses and Loss Adjustment Expenses

   Losses and loss adjustment expenses (LAE) represent the estimated ultimate net cost of all reported and unreported losses incurred through December 31. The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses and are not discounted. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in the estimates of reserves for losses and LAE, management believes that the reserves for losses and LAE are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations. Estimated salvage and subrogation recoveries are accrued when the related losses are incurred.

Reinsurance

   Reinsurance premiums, losses, and LAE are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums earned and losses incurred ceded to other companies have been reported as a reduction of premium revenue and losses and LAE. Commissions allowed by reinsurers on business ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance recoverables are reported relating to the portion of reserves and paid losses and LAE that are ceded to other companies. The Company remains contingently liable for all loss payments, in the event of failure to collect from the reinsurers.

Deferred Policy Acquisition Costs

   Costs of acquiring new business, principally commissions and premium taxes, are deferred, subject to recoverability, and amortized as the related premium is earned. The Company considers anticipated investment income in determining whether a premium deficiency relating to short duration contracts exists.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Investments

   The Company follows Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires categorization of fixed maturities either as held to maturity, available for sale, or trading and equity securities as available for sale or trading.

   Fixed maturities (bonds and redeemable preferred stocks) that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Fixed maturities that the Company does not have the positive intent and ability to hold to maturity and all equity securities (common stocks and nonredeemable preferred stocks) are classified as available-for-sale and are reported at fair value. Unrealized gains and losses on fixed maturities available for sale and equity securities are excluded from income and are recorded directly to stockholders' equity as accumulated other comprehensive income, net of related deferred income taxes. The Company has not classified any fixed maturity or equity securities as trading. The Company does not hold any fixed maturities as held-to-maturity.

   Collateral loans are carried at amortized cost, which approximates fair value. Short-term investments are carried at cost, which approximates fair value, and include investments with maturities of less than one year at the date of acquisition.

   Net investment income consists primarily of interest and dividends less expenses. Interest on fixed maturities and mortgage loans, adjusted for any amortization of discount or premium, is recorded as income when earned and includes adjustments resulting from anticipated prepayments of collateralized mortgage obligations. Investment expenses are accrued as incurred. Realized investment gains or losses are computed using specific costs of securities sold, and include write-downs on investments having an other-than-temporary decline in value.

   At December 31, 2001, the Company did not own or utilize derivative financial instruments for the purpose of hedging or reducing the cost of its debt obligations. At December 31, 2001, the Company utilized derivative financial instruments for the purpose of enhancing the overall return of its investment portfolio. The only derivatives owned by the Company are convertible securities.

   In the first quarter of 2001, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (collectively referred to as SFAS
133). The Company had no derivatives as of January 1, 2001. Initial adoption of SFAS 133 did not have a significant impact on the equity of the Company; however, adoption of SFAS 133 resulted in a pre-tax decrease to 2001 earnings of $289,000. This amount related to the Company's convertible investments, which were purchased in the first quarter of 2001. Because the Company already carried its investments at fair value through other comprehensive income, there was an equal and offsetting adjustment to stockholders' equity (accumulated other comprehensive income).

   Effective in 2001, the Company accounts for derivatives and hedging in accordance with SFAS 133. A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument, index or rate, has a notional amount, and can be net settled. Derivatives include, but are not limited to, the following types of investments: interest rate swaps, interest rate caps and floors, put and call options, warrants, swaptions, futures, forwards and commitments to purchase securities and combinations of the foregoing. Derivatives embedded within non-derivative instruments (such as call options embedded in convertible bonds) must be split from the host instrument and accounted for under SFAS 133 when the embedded derivative is not clearly and closely related to the host instrument. In addition, non-investment instruments, including certain types of

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

insurance contracts that have historically not been considered derivatives can be derivatives or contain embedded derivatives under SFAS 133. SFAS 133 requires that all derivatives be recorded in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of exposures to changes in fair value, cash flows or foreign currency exchange rates. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the nature of any hedge designation thereon. Options embedded in convertible debt and equity securities do not qualify for hedge accounting.

   Embedded derivatives are classified as fixed maturities or equity securities in the Consolidated Balance Sheets, consistent with the host instruments. The change in the market value of the embedded derivatives resulted in a pre-tax loss of approximately $289,000 for the year ended December 31, 2001, and has been recorded as a realized investment loss in the consolidated statement of income and the statement of cash flows.

Income Taxes

   The Company files a consolidated return with its subsidiaries, and accordingly the Company has executed a tax sharing agreement, which requires the subsidiaries to pay the Company amounts equal to the federal income tax that would be payable if the subsidiaries filed on a stand-alone basis.

   Management believes that it is more likely than not that the current temporary differences will reverse during the periods in which the Company generates net taxable income. The Company expects to generate sufficient taxable income to realize its loss and credit carryforwards within the statutory carryforward period. There are, however, no assurances that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully utilize recorded tax benefits.

Property and Equipment

   Property and equipment, primarily data processing equipment and leasehold improvements, are reported at depreciated cost, with depreciation recorded on a straight-line basis with lives of five years for data processing equipment and a range of six to eleven years for leasehold improvements. Accumulated depreciation amounted to $4,243,000 and $3,792,000 at December 31, 2001 and 2000, respectively. Depreciation expense amounted to $451,000, $346,000 and $346,000 for the years 2001, 2000 and 1999 respectively.

Stock Options

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Earnings Per Share

   Basic earnings per share is computed based on the weighted-average number of common shares outstanding, excluding any dilutive effect of options and warrants. Dilutive earnings per share is computed based on the weighted-average number of common shares outstanding plus the dilutive effects of options and warrants. The dilutive effect of options and warrants is calculated under the treasury stock method using the average market price for the period.

   On May 8, 2000, the Company effected a one-for-four reverse stock split. No fractional shares were issued as a result of the reverse stock split. Issued and outstanding shares after the reverse stock split represented approximately 13.37% of the total authorized number of shares. The number of common shares issued and outstanding has been restated for all periods presented.

   Earnings per share is calculated as follows (in thousands, except per share data):

                                                 Years ended December 31,
                                                -------------------------
                                                  2001      2000    1999
                                                --------  -------  ------
      Net income............................... $(13,637) $(3,365) $  (75)
                                                ========  =======  ======
      Weighted average basic shares outstanding    9,159    8,087   8,011
      Shares for options and warrants..........        0      115       9
                                                --------  -------  ------
      Dilutive shares outstanding..............    9,159    8,202   8,020
                                                ========  =======  ======
      Basic earnings per share................. $  (1.52) $ (0.42) $ (.01)
                                                ========  =======  ======
      Dilutive earnings per share.............. $  (1.52) $ (0.42) $ (.01)
                                                ========  =======  ======

   Because the Company is in a net loss position, all potentially dilutive securities are assumed to be anti-dilutive. Therefore, dilutive earnings per share is equal to basic earnings per share.

Cash Equivalents

   Short-term investments, consisting principally of commercial paper which have a maturity of 90 days or less at date of purchase, are considered cash equivalents.

Cash Flows

   Interest paid in 2001 and 2000 amounted to $531,000 and $876,000, respectively. The Company did not pay income tax in 2001. The Company paid $100,000 in income tax in 2000.

Financial Instruments

   Fair value for fixed maturity and equity securities is based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services. Fair values of other financial instruments approximate their carrying values.

Reclassification

   Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the 2001 presentation.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Codification of Statutory Accounting Principles

   On January 1, 2001, the Company adopted the Codification of Statutory Accounting Principles (Codification) for preparing its statutory-basis financial statements. Codification, which is intended to standardize regulatory accounting and reporting to state insurance departments, was effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which American Country conducts business required adoption of Codification (with certain modifications) for the preparation of statutory-basis financial statements effective January 1, 2001. The Company's adoption of Codification, as modified, resulted in an increase in statutory capital and surplus as of January 1, 2001 of approximately $2.9 million, which primarily relates to deferred tax assets, partially offset by insurance-related assessments and pension-related liabilities. This change had no impact on net earned premiums or net income.

3.  RESTATEMENT OF PRIOR YEAR CONSOLIDATED FINANCIAL STATEMENTS

   In 2002, the Company became aware that certain manual calculations of ceded reinsurance premiums on certain retrospectively rated reinsurance contracts had not been performed when preparing the 2001 and 2000 financial statements. As a result, the accompanying 2001 and 2000 financial statements have been restated to reflect an increase in the accrual for ceded reinsurance premiums related to this limited set of contracts.

   The following table reconciles the amounts previously reported to the amounts currently being reported in the consolidated financial statements of income for the years ended December 31, 2001 and 2000:

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                           Year ended December 31
                                      ---------------------------------------------------------------
                                                    2001                            2000
                                      -------------------------------  ------------------------------
                                      Previously                       Previously
                                       Reported  Adjustments Restated   Reported  Adjustments Restated
                                      ---------- ----------- --------  ---------- ----------- --------
                                              (in thousands of dollars, except per share data)
REVENUES
Net premiums earned..................  $ 67,496    $(3,503)  $ 63,993   $72,262     $(1,538)  $70,724
Net investment income................     8,481                 8,481     8,522                 8,522
Net realized gains (losses) on
  investments........................       311                   311      (194)                 (194)
Other income.........................       108                   108       217                   217
                                       --------    -------   --------   -------     -------   -------
Total revenues.......................    76,396     (3,503)    72,893    80,807      (1,538)   79,269
                                       ========    =======   ========   =======     =======   =======
LOSSES AND EXPENSES
Losses and loss adjustment expenses..    76,037                76,037    68,317                68,317
Amortization of deferred policy
  acquisition costs..................    12,548                12,548    10,932                10,932
Administrative and general expenses..     4,518                 4,518     5,878                 5,878
Total losses and expenses............    93,103                93,103    85,127           0    85,127
                                       --------    -------   --------   -------     -------   -------
Income (loss) before income taxes....   (16,707)    (3,503)   (20,210)   (4,320)     (1,538)   (5,858)
                                       --------    -------   --------   -------     -------   -------
Provision for income tax:
   Current...........................       342                   342    (1,424)               (1,424)
   Deferred..........................    (5,724)    (1,191)    (6,915)     (546)       (523)   (1,069)
                                         (5,382)    (1,191)    (6,573)   (1,970)       (523)   (2,493)
                                       --------    -------   --------   -------     -------   -------
Net income (loss)....................  $(11,325)   $(2,312)  $(13,637)  $(2,350)    $(1,015)  $(3,365)
                                       ========    =======   ========   =======     =======   =======
Basic and dilutive earnings per share  $  (1.26)   $ (0.26)  $  (1.52)  $ (0.29)    $ (0.13)  $ (0.42)

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table reconciles the amounts previously reports to the amounts currently being reported in the consolidated balance sheets as of December 31, 2001 and 2000:

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31
                                    ----------------------------------------------------------------
                                                  2001                             2000
                                    -------------------------------  -------------------------------
                                    Previously                       Previously
                                     Reported  Adjustments Restated   Reported  Adjustments Restated
                                    ---------- ----------- --------  ---------- ----------- --------
                                                        (in thousands of dollars)
ASSETS
Premiums receivable................  $ 14,907    $    --   $ 14,907   $  5,482    $ 7,801   $ 13,283
Deferred income taxes..............    10,152      1,714     11,866      5,438        523      5,961
All other assets...................   171,123        (95)   171,028    178,798               178,798
                                     --------    -------   --------   --------    -------   --------
Total assets.......................  $196,182    $ 1,619   $197,801   $189,718    $ 8,324   $198,042
                                     ========    =======   ========   ========    =======   ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Liabilities:
   Ceded reinsurance premiums
     payable.......................  $     --    $ 4,946   $  4,946   $     --    $ 9,339   $  9,339
   All other Liabilities...........   163,101               163,101    146,897               146,897
                                     --------    -------   --------   --------    -------   --------
Total liabilities..................   163,101      4,946    168,047    146,897      9,339    156,236
                                     --------    -------   --------   --------    -------   --------
Stockholders' Equity:
   Common stock and preferred
     stock.........................       127                   127        131                   131
   Additional paid-in capital......    42,840                42,840     42,828                42,828
   Accumulated other
     comprehensive income..........     2,692                 2,692        902                   902
   Retained earnings (deficit).....   (12,578)    (3,327)   (15,905)    (1,040)    (1,015)    (2,055)
                                     --------    -------   --------   --------    -------   --------
Total stockholders' equity.........    33,081     (3,327)    29,754     42,821     (1,015)    41,805
                                     --------    -------   --------   --------    -------   --------
Total liabilities and stockholders'
  equity...........................  $196,182    $ 1,619   $197,801   $189,718    $ 8,324   $198,042
                                     ========    =======   ========   ========    =======   ========

4.  INVESTMENTS

   The components of net investment income are as follows:

                                          Years ended December 31,
                                          ------------------------
                                           2001     2000    1999
                                           ------  ------  ------
                                             (in thousands)
                  Fixed maturities....... $8,502   $8,347  $7,568
                  Equity securities......    217      124      30
                  Short-term investments.     84      238     456
                  Other..................    537      491     232
                                           ------  ------  ------
                  Gross investment income  9,340    9,200   8,286
                  Investment expenses....    859      678     668
                                           ------  ------  ------
                  Net investment income.. $8,481   $8,522  $7,618
                                           ======  ======  ======

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Realized gains (losses) on investments are as follows:

                                                 Years ended December 31,
                                                -------------------------
                                                  2001     2000     1999
                                                -------  -------  -------
                                                      (in thousands)
     Fixed maturities:
        Gross gains............................ $ 3,211  $ 1,524  $   760
        Gross losses...........................  (2,900)  (1,718)  (1,102)
     Equity securities:
        Gross gains............................      93       --       --
        Gross losses...........................     (93)      --       --
                                                -------  -------  -------
     Net realized gains (losses) on investments $   311  $  (194) $  (342)
                                                =======  =======  =======

   The components of net unrealized investment gains (losses), included in accumulated other comprehensive income, are as follows:

                                                Years ended December 31,
                                                ------------------------
                                                  2001    2000     1999
                                                -------  ------  -------
                                                     (in thousands)
       Fixed maturities available-for-sale..... $ 3,829  $1,111  $(3,230)
       Equity securities available-for-sale....       6       4       14
       Deferred tax credit (charge)............  (1,143)   (213)   1,431
                                                -------  ------  -------
       Net unrealized investment gains (losses) $ 2,692  $  902  $(1,785)
                                                =======  ======  =======

   In connection with an acquisition, the tax basis of certain assets and liabilities changed. As a result, the deferred tax charges related to the net unrealized investment gains at December 31, 2001, 2000 and 1999 do not represent the corporate federal income tax rate of 34%, because the tax basis of these securities was changed to equal the market value on the acquisition date. As these securities are sold or mature, the deferred taxes will approach the federal income tax rate of 34%.

   The changes in net unrealized investment gains (losses) are as follows:

                                              Years ended December 31,
                                              ------------------------
                                               2001     2000     1999
                                              ------  -------  -------
                                                   (in thousands)
         Fixed maturities available-for-sale. $2,718  $ 4,340  $(6,306)
         Equity securities available-for-sale      2      (10)     (35)
         Deferred tax credit (charge)........   (930)  (1,644)   2,044
                                              ------  -------  -------
         Total............................... $1,790  $ 2,686  $(4,297)
                                              ======  =======  =======

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following is a summary of available-for-sale securities:

                                                  Gross Unrealized
                                         ----------------------------------
                                         Amortized
                                           Cost    Gains  Losses Fair Value
                                         --------- ------ ------ ----------
                                                   (in thousands)
    DECEMBER 31, 2001
    AVAILABLE-FOR-SALE SECURITIES
    Fixed maturities:
       U.S. government.................. $  5,336  $  291 $    8  $  5,619
       States and political subdivision.    1,726      96     --     1,822
       Foreign governments..............    1,011      17     --     1,028
       Corporate securities.............   63,011   2,746    370    65,387
       Mortgage-backed securities.......   52,123     970     88    53,005
                                         --------  ------ ------  --------
    Total fixed maturities..............  123,207   4,119    466   126,861
    Equity securities...................    2,072     149    143     2,078
                                         --------  ------ ------  --------
    Total............................... $125,279  $4,269 $  609  $128,939
                                         ========  ====== ======  ========

    DECEMBER 31, 2000
    AVAILABLE-FOR-SALE SECURITIES
    Fixed maturities:
       U.S. government.................. $  3,596  $  184 $   --  $  3,780
       States and political subdivision.    1,987      81     --     2,068
       Foreign governments..............    1,281       5      9     1,277
       Corporate securities.............   72,379   1,545    755    73,169
       Mortgage-backed securities.......   46,103     303    243    46,163
                                         --------  ------ ------  --------
    Total fixed maturities..............  125,346   2,118  1,007   126,457
    Equity securities...................    1,636      37     33     1,640
                                         --------  ------ ------  --------
    Total............................... $126,982  $2,155 $1,040  $128,097
                                         ========  ====== ======  ========

   The amortized cost and fair value of fixed maturities by contractual maturity at December 31, 2001, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized  Fair
                                                    Cost     Value
                                                  --------- --------
                                                    (in thousands)
           Due in one year or less............... $  1,894  $  1,851
           Due after one year through five years.   34,283    35,554
           Due after five years through ten years   25,540    25,589
           Due after ten years...................   10,367    10,862
           Mortgage-backed-securities............   52,123    53,005
                                                  --------  --------
           Total................................. $123,207  $126,861
                                                  ========  ========

   At December 31, 2001, investments in fixed maturities with an admitted asset value of $2,585,000 were on deposit with state insurance departments to satisfy regulatory requirements.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


5.  REINSURANCE.

   American Country reinsures a portion of its exposure by ceding to reinsurers a portion of the premiums received on the policies that are reinsured. Insurance is ceded primarily to reduce the net liability on individual risks and to protect against catastrophic losses. Although reinsurance does not legally discharge an insurer from its primary liability for the full amount of coverage, it does make the assuming reinsurer liable to the insurer to the extent of the losses reinsured. American Country seeks to maintain its risk exposure at appropriate levels by setting maximum coverage limits by class and type of business. These agreements also provide American Country with increased capacity to write larger risks and to maintain it exposure to loss within its capital resources. American Country uses both excess of loss and quota share reinsurance. Certain of these contracts are subject to adjustments to commissions received and/or profit sharing arrangements based on the loss experience of these contracts.

  Specialty Transportation Reinsurance

   American Country currently purchases excess of loss reinsurance protection for its transportation business. Excess of loss reinsurance requires that a company retain a predetermined dollar amount of loss, known as the "retention." The insurance company is indemnified by the reinsurer for losses which exceed this dollar amount up to the limit of the reinsurance agreement. Any portion of the loss exceeding the agreement limit is either paid by the company or by other reinsurance agreements. Under its excess of loss program for its transportation business, American Country has a retention of $350,000 and reinsurance coverage of up to $4 million per occurrence.

  Commercial and Hospitality Lines Reinsurance

   American Country's commercial and hospitality lines business is reinsured on a multi-line, multi-layer excess of loss basis. Reinsurance coverage under the current treaty is as follows:

All Property Business The reinsurer pays up to $1,650,000 in excess of American Country's retention of $350,000 per risk.

All Casualty Business The reinsurer pays up to $3,650,000 in excess of American Country's retention
(including workers'   of $350,000 per occurrence. A supplemental reinsurance agreement provides
compensation)         coverage of statutory limits per occurrence and per claimant on American
                      Country's Workers' compensation program.

   Property catastrophe reinsurance also is in force, which provides American Country with $3,750,000 of protection after a retention of $350,000 per catastrophic loss occurrence.

   Excess (umbrella) liability business is reinsured under a separate reinsurance agreement which provides coverage to American Country of up to $5,000,000 per occurrence in excess of $1,000,000 per occurrence in excess of primary limits. American Country's retention is 5% ($50,000) of the first $1,000,000 and 2.5% of the next $4,000,000 excess layer.

   Effective April 1, 2001, American County entered into a quota share reinsurance agreement. Under the treaty, 30% of the commercial and hospitality net premium for the period of April 1, 2000 through June 30, 2000, and 50% of the commercial and hospitality premium for the period of July 1, 2000 through March 31, 2001, was ceded. This agreement expired on March 31, 2001 and was not renewed because the underlying business was not renewed.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Assumed and ceded reinsurance arrangements are summarized as follows:

                                          Years ended December 31,
                                          -----------------------
                                           2001     2000    1999
                                          -------  ------- -------
               ASSUMED REINSURANCE
               Premiums written.......... $ 1,392  $ 1,315 $ 1,928
               Premiums earned...........   1,612    1,661   2,352
               Losses and LAE............   1,782    3,116   2,385
               Losses and LAE reserves*..   4,776    4,454   4,503
               Unearned premium reserves*     295      515     860
               CEDED REINSURANCE
               Premiums written..........  19,674   20,077   3,972
               Premiums earned...........  23,760   16,031   4,011
               Losses and LAE............  17,380   12,530   7,116
               Losses and LAE reserves*..  20,283   16,323  13,144
               Unearned premium reserves*     946    5,032     986

--------
*  As of year-end.

   The Company remains obligated for amounts reinsured in the event that reinsurers do not meet their obligations.

   The largest balance of ceded premiums by American Country to any one reinsurer during 2001 was $14,875,000, or 17.83% of gross premiums written. This amount represents the placing of nearly all of the treaty reinsurance with General Reinsurance Corporation effective July 1, 1999. Although American Country remains ultimately responsible for the payment of losses and loss expenses, management does not believe that this presents an excess concentration of credit risk. The largest net amount recoverable from any one reinsurer was $13.7 million, or 6.98% of total assets. Although there may be a concentration of risk element in existence at December 31, 2001, the Company believes that this risk is manageable and not excessive as of that date.

6.  FEDERAL INCOME TAXES.

   The Company recognized a total income tax benefit of $6,572,000. This amount is comprised of current tax expense of $342,000 and deferred tax benefit of $6,914,000.

   Reconciliation of the corporate federal income tax rate to the Company's effective income tax rates are as follows:

                                                      Year Ended December 31
                                                      ---------------------
                                                      2001    2000    1999
                                                      ----    ----    ----
            Corporate federal income tax rate........  34%     34%     34%
            Nontaxable investment income.............  --       9      44
            Prior Year Return to Provision Adjustment  (2)      6      14
            State income taxes.......................  --      --      --
            Other....................................  --      (1)     --
                                                       --      --      --
            Effective income tax rate................  32%     48%     92%
                                                       ==      ==      ==

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                   December 31
                                                ----------------
                                                  2001     2000
                                                -------  -------
                                                 (in thousands)
              Deferred tax assets:
                 Insurance reserves............ $ 6,160  $ 5,277
                 Unrealized investment losses..      --       --
                 Pension liability.............     114      307
                 Loss and Credit Carryforwards.   7,245    1,334
                 Other.........................     693      721
                                                -------  -------
              Total deferred tax assets........  14,212    7,639
              Deferred tax liabilities:
                 Policy acquisition costs......    (863)  (1,081)
                 Unrealized investment gains...  (1,143)    (213)
                 Other.........................    (340)    (384)
                                                -------  -------
              Total deferred tax liabilities...  (2,346)  (1,678)
                                                -------  -------
              Net deferred tax assets.......... $11,866  $ 5,961
                                                =======  =======

   Realization of the net deferred tax asset is dependent on generation of sufficient future taxable income to absorb both the applicable reversing temporary differences and the net operating loss. Management believes that it is more likely than not that the current temporary differences will reverse during the periods in which the Company generates net taxable income. The Company expects to generate sufficient taxable income to realize its loss and credit carryforwards within the statutory carryforward period. There are, however, no assurances that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully utilize recorded tax benefits.

   A net operating loss carryforward of $2,907,000, which was generated in 2000, will expire in 2020. A net operating loss carryforward of $17,387,000, which was generated in 2001, will expire in 2021. An alternative minimum tax credit of $346,400 was generated in 1999 and 1998.

   If KFS was successful in acquiring the Company (see footnote 16), there would be annual limitations on the amount of carryforward that could be utilized. Potential limitations include the requirements of Internal Revenue Code Section 382, which limits the annual utilization of net operating loss carryforwards to the fair value of the Company at the time of the acquisition multiplied by the federal tax exempt interest rate.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


7.  LOSSES AND LOSS ADJUSTMENT EXPENSES.

   The following table sets forth a reconciliation of the beginning and ending losses and LAE reserve balances, net of reinsurance ceded for the past three years:

                                                        Year Ended December 31,
                                                       --------------------------
                                                         2001     2000     1999
                                                       -------- -------- --------
                                                             (in thousands)
Net reserves for losses and LAE, beginning of year.... $ 98,371 $ 91,349 $ 80,465
Incurred losses and LAE for claims relating to:
   Current year.......................................   53,003   65,881   59,227
   Prior years........................................   23,034    2,436    4,389
                                                       -------- -------- --------
Total net claims incurred.............................   76,037   68,317   63,616
Losses and LAE payments for claims relating to:
   Current year.......................................   14,762   22,159   18,368
   Prior years........................................   46,025   39,136   34,364
                                                       -------- -------- --------
Total net claims paid.................................   60,787   61,295   52,732
                                                       -------- -------- --------
Net reserves for losses and LAE, end of year..........  113,621   98,371   91,349
Total reinsurance recoverable on unpaid losses and LAE   20,283   16,323   13,144
                                                       -------- -------- --------
Gross reserves for losses and LAE, end of year........ $133,904 $114,694 $104,493
                                                       ======== ======== ========

   The $23,034,000 increase in prior years' reserves during 2001 is attributable to reserves strengthening for prior accident years. This includes additional reserves for Workers' Compensation of $11.8 million for accident years 1997 through 2000, Commercial Multiple Peril of $4.1 million for accident years 1997 through 2000 and Commercial Auto Liability of $6.2 million for accident years 1998 through 2000. The adverse development is the result of the continued deterioration of the contractor lines, including workers compensation, commercial multiple peril and commercial auto liability, as well as deterioration in package and auto lines for the non-Illinois hospitality program. Additionally, certain areas of the non-Illinois transportation book developed at a higher rate than expected.

   The $2,436,000 increase in prior years' reserves during 2000 is attributable to reserve strengthening for losses incurred in calendar year 1998, offset by an improvement in the development for calendar years prior to 1998. The adverse development is the result of the continued deterioration of the Workers' Compensation line, and is primarily due to increased medical costs and longer duration disabilities covered under these policies.

   The $4,389,000 increase in prior years' reserves during 1999 is attributable to reserve strengthening, including additional reserves for Workers' Compensation reserves of $3,500,000, for losses incurred in calendar years 1997 and prior. This is primarily due to increased medical costs and longer duration disabilities covered under these policies.

8.  STOCKHOLDERS' EQUITY.

   Statutory accounting practices prescribed or permitted for American Country by regulatory authorities differ from generally accepted accounting principles. American Country's statutory-basis capital and surplus was $25,557,000, and $40,238,000 at December 31, 2001 and 2000, respectively, and American Country's statutory-basis net income was $(14,730,792), $(3,061,149) and $(2,036,115) for the years ended December 31, 2001, 2000 and 1999 respectively.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   American Country files statutory-based financial statements with state insurance departments in all states in which American Country is licensed. On January 1, 2001, significant changes to the statutory basis of accounting became effective. On January 1, 2001, the Company adopted the Codification of Statutory Accounting Principles (Codification) for preparing its statutory-basis financial statements. Codification, which is intended to standardize regulatory accounting and reporting to state insurance departments, was effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The states in which American Country conducts business required adoption of Codification (with certain modifications) for the preparation of statutory-basis financial statements effective January 1, 2001. The Company's adoption of Codification, as modified, resulted in an increase in statutory capital and surplus as of January 1, 2001 of approximately $2.9 million, which primarily relates to deferred tax assets, partially offset by insurance-related assessments and pension-related liabilities. This change has no impact on net earned premiums or net income.

   Property/casualty insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the National Association of Insurance Commissioners. Under those requirements, the amount of statutory capital and surplus maintained by a property/casualty insurance company is to be determined based on the various risk factors. At December 31, 2001, American Country exceeds the RBC requirements.

   The maximum amount of dividends that can be paid from American Country to ACHI without regulatory approval is the greater of net income or 10% of capital and surplus, each as of the preceding December 31. Accordingly, the maximum total dividend amount available in 2001 is $2,555,700. American Country did not declare or pay dividends to ACHI during 2001.

   The purpose of these regulatory efforts at all levels is to improve the monitoring of insurer solvency. These regulatory initiatives, and the overall focus on solvency, may intensify the restructuring and consolidation of the insurance industry. While the impact of these regulatory efforts on the Company's operations cannot be quantified until enacted, the Company believes it will be adequately capitalized to compete in an environment of more stringent regulation.

   On May 8, 2000, the Company effected a one-for-four reverse stock split. No fractional shares were issued as a result of the reverse stock split. Issued and outstanding shares after the reverse stock split represented approximately 13.37% of the total authorized number of shares. The number of common shares issued and outstanding has been restated for all periods presented. On July 1, 2001, 100,000 shares of preferred stock were converted into common stock by the holders.

   On December 27, 2000, the Company successfully completed a private placement which raised $5.25 million of additional capital, net of expenses. As a result of the private placement, 405,000 shares of convertible preferred stock and 814,286 units were issued.

   The preferred stock has a stated value of $10.00 and a 6% annual dividend payable quarterly. The preferred stock is convertible at any time into 5.7142 shares of common stock, subject to anti-dilution adjustment. The preferred stock is callable by the Company any time after December 27, 2002.

   Each unit consists of one share of common stock and one five-year Class A warrant. Each Class A Warrant allows the warrant holder to purchase one share of common stock at 10% above the unit offering price, or $1.925 per share, subject to anti-dilution adjustment, through December 27, 2005. The Class A Warrants were registered in May 2001, however, there currently is no public market for trading these warrants.

   At December 31, 2000, the Company had 2,054,129 common warrants (Nasdaq:
ACHIW) outstanding. These warrants allow the warrant holder to purchase .728 shares of common stock at a price of $5.50 through August 31, 2002.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9.  DEBT.

   On October 5, 1999, the Board of Directors entered into a loan agreement with Northern Trust wherein the Company's existing $15.0 million line of credit was converted to an $8.0 million four-year term loan and a $7.0 million 364 day revolving credit facility.

   At September 30, 2001, the Company was in violation of the minimum shareholders' equity covenant requirement. On November 7, 2001, the bank waived this covenant for the period of September 1, 2001 through January 1, 2002. On March 5, 2002, the agreement was amended to reschedule the principal payments, reduce the minimum shareholders' equity requirement, and waive any prior breach. The principal payments are scheduled as follows:

                            $2 million due on 5/31/02
                            $2 million due on 4/30/03
                            $2 million due on 4/30/04
                            $2 million due on 4/30/05

   The amended agreement contains a pledge agreement whereby the Company pledged as collateral for the outstanding debt, 100% of the outstanding shares of both American Country and Financial Services.

   At December 31, 2001, the outstanding balance on the revolving line of credit was $2.25 million. On March 5, 2002, an amendment was signed that reduced the amount available under the agreement to $2.0 million through May 30, 2002, and to $1.0 million thereafter. The Company made a payment of $250,000 on March 20, 2002 to reduce the balance to $2.0 million. Under the terms of the amended agreement, the revolving line of credit matures on November 30, 2002.

   The amended agreement contains various debt covenants including conditions for prepayment and certain financial covenants, the most restrictive covenants being minimum shareholders' equity and the ratio of debt to equity. The Company was in compliance with all covenants of the agreement, as amended, as of March 5, 2002.

   The Company intends to fund the $1.0 million payment on the revolver due May 30, 2002 and the $2.0 million payment on the term loan due on May 31, 2002 via a loan from the insurance company. The Illinois Insurance Code allows for a loan of the lessor of 3% of admitted assets or 25% of policyholders surplus of the prior year without prior approval by the Illinois Insurance Department. Statutory Admitted Assets at December 31, 2001 were $157,296,658 and Policyholders Surplus was $25,557,272. Therefore, the Company may borrow up to $4.7 million from the insurance company without prior approval.

   In the event of a change in control, which is defined in part as the ceasing of Wilmer J. Thomas, Jr. and Martin L. Solomon to own collectively, at least 51% of the outstanding voting shares of the Company, the full amount of the debt becomes immediately due and payable. If the Tender Offer by KFS Acquisition Corp ("KFS"). (see Note 16) is successful, the change in control provision in the amended agreement would be triggered. KFS has indicated that it has sufficient cash on hand to repay the note in full. Refer to Footnote 16 for further discussion.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


10.  EMPLOYEE BENEFITS.

Retirement Plan

   Substantially all salaried employees of the Company who are at least 21 years of age are eligible to participate in a 401(k) retirement plan. Employees may contribute from 1% to 15% of their eligible compensation to the plan. The Company matches 50% of employee contributions up to a maximum of 8% of eligible compensation. Total contributions by the Company to the plan were $208,000, $190,100, and $368,000 in 2001, 2000 and 1999, respectively.

Pension Plan

   Prior to December 4, 1996, substantially all salaried employees of the Company were covered by a defined-benefit pension plan sponsored by its former Parent. Benefits were based on the employee's length of service and wages and minimum benefits, as defined by the plan. The former Parent's funding policy of the plan was generally to contribute amounts required to maintain minimum funding standards in accordance with the Employee Retirement Income Security Act. Pension cost allocated to the Company amounted to $43,000, $54,000 and $53,000 in 2001, 2000 and 1999.

   Effective December 31, 1997, upon resolution by the board of directors, the plan was frozen.

Post-Retirement Benefits

   In addition to the defined benefit plan and the 401(k) retirement plan, substantially all salaried employees of the Company are covered by a post-retirement benefit plan. The plan is noncontributory and provides medical and life insurance benefits for employees who retire after attaining age 65 with 20 years of service, and for employees with 35 years of service, regardless of age. The net periodic post-retirement benefit costs during 2001, 2000 and 1999 were $85,000, $85,000 and $77,000, respectively. The accumulated post-retirement benefit costs at December 31, 2001, 2000 and 1999 were $804,000, $744,000 and $793,000, respectively.

   The changes in the projected benefit obligation are as follows (in thousands):


                                                          Pension Benefits      Other Benefits
                                                             Years Ended          Years Ended
                                                            December 31,         December 31,
                                                       ----------------------  ----------------
                                                        2001    2000    1999   2001  2000  1999
                                                       ------  ------  ------  ----  ----  ----
Projected benefit obligation at beginning of year:.... $2,825  $2,748  $2,617  $744  $682  $638
Increases (decreases) during the year attributable to:
   Service cost.......................................      0       0       0    39    37    33
   Interest cost......................................    200     188     183    46    48    44
   Actuarial (gains) losses...........................     89       6      98     0     2    (8)
   Benefits paid......................................   (117)   (117)   (150)  (25)  (25)  (25)
   Effect of curtailment..............................      0       0       0     0     0     0
Net (decrease) increase for year......................    172      77     131    60    62    44
                                                       ------  ------  ------  ----  ----  ----
Projected benefit obligation at end of year........... $2,997  $2,825  $2,748  $804  $744  $682
                                                       ======  ======  ======  ====  ====  ====

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The changes in the fair value of net assets available for plan benefits are as follows (in thousands):

                                                           Pension Benefits     Other Benefits
                                                              Years Ended        Years Ended
                                                             December 31,        December 31,
                                                        ----------------------  --------------
                                                         2001    2000    1999   2001 2000 1999
                                                        ------  ------  ------  ---- ---- ----
Fair value of net assets available for plan benefits
  at beginning of the year............................. $1,849  $1,604  $1,560   $0   $0   $0
Increases (decreases) during the year attributable to:
   Actual return on plan assets........................    187     162      (2)   0    0    0
   Sponsor contributions...............................    248     200     196    0    0    0
   Benefits paid.......................................   (117)   (117)   (150)   0    0    0
Net increase for year..................................    318     245      44    0    0    0
                                                        ------  ------  ------   --   --   --
Fair value of net assets available for plan benefits
  at the end of the year............................... $2,167  $1,849  $1,604   $0   $0   $0
                                                        ======  ======  ======   ==   ==   ==

   A reconciliation of the funded status of the plans is as follows (in thousands):

                                                         Pension Benefits    Other Benefits
                                                           December 31,       December 31,
                                                        ------------------- ---------------
                                                         2001  2000   1999  2001  2000 1999
                                                        -----  ----  ------ ----  ---- ----
Projected benefit obligations in excess of Plan Assets. $ 831  $975  $1,144 $804  $744 $793
Unrecognized prior service cost........................     0     0       0    0     0    0
Unrecognized net gain..................................  (133)  (72)      0  (67)   23  (88)
                                                        -----  ----  ------ ----  ---- ----
Unfunded accrued pension liability recognized in the
  consolidated balance sheet........................... $ 698  $903  $1,144 $737  $767 $705
                                                        =====  ====  ====== ====  ==== ====

   Because the Pension Plan was frozen on December 31, 1997, American Country did not recognize service cost for 2001, 2000 and 1999. The components of annual net periodic benefit cost for the plans consisted of the following (in thousands):

                                                          Pension Benefits   Other Benefits
                                                            Years Ended       Years Ended
                                                            December 31,      December 31,
                                                        -------------------  --------------
                                                         2001   2000   1999  2001 2000 1999
                                                        -----  -----  -----  ---- ---- ----
Service cost........................................... $   0  $   0  $   0  $39  $37  $33
Interest cost..........................................   200    188    183   46   48   44
Expected return on plan assets.........................  (157)  (134)  (130)   0    0    0
Amortization of unrecognized transition liability......     0      0      0    0    0    0
Curtailment gain.......................................     0      0      0    0    0    0
                                                        -----  -----  -----  ---  ---  ---
Net cost............................................... $  43  $  54  $  53  $85  $85  $77
                                                        =====  =====  =====  ===  ===  ===

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The projected benefit obligations for the plans were determined using the following weighted-average assumptions at the dates shown:

                                                        Pension Benefits   Other Benefits
                                                           Years Ended       Years Ended
                                                          December 31,      December 31,
                                                        ----------------  ----------------
                                                        2001  2000  1999  2001  2000  1999
                                                        ----  ----  ----  ----  ----  ----
Settlement discount rates.............................. 7.00% 7.00% 7.00% 7.00% 7.00% 7.00%
Rates of compensation increase.........................   --    --    --    --    --    --
Long-term rates of return on assets.................... 8.00% 8.00% 8.00%   --    --    --

   The assumed health care trend rates for 2001 that were used to measure the expected cost of the benefits covered by the plan are 9.0% for individuals age 65 and younger and 8.0% for individuals age 64 and older. The trend rates are expected to decrease every year through 2007, when the expected rates are 5.5% for individuals age 65 and younger and 5.0% for individuals age 64 and older.

   The effect of a one-percentage point increase and decrease in the health care trend rates for each future year will result in the following:

                                                         1-percentage   1-percentage
                                                        point increase point decrease
                                                        -------------- --------------
Increase (decrease) of total service and interest cost
  components of post- retirement benefit expense.......     $   95         $ (75)
Increase (decrease) of post-retirement benefit
  obligation...........................................     $1,011         $(804)

11.  STOCK COMPENSATION PLANS.

Stock Option Plan

   The Company currently maintains a Stock Option Plan (the "Plan"), as amended, under which options to purchase up to a maximum of 1,601,181 shares of common stock may be granted to officers and other key employees. Stock options granted under this Plan, which may be either incentive stock-options or nonqualified stock options for federal income tax purposes, expire up to ten years after the date of grant.

   In January 1998, additional stock options were granted to employees of the Company. These additional options have five-year terms and vest at 20% per year and become fully exercisable five years after the date of grant. In January 1999, additional stock options were granted to employees of the company. These additional options have five-year terms and vest at 20% per year and become fully exercisable five years after the date of grant. In May, 1999, the stockholders of the Company approved an amendment of the Company's Stock Option Plan, whereby options to purchase 275,000 shares were granted to certain directors and officers of the Company. 25,000 of these additional options have a ten-year term and vest at 33 1/3% per year and become fully exercisable three years after the date of grant. The remaining 250,000 options were fully exercisable at the date of grant, and also have a 10 year term. In April 2000, additional stock options were granted to employees of the Company. These additional options have a seven-year term and vest at 33 1/3% per year and become fully exercisable three years after the date of grant. In August 2000, additional stock options were granted to employees of the Company. Some of these options are immediately exercisable and others vest at 33 1/3% per year and become fully exercisable four years after the date of grant. Regardless of the vesting provisions, these options have a five-year term. In November 2000, additional stock options were granted to employees of the Company. These additional options have a five year term and vest at 33 1/3% per year and become fully exercisable two years after the date of grant. Some of these options include a performance criteria clause which requires the Company's Common Stock to trade at a specified price for a specified length of time before the options are exercisable.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)



   On May 8, 2000, the Company effected a one-for-four reverse stock split. No fractional shares were issued as a result of the reverse stock split. The number of common shares issued and outstanding has been restated for all periods presented. As a result of the reverse stock split, each option evidences the right to purchase twenty-five percent (25%) of the shares of Common Stock previously covered thereby, and the exercise price per share is four times the exercise price prior to the reverse stock split. All options and exercise prices have been restated for all periods presented.

   Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123. For the purposes of pro forma disclosures, the estimated fair value of the options at the date of grant is amortized to expense over the options vesting period.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1999: dividend yield of 0, annualized standard deviation of 81.1%, risk free interest rate of 5.9%, and expected life of 9.6 years. For 2000, the following weighted average assumptions were used for grants: dividend yield of 0; expected volatility of 66%; risk-free interest rate of 5.6%; and expected life of 6.31 years. For 2001, the following weighted average assumptions were used for grants: dividend yield of 0; expected volatility of 87.9%; risk free interest rate of 4.1%; and expected life of 5.0 years. A summary of the status of the Company's stock option plan as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below:

                                                  2001                  2000                 1999
                                          --------------------- --------------------- -------------------
                                                      Weighted              Weighted            Weighted
                                                       Average               Average             Average
                                                      Exercised             Exercised           Exercised
Fixed Options                               Shares      Price     Shares      Price    Shares     Price
-------------                             ----------  --------- ----------  --------- --------  ---------
Outstanding at the beginning of the year.  1,210,729    $3.77      426,723   $ 6.16    132,492    $8.92
Granted..................................    267,325     2.18      942,500     3.02    301,250     4.96
Exercised................................         --       --     (100,000)    2.88         --       --
Forfeited................................   (115,336)    3.77       (7,244)    6.99     (7,019)    7.00
Expired..................................    (12,500)    7.75      (51,250)   10.92          0       --
                                          ----------    -----   ----------   ------   --------    -----
Outstanding at the end of the year.......  1,350,218     3.42    1,210,729   $ 3.77    426,723    $6.16
                                          ==========    =====   ==========   ======   ========    =====
Options Exercisable at year end..........    553,038               418,625             369,772       --
                                          ==========            ==========            ========
Weighted average grant date fair value of
  options granted during the year........ $   0.5897            $   1.4927            $ 1.0020

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table summarizes information about stock options outstanding at December 31, 2001:

                                   Options Outstanding              Options Exercisable
                         --------------------------------------- --------------------------
                                       Weighted
                                       Average/
                           Number     Remaining                    Number
                         Outstanding   Average       Weighted    Exercisable    Weighted
                            as of    Contractual     Average         At         Average
Range of Exercise Prices  12/31/01   Life (Years) Exercise Price  12/31/01   Exercise Price
------------------------ ----------- ------------ -------------- ----------- --------------
      $2.18-2.40........    277,575      4.6          $ 2.19        88,692       $ 2.21
      2.41-4.00.........    744,500      5.7            3.00       161,917         3.10
      4.01-6.00.........    275,000      7.3            4.80       266,667         4.79
      6.01-8.00.........     35,643      2.4            6.92        18,262         6.99
      8.01-13.00........     17,500      1.9           11.94        17,500        11.94
                          ---------                                -------
      $2.18-13.00.......  1,350,218      5.7          $ 3.42       553,038       $ 4.18
                          =========                                =======

   The Company applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands):

                                                          2001      2000    1999
                                                        --------  -------  ------
                                            As Reported $(13,637) $(3,365) $  (75)
Net Income................................. Pro Forma   $(13,833) $(3,815) $ (795)
                                            As Reported $   (213) $     0  $    0
Preferred Dividends........................ Pro Forma   $   (213) $     0  $    0
                                            As Reported $(13,850) $(3,365) $  (75)
Net Income Available to Common Shareholders Pro Forma   $(14,046) $(3,815) $ (795)
                                            As Reported $  (1.52) $ (.042) $(0.01)
Basic EPS.................................. Pro Forma   $  (1.54) $ (0.39) $(0.02)
                                            As Reported $  (1.52) $ (0.42) $(0.01)
Diluted EPS................................ Pro Forma   $  (1.54) $ (0.39) $(0.02)

Employee Stock Purchase Plan

   Substantially all full-time salaried employees that have completed 60 days of service with the Company or any of its subsidiaries are eligible to participate in the Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan provides for a total of 375,000 shares of common stock for purchase by employees. Employees may purchase a maximum of $25,000 of The Company's stock (using fair value of the stock at the time of purchase) per calendar year. The purchase price is determined quarterly and is the lesser of 85% of our common stock's fair value on the first day of the purchase period or the last day of the purchase period, adjusted to the next highest $0.01. The Stock Purchase Plan defines fair market value as the closing price of our common stock on the first business day of the purchase period or the average closing price of our common stock on the last 5 business days of the purchase period. At December 31, 2001, 42,599 shares were purchased by employees under the Stock Purchase Plan. The Company recognizes as compensation expense, the difference between the fair market value and the employee purchase price. The Company recognized compensation expense in the amount of $15,500 in 2001 and $11,300 in 2000.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


12.  COMMITMENTS.

   American Country leases office space and equipment under non-cancelable operating leases expiring in various years through 2002. Certain of those leases provide for escalation based on increases in operating expenses and the Consumer Price Index. Rent expense was $921,000, $910,000 and $851,000, in 2001, 2000 and 1999, respectively.

   At December 31, 2001, future rental commitments under those leases are as follows (in thousands):

                                   2002  495
                                        ----
                                        $495
                                        ====

   On March 1, 2002, American Country entered into a new lease for its principal office space. This lease is non-cancelable and expires on December 31, 2012. The lease provides for escalation based on increases in operating expenses. Under this lease, future rental commitments are as follows (in thousands):

                                  2002 $  179
                                  2003 $1,071
                                  2004 $1,095
                                  2005 $1,119
                                  2006 $1,142

13.  CONTINGENCIES.

   The Company is named as defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the reserves for losses and LAE. The Company's management believes that the resolution of those actions will not have a material adverse effect on the Company's financial position or results of operations.

   Pursuant to the assumption reinsurance agreements entered into with Mutual Services Casualty Insurance Company and Fairfield Insurance Company, the Company is required to fund the liabilities for loss and loss expense reserves and unearned premium reserves with letters of credit.

   The Company is liable for guaranty fund assessments related to unaffiliated insurance companies that have become insolvent during 2001 and prior years. The Company includes a provision for all known assessments as well as an estimate of amounts (net of estimated future premium tax recoveries) that it believes will be assessed in the future.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS.

   Accounting standards require the disclosure of fair values for certain financial instruments. The fair value disclosures are not intended to encompass the majority of claim liabilities, various other non-financial instruments, or other assets related to the Company's business. Accordingly, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value disclosures.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company does not have any financial instruments held or issued for trading purposes. The carrying value and fair value of certain of the Company's financial instruments are as follows:

                                                            December 31
                                       -----------------------------------------------------
                                             2001              2000              1999
                                       ----------------- ----------------- -----------------
                                       Carrying  Fair    Carrying  Fair    Carrying  Fair
                                        Value    Value    Value    Value    Value    Value
                                       -------- -------- -------- -------- -------- --------
                                                          (in thousands)
ASSETS
Fixed maturities and equity securities
  (NOTE 3)............................ $128,927 $128,927 $128,097 $128,097 $126,664 $126,664
Collateral loans......................    1,659    1,659    2,005    2,005    2,721    2,721
Cash and cash equivalents and
  receivables.........................   21,680   21,680   30,073   30,073   18,021   18,021
Accrued investment income.............    1,497    1,497    1,808    1,808    1,772    1,772
LIABILITIES
Note Payable.......................... $ 10,250 $ 10,250 $ 10,750 $ 10,750 $ 11,150 $ 11,150

15.  BUSINESS SEGMENTS.

   The Company through American Country is engaged primarily as a property and casualty insurance carrier, providing automobile liability and physical damage, workers' compensation, multiple peril liability and property damage, among other coverage in two key niche markets: transportation and hospitality lines. Prior to April 1, 2001, American Country also wrote commercial lines insurance for contractors. In addition, the Company through its other subsidiaries provides premium and other financing services through secured loans to certain larger customers. All revenues are derived from markets in the United States.

   Segment revenues for the years ended December 31, 2001, 2000 and 1999 were (in thousands):

                                                          2001    2000    1999
                                                         ------- ------- -------
SEGMENT REVENUES
Transportation.......................................... $61,707 $53,428 $48,675
Hospitality.............................................   6,959   9,220   7,629
Other commercial........................................   3,485  14,772  19,000
Personal lines..........................................       0      11     234
Other...................................................     137   1,135     215
                                                         ------- ------- -------
   Total Segment revenues...............................  72,288  78,566  75,753
                                                         ======= ======= =======
Other Reconciling Items:
Investment and other income not attributable to segments     220     703   1,415
                                                         ------- ------- -------
Total revenues.......................................... $72,508 $79,269 $77,168
                                                         ======= ======= =======

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Segment Operating Profit for the years ended December 31, 2001, 2000 and 1999 were (in thousands):

                                                           2001      2000     1999
                                                         --------  -------  -------
SEGMENT OPERATING PROFIT
Transportation.......................................... $    677  $ 3,379  $ 5,030
Hospitality.............................................   (2,093)  (1,080)    (151)
Other commercial........................................  (18,424)  (8,109)  (4,827)
Personal lines..........................................     (138)    (169)    (426)
Other...................................................      137    1,135      156
                                                         --------  -------  -------
   Total Segment Operating Profit.......................  (19,841)  (4,844)    (218)
                                                         ========  =======  =======
Other Reconciling Items:
Investment and other income not attributable to segments      220      703    1,415
General corporate expenses..............................      (21)    (855)    (580)
Interest and other expenses, net........................      (29)     (39)  (1,659)
                                                         --------  -------  -------
Total Adjustments.......................................      170     (191)    (824)
                                                         --------  -------  -------
   Total Operating Profit............................... $(19,671) $(5,035) $(1,042)
                                                         ========  =======  =======

   Asset information by reportable segment is not reported since the Company does not produce such information internally. Segment Operating Profit is net of depreciation expense of $451,000, $346,000 and $346,000 for the years 2001, 2000 and 1999, respectively.

16.  SUBSEQUENT EVENTS.

   On February 27, 2002, KFS Acquisition Corp.(the "Purchaser" or "KFS"), a Delaware corporation and wholly owned subsidiary of Kingsway Financial Services Inc., an Ontario corporation ("Kingsway") filed Schedule 13D with the Securities and Exchange Commission, in which it commenced a tender offer (the "Tender Offer") for all outstanding shares of Common Stock and Series A Convertible Preferred Stock and all outstanding Class A Common Stock Purchase Warrants. The tender offer did not include an offer to purchase the Company's outstanding Common Stock Purchase Warrants expiring August 31, 2002 which trade on NASDAQ under the symbol ACHIW.

   The tender offer was to have expired on April 1, 2002. There were conditions to the Tender Offer, any or all of which could have been waived by the Purchaser in its sole discretion. The conditions included:

  . That the Company's stockholders validly tender and do not withdraw prior to April 1, 2002, the number of shares representing, together with the shares owned by Kingsway and its subsidiaries, at least a majority of the total voting stock of the Company on a fully diluted basis;

  . That Kingsway and the Purchaser shall be satisfied, in their sole discretion, that the restrictions on business combinations contained in
      Section 203 of the Delaware General Corporation Law ( the "Delaware Takeover Statute") would not apply to Kingsway or the Purchaser in connection with the Offer or the proposed merger described in the Tender Offer;

  . That Kingsway and the Purchaser obtain all insurance regulatory approvals, including the approval of the Illinois Director of Insurance, necessary for their acquisition of control over the Company and its insurance subsidiaries on terms and conditions satisfactory to Kingsway and the Purchaser, in their sole discretion;

  . That the Company has not entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Kingsway of the acquisition to the Company.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   On March 11, 2002, the Board of Directors of American Country Holdings Inc. filed Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission, in which it recommended that holders of the Company's Common Stock, accept KFS' Tender Offer.

   The Board of Directors of the Company determined that the Tender Offer is advisable, fair to and in the best interests of the Company and the holders of its common stock, and unanimously voted to recommend that holders of its common stock that wish to receive cash for their stock accept the Tender Offer. The Board, however, did not express an opinion with respect to the Tender Offer for the Series A convertible preferred stock or the Class A warrants.

   On March 5, 2002, the Company's debt agreement with Northern Trust was amended to reschedule the term loan payments, reduce the minimum shareholders' equity requirement, reduce the line of credit available balance and waive any prior breach of loan covenants. Refer to Footnote 9 for a complete discussion.

   On March 1, 2002, the Company signed a new lease for its principal office space. The lease is non-cancelable until December 31, 2007 and expires on December 31, 2012. Refer to Footnote 12 for a complete discussion.

   On March 27, 2002, KFS announced that the Illinois Director of Insurance approved its acquisition of control of the Company.


17.  RELATED PARTY TRANSACTIONS

   The following related party transactions occurred in the year ended December 31, 2001, all of which are eliminated in consolidation:

   On January 26, 2001, ACHI repaid a $250,000 loan to Financial Services.

   On January 26, 2001, Professional Services made a $350,000 loan payment to ACHI. On May 31, 2001, Professional Services made a $550,000 loan payment to ACHI.

   On January 31, 2001, ACHI made a $4.5 million capital contribution to American Country. On March 30, 2001, ACHI made a $500,000 capital contribution to American Country.

   On May 31, 2001, American Country purchased $1.7 million of collateralized loans from Professional Services. On May 31, 2001, Professional Services repaid a $1.5 million loan to American Country.

   In 2001, ACHI recorded a receivable of $103,000 from American Country for shares purchased under the Employee Stock Purchase Plan, of which $83,000 was received.

                AMERICAN COUNTRY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In 2001, American Country paid $900,000 in management fees to ACHI under a management fee contract. In 2001, Financial Services paid $80,000 in management fees to ACHI under a management fee contract.

  At December 31, 2001, the components of Payable to Affiliates are:
     Payable to American Country.................................... $   752
     Payable to (receivable from) Financial Services................      (3)
     Payable to Professional Services...............................       3

  Payable to Professional Services--$3

  Payable from Financial Services--$3

  At December 31, 2001, Investment in subsidiaries is as follows:
     American Country Insurance Company............................. $37,649
     American Country Financial Services Corp.......................     886
     American Country Professional Services Corp....................      27

   Janney Montgomery Scott LLC, an investment banking firm, was engaged by the Company to provide a valuation of the Company in connection with a contemplated sale of the Company. Janney Montgomery Scott received $50,000 for providing the valuation. Janney Montgomery Scott was also engaged to provide a Fairness Opinion with respect to the Tender Offer by KFS (see Note 16 to the Consolidated Financial Statements). Janney Montgomery Scott received $150,000 for providing the Fairness Opinion.

   Janney Montgomery Scott also provided consulting services to the Company and assisted in the valuation of the stock options granted in 2001. Janney Montgomery Scott received $5,000 for providing the stock option valuation.

   William J. Barrett, who serves on the board of directors of the Company, is a Senior Vice President of Janney Montgomery Scott.

================================================================================

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. We are offering to sell, and seeking offers to buy, shares of trust preferred securities only in jurisdictions where offers and sales are permitted. The prospectus is not an offer to sell or a solicitation of an offer to buy the trust preferred securities in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the trust preferred securities.

                               -----------------

                               TABLE OF CONTENTS

                                                             Page
                                                             ----
               Prospectus Summary...........................   1
               Risk Factors.................................  11
               Special Note Regarding Forward-Looking
                 Statements.................................  23
               Use of Proceeds..............................  24
               Capitalization...............................  25
               Accounting Treatment.........................  26
               Ratio of Earnings to Fixed Charges...........  26
               Selected Consolidated Financial Information..  27
               Management's Discussion and Analysis of
                 Financial Condition and Results of
                 Operations.................................  29
               The Company..................................  38
               Management...................................  53
               Kingsway Financial Capital Trust I...........  55
               Kingsway U.S. Funding Inc....................  56
               Description of the Trust Preferred Securities  57
               Description of the Debentures and the
                 Debenture Guarantee........................  70
               Book-Entry Issuance..........................  79
               Description of the Preferred Securities
                 Guarantee..................................  81
               Relationship among the Trust Preferred
                 Securities, the Debentures and the
                 Guarantees.................................  85
               Material U.S. Federal Income Tax
                 Consequences...............................  87
               Underwriting.................................  93
               Legal Matters................................  95
               Experts......................................  95
               Enforcement of Civil Liabilities.............  95
               Where You Can Find More Information..........  96
               Index to Financial Statements................ F-1

                               -----------------

================================================================================
================================================================================

                                  Securities
                      Kingsway Financial Capital Trust I

                          % Trust Preferred Securities
                           US$25 liquidation amount
                    fully and unconditionally guaranteed by
                       Kingsway Financial Services Inc.

[LOGO] K

                               -----------------

                                  PROSPECTUS

                               -----------------

                                 Advest, Inc.

                              Ferris, Baker Watts
                                 Incorporated

                               Keefe, Bruyette &
                                  Woods, Inc.

                                 Raymond James

                       Sandler O'Neill & Partners, L.P.

                                 Putnam Lovell
                                Securities Inc.

                                         , 2002

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.   Indemnification of Directors and Officers

   Under the Corporations Act (Ontario), Kingsway Financial may indemnify a present or former director or officer or a person who acts or acted at Kingsway Financial's request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Kingsway Financial as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

   In accordance with the Corporations Act (Ontario), Kingsway Financial's by-laws provide that it shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Kingsway Financial's request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such body if he acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal action or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

   Kingsway Financial has purchased directors' and officers' liability insurance for the directors and officers of Kingsway. The aggregate annual premium paid by Kingsway Financial is $351,900. The annual insurance coverage under the policy is limited to $50 million per policy year. There is a $100,000 deductible provision for any claim made by Kingsway Financial, but no such deductible provision for claims if made for claims by any director or officer.

   The Underwriting Agreement provides for indemnification by the Underwriters of the Registrants and their officers and directors for certain liabilities arising under the Securities Act, or otherwise.

   The certificate of incorporation and bylaws for Funding Co. provide that Funding Co. shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law.

   The Declaration of Trust limits the liability of the Trust and certain other persons and provides for the indemnification by Funding Co. and the Trust of the trustees, their officers, directors and employees and certain other persons.

ITEM 9.  Exhibits.

   See Exhibit Index.

ITEM 10.  Undertakings

   The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrants hereby undertake that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, Kingsway Financial Services Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada, on October 21, 2002.

                                              KINGSWAY FINANCIAL SERVICES INC.

                                              By:     /s/  WILLIAM G. STAR
                                                  -----------------------------
                                                        William G. Star,
                                                  Chairman, President and Chief
                                                        Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of Kingsway Financial Services Inc., a corporation organized under the laws of Ontario, Canada, hereby constitutes and appoints William G. Star, W. Shaun Jackson and James R. Zuhlke, and each of them, with full power to act without the others, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and registration statements permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                        Title                  Date
          ---------                        -----                  ----

    /s/  WILLIAM G. STAR       Chairman, President and Chief  Oct. 21, 2002
-----------------------------    Executive Officer
       William G. Star           (Principal Executive
                                 Officer)

    /s/  W. SHAUN JACKSON      Executive Vice President and   Oct. 21, 2002
-----------------------------    Chief Financial Officer
      W. Shaun Jackson           (Principal Financial and
                                 Accounting Officer)

    /s/  DAVID H. ATKINS       Director                       Oct. 21, 2002
-----------------------------
       David H. Atkins

    /s/  JOHN L. BEAMISH       Director                       Oct. 21, 2002
-----------------------------
       John L. Beamish

   /s/  JAMES P. CORCORAN      Director                       Oct. 21, 2002
-----------------------------
      James P. Corcoran

  /s/  THOMAS A. DI GIACOMO    Director                       Oct. 21, 2002
-----------------------------
    Thomas A. Di Giacomo

   /s/  BERNARD GLUCKSTEIN     Director                       Oct. 21, 2002
-----------------------------
     Bernard Gluckstein

     /s/  J. BRIAN REEVE       Director                       Oct. 21, 2002
-----------------------------
       J. Brian Reeve

    /s/  F. MICHAEL WALSH      Director                       Oct. 21,2002
-----------------------------
      F. Michael Walsh

    /s/  JAMES R. ZUHLKE       Director                       Oct. 21, 2002
-----------------------------
       James R. Zuhlke

                           AUTHORIZED REPRESENTATIVE

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the undersigned as the duly authorized representative of Kingsway Financial Services Inc. in the United States.

                                              By:     /s/   JAMES R. ZUHLKE
                                                  -----------------------------
                                                         James R. Zuhlke

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, Kingsway U.S. Funding Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on October 21, 2002.

                                              KINGSWAY U.S. FUNDING INC.

                                              By:     /s/   JAMES R. ZUHLKE
                                                  -----------------------------
                                                         James R. Zuhlke
                                                            President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of Kingsway U.S. Funding Inc., a Delaware corporation, hereby constitutes and appoints William G. Star, W. Shaun Jackson and James R. Zuhlke, and each of them, with full power to act without the others, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and registration statements permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                        Title                    Date
          ---------                        -----                    ----

    /S/  JAMES R. ZUHLKE       President and Director
-----------------------------  (Principal Executive Officer)  October 21, 2002
       James R. Zuhlke

  /S/  BRIAN K. WILLIAMSON     Treasurer (Principal           October 21, 2002
-----------------------------    Financial and Accounting
     Brian K. Williamson         Officer)

    /S/  WILLIAM G. STAR       Director                       October 21, 2002
-----------------------------
       William G. Star

    /S/  W. SHAUN JACKSON      Director                       October 21, 2002
-----------------------------
      W. Shaun Jackson

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, Kingsway Financial Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on October 21, 2002.

                                              Kingsway Financial CAPITAL TRUST I

                                              By:     /s/   JAMES R. ZUHLKE
                                                  -----------------------------
                                                         James R. Zuhlke
                                                     Administrative Trustee

                                 EXHIBIT INDEX

Exhibit
Number  Description of Exhibit
------- ----------------------

  1.1*  Form of Underwriting Agreement.

  4.1*  Form of Indenture between Kingsway U.S. Funding Inc., Kingsway Financial Services Inc. and BNY
          Midwest Trust Company, Trustee.

  4.2*  Officer's Certificate setting forth the terms of the Junior Subordinated Debentures.

  4.3*  Form of Junior Subordinated Debenture (included in Exhibit 4.2).

  4.4   Certificate of Trust of Kingsway Financial Capital Trust I.

  4.5   Declaration of Trust of Kingsway Financial Capital Trust I.

  4.6*  Form of Amended and Restated Declaration of Trust of Kingsway Financial Capital Trust I.

  4.7*  Form of Preferred Security (included in Exhibit 4.5).

  4.8*  Form of Common Security (included in Exhibit 4.5).

  4.9*  Form of Preferred Securities Guarantee Agreement between Kingsway Financial Services Inc., as
          Guarantor, and BNY Midwest Trust Company, as Guarantee Trustee.

 4.10*  Form of Subordinated Note.

  5.1*  Opinion of Lord, Bissell & Brook.

  5.2*  Opinion of Richards, Layton & Finger, P.A.

  8.1*  Tax Opinion of Lord, Bissell & Brook.

 12.1*  Computation of Ratio of Earnings to Fixed Charges

 23.1   Consent of KPMG LLP as Auditors.

 23.2   Consent of KPMG LLP as Appointed Actuary.

 23.3   Consent of PricewaterhouseCoopers LLP.

 23.4*  Consent of Lord, Bissell & Brook (included in Exhibit 5.1).

 23.5*  Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).

 24.1   Power of Attorney (included on signature page).

 25.1*  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of BNY Midwest
          Trust Company as Trustee under the Indenture.

 25.2*  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of BNY Midwest
          Trust Company as Property Trustee under the Amended and Restated Declaration of Trust.

 25.3*  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank of New
          York (Delaware) as Delaware Trustee under the Amended and Restated Declaration of Trust.

 25.4*  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of BNY Midwest
          Trust Company as Guarantee Trustee under the Preferred Securities Guarantee Agreement.

--------
*  To be filed by amendment.

                                      E-1